Exhibit 2.1

EXECUTION VERSION

EQUITY AND ASSET EXCHANGE AGREEMENT

by and between

MARTIN MARIETTA MATERIALS, INC.

AND

QUIKRETE HOLDINGS, INC.

Dated as of August 3, 2025

Exhibit

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Ready-Mix Plant Supply Agreement

v

INDEX OF DEFINED TERMS

Defined Term	Location of Definition
ABL Credit Agreement	Section 4.02
Accounting Firm	Section 4.08(a)(iii)
Actual Fraud	Section 8.06(b)
Affiliate	Section 8.06(b)
Affiliate Contract	Section 8.06(b)
Aggregates Acquisition	Section 4.04(b)
Aggregates HSR Filing	Section 4.04(b)
Agreement	Preamble
Alternative Proposal	Section 8.06(b)
Announcements	Section 4.09
Antitrust Laws	Section 8.06(b)
Appointed Representative	Section 8.11(a)
ARC/NAL Clearance	Section 4.04(b)
Assignment and Assumption Agreement	Section 1.03(b)(xi)
Bankruptcy Exceptions	Section 2.02(a)
Bill of Sale	Section 1.03(b)(x)
Business Day	Section 8.06(b)
Business Employee	Section 8.06(b)
Cash Payment	Section 1.01(a)
Cement Acquisition	Section 4.04(b)
Cement HSR Filing	Section 4.04(b)
Cement Terminal Lease	Section 8.06(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 8.06(b)
Collective Bargaining Agreement	Section 2.15(a)
Confidentiality Agreement	Section 4.03
Consent	Section 2.04(b)
Continuation Period	Section 4.06(a)
Contract	Section 8.06(b)
control	Section 8.06(b)
COVID-19	Section 8.06(b)
COVID-19 Measures	Section 8.06(b)
Current Representation	Section 8.07(a)
Dawg	Preamble
Dawg Assumed HR Liabilities	Section 4.06(h)
Dawg Benefit Plan	Section 8.06(b)
Dawg Business Employee	Section 8.06(b)

Dawg Business Employee on Leave	Section 8.06(b)
Dawg Cash	Section 8.06(b)
Dawg Closing Certificate	Section 5.03(c)
Dawg Company Equity Right	Section 3.03
Dawg Consolidated Group	Section 8.06(b)
Dawg Consolidated Return	Section 4.08(b)(iv)
Dawg Continuing Credit Support Obligation	Section 4.15(b)
Dawg Credit Support Obligations	Section 8.06(b)
Dawg Critical Site	Section 8.06(b)
Dawg Deed	Section 8.06(b)
Dawg Disclosure Letter	Section 8.06(b)
Dawg Entities	Section 8.06(b)
Dawg Entity	Section 8.06(b)
Dawg Environmental Deductible	Section 7.03(a)
Dawg Environmental Indemnity Claim	Section 8.06(b)
Dawg Financial Data	Section 3.06(a)
Dawg Fundamental Representations	Section 8.06(b)
Dawg Group	Section 8.06(b)
Dawg Indebtedness	Section 8.06(b)
Dawg Indemnitees	Section 7.01(a)
Dawg Intercompany Accounts	Section 8.06(b)
Dawg Inventory	Section 8.06(b)
Dawg IT Systems	Section 8.06(b)
Dawg Lease	Section 3.08(a)
Dawg Lease Assignment	Section 8.06(b)
Dawg Leased Real Property	Section 3.08(a)
Dawg Material Adverse Effect	Section 8.06(b)
Dawg Material Site	Section 8.06(b)
Dawg Offer Employee	Section 4.07(e)
Dawg Owned Real Property	Section 3.08(a)
Dawg Parties	Section 8.07(a)
Dawg Pre-Closing Bonus	Section 4.07(b)
Dawg Product Site	Section 8.06(b)
Dawg Real Property	Section 3.08(a)
Dawg Releasees	Section 4.16(b)
Dawg Releasors	Section 4.16(a)
Dawg Rep Deductible	Section 7.03(a)
Dawg Restricted Territory	Section 8.06(b)
Dawg Shared Contract	Section 8.06(b)
Dawg Shared Lease	Section 8.06(b)
Dawg Subdivided Property	Section 4.22(c)
Dawg Subdivision	Section 4.22(c)
Dawg TIC Entities	Section 4.08(c)(ii)
Dawg’s 401(k) Plan	Section 4.06(d)
Dawg’s Counsel	Section 8.07(d)

Deeds	Section 8.06(b)
Directly Transferred Assets	Section 8.06(b)
Disputes	Section 8.11(b)
EATH	Section 4.08(c)(i)
Effective Time	Section 1.02
Environmental Laws	Section 8.06(b)
Environmental Liabilities	Section 8.06(b)
Equity Interest	Section 8.06(b)
ERISA	Section 8.06(b)
ERISA Affiliate	Section 8.06(b)
Exchange Act	Section 8.06(b)
Excluded Dawg Assets	Section 8.06(b)
Excluded Marvel Assets	Section 8.06(b)
Final Tax Reporting Statement	Section 4.08(a)(iii)
Foreign Benefit Plan	Section 8.06(b)
GAAP	Section 8.06(b)
Governmental Entity	Section 2.04(b)
Hazardous Substance	Section 8.06(b)
HR Liabilities	Section 4.06(h)
HSR Act	Section 4.04(b)
Indemnified Party	Section 7.05(a)
Indemnifying Party	Section 7.05(a)
Indirectly Transferred Assets	Section 8.06(b)
Intellectual Property	Section 8.06(b)
Intended Tax Treatment	Section 4.08(a)(i)
IRS	Section 8.06(b)
Judgment	Section 2.04(a)
Knowledge	Section 8.06(b)
Law	Section 2.04(a)
Lease Assignments	Section 8.06(b)
Leave Period	Section 4.06(f)
Liens	Section 8.06(b)
Losses	Section 7.01(a)
Marvel	Preamble
Marvel 401(k) Plan	Section 4.06(d)
Marvel Assumed HR Liabilities	Section 4.07(h)
Marvel Benefit Plan	Section 8.06(b)
Marvel Business Employee	Section 8.06(b)
Marvel Business Employee on Leave	Section 8.06(b)
Marvel Cash	Section 8.06(b)
Marvel Closing Certificate	Section 5.02(c)
Marvel Company Equity Right	Section 2.03
Marvel Consolidated Group	Section 8.06(b)
Marvel Consolidated Return	Section 4.08(b)(iv)
Marvel Continuing Credit Support Obligation	Section 4.15(a)

Marvel Credit Support Obligations	Section 8.06(b)
Marvel Critical Site	Section 8.06(b)
Marvel Deed	Section 8.06(b)
Marvel Disclosure Letter	Section 8.06(b)
Marvel Entities	Section 8.06(b)
Marvel Entity	Section 8.06(b)
Marvel Environmental Deductible	Section 7.03(c)
Marvel Environmental Indemnity Claim	Section 8.06(b)
Marvel Financial Data	Section 2.06(a)
Marvel Fundamental Representations	Section 8.06(b)
Marvel Group	Section 8.06(b)
Marvel Indebtedness	Section 8.06(b)
Marvel Indemnitees	Section 7.02(a)
Marvel Intercompany Accounts	Section 8.06(b)
Marvel Inventory	Section 8.06(b)
Marvel IT Systems	Section 8.06(b)
Marvel Lease	Section 2.08(a)
Marvel Lease Assignment	Section 8.06(b)
Marvel Leased Real Property	Section 2.08(a)
Marvel Material Adverse Effect	Section 8.06(b)
Marvel Material Site	Section 8.06(b)
Marvel Offer Employee	Section 4.06(e)
Marvel Owned Real Property	Section 2.08(a)
Marvel Parties	Section 8.07(d)
Marvel Pre-Closing Bonus	Section 4.06(b)
Marvel Product Site	Section 8.06(b)
Marvel Real Property	Section 2.08(a)
Marvel Releasees	Section 4.16(a)
Marvel Releasors	Section 4.16(b)
Marvel Rep Deductible	Section 7.03(c)
Marvel Restricted Territory	Section 8.06(b)
Marvel Shared Contract	Section 8.06(b)
Marvel Shared Leases	Section 8.06(b)
Marvel Subdivided Property	Section 4.22(b)
Marvel Subdivision	Section 4.22(b)
Marvel’s Counsel	Section 8.07(a)
Material Dawg Contracts	Section 3.10(a)(ix)
Material Dawg Customers	Section 3.20
Material Dawg Suppliers	Section 3.20
Material Marvel Contracts	Section 2.10(a)(ix)
Material Marvel Customers	Section 2.20
Material Marvel Suppliers	Section 2.20
Midlothian Assemblage	Section 8.06(b)
Midlothian Assemblage Reserves	Section 2.08(f)
Multiemployer Plan	Section 8.06(b)

Nonassignable Asset	Section 1.05
NYSE	Section 8.06(b)
OFAC	Section 8.06(b)
Organizational Documents	Section 8.06(b)
Outside Date	Section 6.01(a)(iv)(A)
Permit	Section 2.11
Permitted Liens	Section 8.06(b)
Person	Section 8.06(b)
Post-Closing Representation	Section 8.07(a)
Pre-Closing Dawg Accounts Payable	Section 8.06(b)
Pre-Closing Dawg Accounts Receivable	Section 8.06(b)
Pre-Closing Dawg Environmental Liability	Section 8.06(b)
Pre-Closing Marvel Accounts Payable	Section 8.06(b)
Pre-Closing Marvel Accounts Receivable	Section 8.06(b)
Pre-Closing Marvel Environmental Liability	Section 8.06(b)
Pre-Closing Tax Period	Section 8.06(b)
Preparing Party	Section 4.08(h)(i)
Proceeding	Section 2.13
Product Operations	Section 8.06(b)
Qualified Intermediary	Section 4.08(c)(i)
Ready-Mix Plant Supply Agreement	Section 1.03(b)(xii)
Ready-Mix Plant Lease	Section 8.06(b)
Release	Section 8.06(b)
Remedial Action	Section 8.06(b)
Remedy Actions	Section 4.04(c)
Restraints	Section 5.01(a)
Retained Dawg Business	Section 8.06(b)
Retained Dawg HR Liabilities	Section 4.06(h)
Retained Dawg Liabilities	Section 8.06(b)
Retained Dawg Tax Liabilities	Section 8.06(b)
Retained Marvel Business	Section 8.06(b)
Retained Marvel HR Liabilities	Section 4.07(h)
Retained Marvel Liabilities	Section 8.06(b)
Retained Marvel Tax Liabilities	Section 8.06(b)
Retained Tax Liabilities	Section 8.06(b)
Sanctioned Country	Section 8.06(b)
Sanctioned Person	Section 8.06(b)
Sanctions	Section 8.06(b)
Securities Act	Section 8.06(b)
Software	Section 8.06(b)
Straddle Period	Section 8.06(b)
Subsidiary	Section 8.06(b)
Tax Reporting Statement	Section 4.08(a)(ii)
Tax Return	Section 8.06(b)
Taxes	Section 8.06(b)

x

Taxing Authority	Section 8.06(b)
Third-Party Claim	Section 7.05(a)
Trade Laws	Section 8.06(b)
Trade Secrets	Section 8.06(b)
Transaction Agreements	Section 8.06(b)
Transactions	Section 1.01(c)
Transfer Taxes	Section 8.06(b)
Transferred Canadian Dawg Company	Section 8.06(b)
Transferred Dawg Asset	Section 1.05
Transferred Dawg Assets	Section 8.06(b)
Transferred Dawg Business	Section 8.06(b)
Transferred Dawg Business Assets	Section 8.06(b)
Transferred Dawg Business Group	Section 8.06(b)
Transferred Dawg Business Group Member	Section 8.06(b)
Transferred Dawg Business Intellectual Property	Section 8.06(b)
Transferred Dawg Companies	Recitals
Transferred Dawg Employee	Section 8.06(b)
Transferred Dawg Equity Interests	Recitals
Transferred Dawg Intellectual Property	Section 8.06(b)
Transferred Dawg IT Systems	Section 8.06(b)
Transferred Dawg Leased Real Property	Section 8.06(b)
Transferred Dawg Liability	Section 8.06(b)
Transferred Dawg Owned Real Property	Section 8.06(b)
Transferred Dawg Personal Property	Section 8.06(b)
Transferred Dawg Real Property	Section 8.06(b)
Transferred Entities	Section 8.06(b)
Transferred Marvel Asset	Section 1.05
Transferred Marvel Assets	Section 8.06(b)
Transferred Marvel Business	Section 8.06(b)
Transferred Marvel Business Assets	Section 8.06(b)
Transferred Marvel Business Group	Section 8.06(b)
Transferred Marvel Business Group Member	Section 8.06(b)
Transferred Marvel Business Intellectual Property	Section 8.06(b)
Transferred Marvel Companies	Recitals
Transferred Marvel Employee	Section 8.06(b)
Transferred Marvel Equity Interests	Recitals
Transferred Marvel Intellectual Property	Section 8.06(b)
Transferred Marvel IT Systems	Section 8.06(b)
Transferred Marvel Leased Real Property	Section 8.06(b)
Transferred Marvel Liability	Section 8.06(b)
Transferred Marvel Owned Real Property	Section 8.06(b)
Transferred Marvel Personal Property	Section 8.06(b)
Transferred Marvel Real Property	Section 8.06(b)
Transition Services Agreement	Section 1.03(b)(iii)
Voting Dawg Company Debt	Section 3.03

Voting Marvel Company Debt	Section 2.03
Workers’ Compensation Claim	Section 8.06(b)
Workers’ Compensation Event	Section 8.06(b)

EQUITY AND ASSET EXCHANGE AGREEMENT, dated as of August 3, 2025 (this “Agreement”), between Martin Marietta Materials, Inc., a North Carolina corporation (“Marvel”) and Quikrete Holdings, Inc., a Delaware corporation (“Dawg”).

WHEREAS, Marvel directly or indirectly holds all of the issued and outstanding equity interests of each of the entities set forth on Section 1.01 of the Marvel Disclosure Letter (the “Transferred Marvel Companies” and such equity interests, the “Transferred Marvel Equity Interests”), and owns, directly or indirectly through the other Marvel Entities, the Transferred Marvel Assets;

WHEREAS, Dawg directly or indirectly holds all of the issued and outstanding equity interests of each of the entities set forth on Section 1.01 of the Dawg Disclosure Letter (the “Transferred Dawg Companies” and such equity interests, the “Transferred Dawg Equity Interests”), and owns, directly or indirectly through the other Dawg Entities, the Transferred Dawg Assets;

WHEREAS, Marvel and Dawg desire to engage in a transaction pursuant to which the parties will (i) exchange certain assets and (ii) sell, transfer and assign certain assets and liabilities, on the one hand, and acquire and assume certain assets and liabilities on the other hand;

WHEREAS, with respect to such transaction, Marvel desires to exchange, sell, transfer and assign to Dawg, and Dawg desires to acquire and assume from Marvel, the Transferred Marvel Equity Interests, the Transferred Marvel Assets and the Transferred Marvel Liabilities;

WHEREAS, with respect to such transaction, Dawg desires to exchange, sell, transfer and assign to Marvel, and Marvel desires to acquire and assume from Dawg, the Transferred Dawg Equity Interests, the Transferred Dawg Assets and the Transferred Dawg Liabilities;

WHEREAS, Marvel and Dawg desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:

ARTICLE I

Purchase and Sale of the Transferred Equity Interests and the Transferred Assets; Closing

SECTION 1.01.       Purchase and Sale of the Transferred Equity Interests and Transferred Assets.

(a)       On the terms and subject to the conditions of this Agreement, at the Closing, (i) Marvel shall, and shall cause all of the other relevant Marvel Entities to, sell, transfer and deliver to Dawg, and Dawg shall purchase and accept from Marvel, the Transferred Marvel Equity Interests and (ii) Marvel shall, and shall cause all of the other relevant Marvel Entities to, sell, transfer, convey, assign and deliver to Dawg, and Dawg shall accept the sale, transfer, conveyance, assignment and delivery by each Marvel Entity, all of each such Marvel Entity’s rights, title and interests in, to and under the Transferred Marvel Assets, and (iii) Marvel shall assume the Transferred Dawg Liabilities, in exchange for (A) the Transferred Dawg Assets, (B) the Transferred Dawg Equity Interests, (C) Dawg’s assumption of the Transferred Marvel Liabilities and (D) an aggregate cash payment from Dawg of $450,000,000 (the “Cash Payment”), payable as set forth in Section 1.03.

(b)       On the terms and subject to the conditions of this Agreement, at the Closing, (i) Dawg shall, and shall cause all of the other relevant Dawg Entities to, sell, transfer and deliver to Marvel, and Marvel shall purchase and accept from Dawg, the Transferred Dawg Equity Interests, (ii) Dawg shall, and shall cause all of the other relevant Dawg Entities to, sell, transfer, convey, assign and deliver to Marvel, and Marvel shall accept the sale, transfer, conveyance, assignment and delivery by each Dawg Entity, all of each such Dawg Entity’s rights, title and interests in, to and under the Transferred Dawg Assets, and (iii) Dawg shall assume the Transferred Marvel Liabilities, in exchange for (A) the Transferred Marvel Assets, (B) the Transferred Marvel Equity Interests and (C) Marvel’s assumption of the Transferred Dawg Liabilities.

(c)       The purchase and sale of the Transferred Marvel Equity Interests and Transferred Marvel Assets and the assumption of the Transferred Dawg Liabilities in exchange for the purchase and sale of the Transferred Dawg Equity Interests and Transferred Dawg Assets and the assumption of the Transferred Marvel Liabilities, together with the payment by Dawg of the Cash Payment and the consummation of the other transactions contemplated by this Agreement and the other Transaction Agreements, are referred to as the “Transactions”.

SECTION 1.02.       Closing Date.  The closing of the Transactions (the “Closing”) shall take place remotely by electronic (including pdf, DocuSign or otherwise) exchange of documents and signatures at 10:00 a.m., New York City time, on the fifth Business Day following the satisfaction (or, to the extent permitted by applicable Law, the waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article V (other than those conditions which by their terms are to be satisfied at the Closing but subject to the satisfaction at the Closing or waiver of such conditions), or at such other place, time and date as shall be agreed in writing between Marvel and Dawg; provided, the Closing shall not occur prior to October 1, 2025. The date on which the Closing occurs is referred to as the “Closing Date”.  The Closing shall be deemed to be effective as of 11:59 p.m., New York City time, on the Closing Date (the “Effective Time”).

SECTION 1.03.       Transactions to be Effected at the Closing.  At the Closing:

(a)       Dawg shall deliver to Marvel, and Marvel shall accept (on behalf of itself or the applicable Marvel Entity), payment by wire transfer of immediately available funds to a U.S. bank account designated in writing by Marvel at least two Business Days prior to the Closing Date, in an amount equal to the Cash Payment.

(b)        Marvel shall, or shall cause the applicable Marvel Entities to, deliver to Dawg or the applicable Dawg Entity:

(i)      any certificates representing any certificated Transferred Marvel Equity Interests and customary instruments of transfer and assignment of the Transferred Marvel Equity Interests, in form and substance reasonably satisfactory to Dawg, duly executed by Marvel or the applicable Marvel Entities;

(ii)       the certificate required to be delivered pursuant to Section 5.02(c);

(iii)      the Transition Services Agreement, substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”), duly executed by Marvel;

(iv)      originals of the Marvel Deeds, duly executed by, and notarized on behalf of, the applicable Marvel Entities;

(v)       the Marvel Lease Assignments, duly executed by the applicable Marvel Entities;

(vi)     a Joint Instruction (as defined in that certain Escrow Agreement, dated November 22, 2024, by and among RK Hall, LLC (“RK”), Marvel, and Western Alliance Bank (the “RMC Escrow Agreement”), to release the Escrow Fund (as defined in the RMC Escrow Agreement), duly executed by Marvel;

(vii)     the Marvel Shared Leases, duly executed by Marvel or one of its Affiliates, to the extent that any Marvel Subdivision has not been completed by the Closing Date in accordance with Section 4.22(b);

(viii)    the Dawg Lease Assignments, duly executed by Marvel or one of its Affiliates;

(ix)      the Dawg Shared Leases, duly executed by Marvel or one of its Affiliates, to the extent that any Dawg Subdivision has not been completed by the Closing Date in accordance with Section 4.22(c);

(x)       a bill of sale, substantially in the form attached hereto as Exhibit B (each, a “Bill of Sale”), duly executed by each applicable Marvel Entity;

(xi)      an assignment and assumption agreement, substantially in the form attached hereto as Exhibit C (each, an “Assignment and Assumption Agreement”), duly executed by the applicable Marvel Entity;

(xii)     the Ready-Mix Plant Supply Agreements, each substantially in the form attached hereto as Exhibit D (the “Ready-Mix Plant Supply Agreements”), duly executed by Marvel or one of its Affiliates; and

(xiii)    the tax forms to be delivered pursuant to Section 4.08(f).

(c)       Dawg shall, or shall cause the applicable Dawg Entities to, deliver to Marvel or the applicable Marvel Entity:

(i)       any certificates representing any certificated Transferred Dawg Equity Interests and customary instruments of transfer and assignment of the Transferred Dawg Equity Interests, in form and substance reasonably satisfactory to Marvel, duly executed by Dawg or the applicable Dawg Entities;

(ii)       the certificate required to be delivered pursuant to Section 5.03(c);

(iii)      the Transition Services Agreement, duly executed by Dawg;

(iv)      originals of the Dawg Deeds, duly executed by, and notarized on behalf of, the applicable Dawg Entities;

(v)       the Dawg Lease Assignments, duly executed by the applicable Dawg Entities;

(vi)      the Dawg Shared Leases, duly executed by Dawg or one of its Affiliates, to the extent that any Dawg Subdivision has not been completed by the Closing Date in accordance with Section 4.22(c);

(vii)     the Marvel Shared Leases, duly executed by Dawg or one of its Affiliates, to the extent that any Marvel Subdivision has not been completed by the Closing Date in accordance with Section 4.22(b);

(viii)    the Marvel Lease Assignments, duly executed by Dawg or one of its Affiliates;

(ix)      a Bill of Sale, duly executed by each applicable Dawg Entity;

(x)       an Assignment and Assumption Agreement, duly executed by the applicable Dawg Entity;

(xi)      the Ready-Mix Plant Supply Agreements, duly executed by Dawg or one of its Affiliates;

(xii)     a Joint Instruction (as defined in the RMC Escrow Agreement), to release the Escrow Fund (as defined in the RMC Escrow Agreement), duly executed by RK; and

(xiii)    the tax forms to be delivered pursuant to Section 4.08(f).

SECTION 1.04.       Withholding.  Dawg, Marvel and their respective Affiliates shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other provision of U.S. federal, state, local or non-U.S. Tax Law.  To the extent that amounts are so deducted or withheld and timely remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, and the applicable payor shall provide to the applicable payee written notice of the amounts so deducted or withheld.  Subject to applicable Law, and without limiting the foregoing, to the extent that the cash consideration payable to a Person is insufficient to satisfy any applicable withholding or deduction required with respect to such Person, the parties shall cooperate to ensure that the Person in respect of whom such deduction or withholding is required bears such withholding or deduction (including by requiring such Person to make a payment in cash to the applicable payor to satisfy such withholding or deduction). Dawg, Marvel and their respective Affiliates shall reasonably cooperate to obtain any available reduction of or relief from any deduction or withholding.  Notwithstanding the foregoing, Dawg and Marvel agree that no U.S. federal income tax withholding shall be required provided the forms specified in Section 4.08(f) are provided prior to the Closing.

SECTION 1.05.       Assignability.  Nothing in the Transaction Agreements shall be construed as an attempt by Marvel or any Affiliate of Marvel to assign or transfer any Transferred Marvel Asset or by Dawg or any Affiliate of Dawg to assign or transfer any Transferred Dawg Asset, which by its terms or by applicable Law is not assignable or transferable without the Consent of a third party or a Governmental Entity or that is cancelable by a third party or Governmental Entity in the event of an assignment or transfer (“Nonassignable Asset”), unless and until such Consent shall have been obtained.  To the extent permitted by applicable Law, in the event Consents to the assignment or transfer thereof cannot be obtained prior to the Closing, such Nonassignable Assets shall be held, as of and from the Closing, (i) with respect to any Transferred Marvel Asset, by Marvel or the applicable Affiliate of Marvel in trust for Dawg, and the covenants and obligations thereunder shall be performed by Dawg, and all benefits and obligations existing thereunder shall be for Dawg’s account and (ii) with respect to any Transferred Dawg Asset, by Dawg or the applicable Affiliate of Dawg in trust for Marvel, and the covenants and obligations thereunder shall be performed by Marvel, and all benefits and obligations existing thereunder shall be for Marvel’s account.  With respect to any Transferred Marvel Asset that is a Nonassignable Asset, Marvel shall take or cause to be taken at Dawg’s expense such actions as Dawg may reasonably request so as to provide Dawg with the benefits of such Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under such Nonassignable Assets, and Marvel or the applicable Affiliates of Marvel shall promptly pay over to Dawg all money or other consideration received by it in respect of all such Nonassignable Assets.  With respect to any Transferred Dawg Asset that is a Nonassignable Asset, Dawg shall take or cause to be taken at Marvel’s expense such actions as Marvel may reasonably request so as to provide Marvel with the benefits of such Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under such Nonassignable Assets, and Dawg or the applicable Affiliates of Dawg shall promptly pay over to Marvel all money or other consideration received by it in respect of all such Nonassignable Assets.  As of and from the Closing, (i) Marvel, on behalf of itself and its Affiliates, authorizes Dawg, to the extent permitted by applicable Law and the terms of the applicable Nonassignable Assets, to perform all the obligations and receive all the benefits of Marvel and/or its Affiliates under such Nonassignable Assets, and Dawg agrees to be responsible for any breach of warranty for goods or services provided by Dawg thereunder or any related repurchase, indemnity or service obligations owed to the third-party contract party under any such Nonassignable Asset arising out of Dawg’s performance thereof and (ii) Dawg, on behalf of itself and its Affiliates, authorizes Marvel, to the extent permitted by applicable Law and the terms of the applicable Nonassignable Assets, to perform all the obligations and receive all the benefits of Dawg and/or its Affiliates under such Nonassignable Assets, and Marvel agrees to be responsible for any breach of warranty for goods or services provided by Marvel thereunder or any related repurchase, indemnity or service obligations owed to the third-party contract party under any such Nonassignable Asset arising out of Marvel’s performance thereof. If the applicable Consent is obtained following the Closing, then the parties hereto shall promptly enter into an assignment and assumption agreement or other appropriate transfer documentation for such Nonassignable Asset, in substantially the form of the Assignment and Assumption Agreement to the extent relevant, and thereafter such Nonassignable Asset shall be deemed to be a “Transferred Marvel Asset” or “Transferred Dawg Asset”, as applicable, for all purposes under this Agreement.

SECTION 1.06.        Proration.  Marvel and Dawg shall apportion all (i) rents and utilities, (ii) all non-income Taxes for the current taxable period and (iii) prepaid liabilities, obligations, royalties, deposits and assets, in each case, with respect to the Transferred Marvel Business or the Transferred Dawg Business, as applicable, based upon the number of days before and after the Closing Date (and in the case of clause (ii), in accordance with Section 4.08(g)). With respect to the Transferred Marvel Business, Marvel shall be responsible for all such costs before the Effective Time and Dawg shall be responsible for all such costs after the Effective Time. With respect to the Transferred Dawg Business, Dawg shall be responsible for all such costs before the Effective Time and Marvel shall be responsible for all such costs after the Effective Time. Each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto (including bills, statements or other charges provided by one of the parties to the other party) and upon its receipt of any such bill, statement or other charge, each party shall promptly disclose a copy to the other party. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of the Effective Time. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.

ARTICLE II

Representations and Warranties of Marvel

Except as set forth in the Marvel Disclosure Letter (it being understood that each item set forth in any section of the Marvel Disclosure Letter shall be deemed to apply to the representation and warranty of Marvel contained in this Agreement to which such section corresponds in number and to each other section of the Marvel Disclosure Letter and each other representation and warranty of Marvel contained in this Agreement to which its relevance is reasonably apparent from the face of such disclosure), Marvel hereby represents and warrants to Dawg as follows:

SECTION 2.01.        Organization and Standing; Power.

(a)     Each of the Marvel Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.  Marvel has the requisite corporate or other organizational power and authority to enable it to execute, deliver and perform this Agreement and to consummate (or cause to be consummated) the transactions contemplated hereby.  Each Marvel Entity has, or will have at the Closing, the requisite corporate or other organizational power and authority to execute, deliver and perform each other Transaction Agreement to which it is or will be a party and to consummate the Transactions.

(b)      Each Transferred Marvel Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.  Each Transferred Marvel Company has the requisite organizational power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Marvel Material Adverse Effect.  Each Transferred Marvel Company is duly qualified to do business and in good standing (to the extent the concept is recognized by the applicable jurisdiction) in each jurisdiction in which the conduct or nature of its business or the ownership or lease of its properties or assets makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Marvel Material Adverse Effect.

(c)        Marvel has made available to Dawg complete, true and correct copies of the Organizational Documents of each Transferred Marvel Company, as amended to the date of this Agreement.

SECTION 2.02.       Authority; Execution and Delivery; Enforceability.

(a)      The execution, delivery and performance by Marvel of this Agreement and the consummation by the Marvel Entities of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action.  Marvel has duly executed and delivered this Agreement, and this Agreement, assuming the due authorization, execution and delivered of this Agreement by Dawg, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at Law (the “Bankruptcy Exceptions”).

(b)       The execution, delivery and performance by the Marvel Entities of each other Transaction Agreement to which it is or will be party and the consummation by the Marvel Entities of the Transactions have been, or will be at the Closing, duly authorized by all necessary corporate or other organizational action. Each Marvel Entity has, or will have at the Closing, duly executed and delivered each other Transaction Agreement to which it is or will be party, and each such Transaction Agreement, assuming the due authorization, execution and delivery of each such Transaction Agreement by Dawg or its Affiliate, constitutes or will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy Exceptions.

SECTION 2.03.       Capitalization.  No Transferred Marvel Company has any Equity Interests in any other Person. Except for the Transferred Marvel Equity Interests, there are no Equity Interests of the Transferred Marvel Companies issued, reserved for issuance or outstanding.  There are no bonds, debentures, notes or other indebtedness of the Transferred Marvel Companies having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which holders of the Transferred Marvel Equity Interests may vote (“Voting Marvel Company Debt”).  There are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Transferred Marvel Company is party or by which any Transferred Marvel Company is bound (A) obligating any Transferred Marvel Company to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests of any Transferred Marvel Company, or any security convertible into, or exercisable or exchangeable for, any Equity Interest in any Transferred Marvel Company or any Voting Marvel Company Debt or (B) obligating any Transferred Marvel Company to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking (each, a “Marvel Company Equity Right”).  There are no other agreements to which any Transferred Marvel Company is a party, or among the holders of the Transferred Marvel Equity Interests, with respect to the voting or transfer of the Transferred Marvel Equity Interests.  None of the Transferred Marvel Equity Interests were issued in violation of statutory preemptive rights or similar contractual rights.

SECTION 2.04.        No Conflicts; Consents.

(a)       Except as set forth on Section 2.04(a) of the Marvel Disclosure Letter, the execution, delivery and performance by each Marvel Entity of each of the Transaction Agreements to which it is or will be a party, the consummation of the Transactions and the compliance by such Marvel Entity with the terms thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than any Permitted Liens) upon any of the Transferred Marvel Equity Interests or Transferred Marvel Business Assets under (i) the Organizational Documents of such Marvel Entity, (ii) assuming that the Consents referred to in Section 2.04(b) are obtained prior to the Closing Date and the registrations, declarations and filings referred to in Section 2.04(b) are made prior to the Closing Date, (A) any Material Marvel Contract to which such Marvel Entity is a party or by which any of the Transferred Marvel Equity Interests or Transferred Marvel Business Assets is bound or (B) any judgment, ruling, order, consent agreement, writ, arbitral award or decree by or of any Governmental Entity (a “Judgment”), any federal, provincial, state, municipal, local or foreign statute, law, common law, ordinance, rule, order, or regulation enacted, adopted, issued or promulgated by any Governmental Entity (a “Law”) or any Permit applicable to such Marvel Entity, the Transferred Marvel Equity Interests or any of the Transferred Marvel Business Assets, other than, in the case of clause (ii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Marvel Material Adverse Effect.

(b)       No consent, waiver, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, any federal, provincial, state, municipal, local or foreign government or any court or arbitral body of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to any Transferred Marvel Business Group Member in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Agreements or the consummation of the Transactions, other than (i) filings required under, and compliance with other applicable requirements of, Antitrust Laws, (ii) filings required under, and compliance with other applicable requirements of, the Securities Act and the Exchange Act, (iii) compliance with the rules and regulations of the NYSE, (iv) compliance with any applicable state or provincial securities or “Blue Sky” laws, (v) those that may be required solely by reason of Dawg’s or any of its Affiliates’ (as opposed to any other third Person’s) participation in the Transactions and (vi) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Marvel Material Adverse Effect.

SECTION 2.05.      The Transferred Marvel Equity Interests and Transferred Marvel Assets.  Marvel is the sole record and beneficial owner of the Transferred Marvel Equity Interests and has good and valid title to the Transferred Marvel Equity Interests, free and clear of all Liens, except Liens imposed under applicable securities Laws. Assuming Dawg has the requisite corporate or other organizational power and authority to be the lawful owner of the Transferred Marvel Equity Interests, upon completion of the actions described in Section 1.03(a) and Section 1.03(b), Dawg shall be the record and beneficial owner of the Transferred Marvel Equity Interests, free and clear of all Liens, other than Liens imposed under applicable securities Laws or those arising from acts of Dawg or its Affiliates. The Marvel Entities have good and valid title to, or valid leasehold interests in or right to use, the Transferred Marvel Assets, in each case free and clear of any Liens, other than Permitted Liens or those arising from acts of Dawg or its Affiliates, except as would not be reasonably expected to, individually or in the aggregate, have a material impact on the Transferred Marvel Business, taken as a whole. This Section 2.05 does not relate to Marvel Owned Real Property or Marvel Leased Real Property, which are the subject of Section 2.08.

SECTION 2.06.        Financial Statements; No Undisclosed Liabilities.

(a)       Section 2.06(a) of the Marvel Disclosure Letter sets forth true and correct copies of certain financial data of the Transferred Marvel Business (“Marvel Financial Data”).  The Marvel Financial Data have been accurately derived from the books and records of Marvel for the periods indicated therein and on that basis fairly present in all material respects the financial position and results of operations of the Transferred Marvel Business for the periods indicated therein, except as may be indicated in the notes thereto.

(b)     No Transferred Marvel Company nor the Transferred Marvel Business is subject to any liabilities or obligations of any nature, whether accrued, absolute, determined, determinable, fixed or contingent, whether or not of a type that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for those liabilities and obligations (i) disclosed, reflected or reserved against or provided for in the Marvel Financial Data, (ii) incurred in the ordinary course of business after March 31, 2025, (iii) as contemplated by this Agreement or (iv) that, individually or in the aggregate, would not reasonably be expected to result in a Marvel Material Adverse Effect.

(c)       The books of account and other corporate and financial records of the Transferred Marvel Companies, and of the Marvel Entities to the extent related to the Transferred Marvel Business, have been maintained in accordance with sound business practices and comply in all material respects with any applicable Laws.

SECTION 2.07.       Personal Property.  Each Transferred Marvel Company or a Marvel Entity has good and valid title to, or a valid leasehold interest in or right to use, all of the material personal property they purport to own or lease, other than those assets disposed of in the ordinary course of business since March 31, 2025, in each case free and clear of any Liens (other than any Permitted Liens).  All material items of tangible personal property included in the

Transferred Marvel Business Assets are located at the Marvel Product Sites (except to the extent temporarily located elsewhere in the ordinary course of business).

SECTION 2.08.        Real Property.

(a)       Section 2.08(a) of the Marvel Disclosure Letter sets forth a true, correct and complete list (which list may be a list of the Marvel Product Sites) of all the real property primarily used or held for use in the Transferred Marvel Business, identifying whether each is owned by a Transferred Marvel Business Group Member (the “Marvel Owned Real Property”) or leased, subleased, licensed or otherwise occupied by a Transferred Marvel Business Group Member (the “Marvel Leased Real Property”, and together with the Marvel Owned Real Property, the “Marvel Real Property”) or both, and which Transferred Marvel Business Group Member is the fee owner of any Marvel Owned Real Property or the tenant, subtenant or licensee under a lease, sublease, license or occupancy agreement of any Marvel Leased Real Property (each, a “Marvel Lease”).

(b)      A Transferred Marvel Business Group Member has free and clear of all Liens other than Permitted Liens, good and valid fee simple title to each Marvel Owned Real Property.  There are no outstanding sales agreements, options, rights of first offer or rights of first refusal for the benefit of a third party to purchase any such Marvel Owned Real Property or any portion thereof or interest therein.  No Marvel Owned Real Property is presently subject to any mortgage or deed of trust.  Except as is not and would not, individually or in the aggregate, reasonably be expected to have a Marvel Material Adverse Effect, with respect to each Marvel Owned Real Property: (i) there is no condemnation or other proceeding in eminent domain, pending or, to the Knowledge of Marvel, threatened, affecting such Marvel Owned Real Property or any portion thereof or interest therein, and (ii) the Transferred Marvel Business Group Member that is the owner thereof has not leased or granted to any third party a right to use or occupy all or any portion of such Marvel Owned Real Property.

(c)      A Transferred Marvel Business Group Member has or will have, free and clear of all Liens other than Permitted Liens, a good and valid leasehold, subleasehold or license interest (as tenant, subtenant or licensee) in each Marvel Leased Real Property.  Except as is not and would not, individually or in the aggregate, reasonably be expected to have a Marvel Material Adverse Effect, with respect to each Marvel Lease: (i) such Marvel Lease is valid, binding and in full force and effect and is, or will be, as of the Closing Date, enforceable by the Transferred Marvel Business Group Member party thereto in accordance with its terms, subject to the Bankruptcy Exceptions, (ii) the Transferred Marvel Business Group Member party thereto is not in breach or default thereunder, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by such Transferred Marvel Business Group Member, or permit the termination, modification or acceleration of rent under such Marvel Lease by any counterparty thereto, and (iii) to the Knowledge of Marvel, no counterparty to such Marvel Lease is in breach or default thereunder, and, to the Knowledge of Marvel, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by any such counterparty or permit the termination or modification thereof by the Transferred Marvel Business Group Member party thereto, and (iv) the applicable Transferred Marvel Business Group Member has not subleased or granted to any third party a right to use or occupy all or any portion of such Marvel Leased Real Property.  To the extent in Marvel’s possession, Marvel has provided Dawg with a true, correct and complete copy of each Marvel Lease, together with all material amendments and modifications thereto.

(d)      The applicable Transferred Marvel Business Group Member has sufficient rights of access to, and sufficient utilities servicing, each Marvel Owned Real Property and each Marvel Leased Real Property, for the conduct of the Transferred Marvel Business as presently conducted, and there are no material pending or, to the Knowledge of Marvel, threatened Proceedings by any Governmental Entity or any other Person to cancel, terminate or modify such rights of access or utilities, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Marvel Material Adverse Effect.  No Transferred Marvel Business Group Member has received any unresolved written notice alleging any material encroachment, material violation of, or material non-compliance with, any applicable Law, in each case, as it relates to any Marvel Owned Real Property or Marvel Leased Real Property, and to the Knowledge of Marvel, no such unresolved material encroachment, violation or non-compliance exists.

(e)      The structural improvements at the Marvel Owned Real Property and Marvel Leased Real Property are in adequate working order for the conduct of the Transferred Marvel Business as currently conducted (reasonable wear and tear excepted), except for any failure to be in good working order as would not, individually or in the aggregate, reasonably be expected to have a Marvel Material Adverse Effect.

(f)        As of the date of this Agreement, (i) Marvel does not, and Marvel does not permit any Marvel Entity to, mine or extract any limestone, sandstone, dolomite, quartzite or any other rock or mineral of any kind or nature lying within the subsurface of the Midlothian Assemblage (the “Midlothian Assemblage Reserves”) and (ii) Marvel does not have any intent to convey the Midlothian Assemblage to any third party buyer for the purpose of mining or extracting any Midlothian Assemblage Reserves.

SECTION 2.09.        Intellectual Property; Information Technology.

(a)       Except as set forth on Section 2.09(a) of the Marvel Disclosure Letter, no Transferred Marvel Business Intellectual Property is licensed by any Marvel Entity to any third party. Marvel or one of its Affiliates is the owner or permitted licensee of all Transferred Marvel Business Intellectual Property, free and clear of any Liens (other than Permitted Liens). A Marvel Entity owns all Transferred Marvel Business Intellectual Property developed by or on behalf of such Marvel Entity. Except as would not be reasonably expected to have, individually or in the aggregate, a Marvel Material Adverse Effect, there are no written claims or demands pending or threatened in writing against Marvel or any Affiliate thereof by any other Person pertaining to (i) any Transferred Marvel Business Intellectual Property, or (ii) the alleged infringement by the conduct of the Transferred Marvel Business of any Intellectual Property owned by a third party, and no Proceedings have been instituted or are pending which challenge the rights of Marvel or any Affiliate thereof in the Transferred Marvel Business Intellectual Property.

(b)       A Marvel Entity owns or otherwise has sufficient rights to use all Transferred Marvel IT Systems, and all such rights will survive the consummation of the Transactions unchanged. Except as would not be reasonably expected to have, individually or in the aggregate, a Marvel Material Adverse Effect, the Transferred Marvel IT Systems (i) are sufficient for the current and anticipated needs of the Transferred Marvel Business, (ii) operate and perform in accordance with their documentation and functional specifications, (iii) have not malfunctioned or failed in a manner that has caused a disruption or liability to the Marvel Entities, and (iv) are free from any bugs, defects, “back doors,” “drop dead devices,” “time bombs,” “Trojan horses,” “viruses,” “worms,” “spyware,” “malware” or any other disabling or malicious code.  Except as would not be reasonably expected to have, individually or in the aggregate, a Marvel Material Adverse Effect, the Marvel Entities have taken all actions consistent with current industry standards to protect the confidentiality, integrity and security of the Transferred Marvel IT Systems against unauthorized use, access, interruption, modification or corruption.  Except as would not be reasonably expected to have, individually or in the aggregate, a Marvel Material Adverse Effect, no Person has breached, gained unauthorized access to, used without authorization, interrupted, modified or corrupted the Transferred Marvel IT Systems. Except as would not be reasonably expected to have, individually or in the aggregate, a Marvel Material Adverse Effect, the Marvel Entities have implemented and maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, consistent with industry practices of companies offering similar services, and act in compliance therewith. Except as would not be reasonably expected to have, individually or in the aggregate, a Marvel Material Adverse Effect, no third party providing services to any Marvel Entity with respect to the Transferred Marvel IT Systems has failed to meet any material service obligations.

SECTION 2.10.      Contracts.  (a) Section 2.10(a) of the Marvel Disclosure Letter sets forth, as of the date of this Agreement, those Contracts in effect as of the date of this Agreement to which any Transferred Marvel Business Group Member is a party to or is bound by and that is any of the following, but excluding in each case (x) any Marvel Benefit Plan for which no Transferred Marvel Company, nor Dawg or any of its Affiliates, will be subject to any liability or obligation after the Closing, and (y) any Contract that is an Excluded Marvel Asset or not otherwise (except with respect to clause (v) below) primarily related to the Transferred Marvel Business and for which no Transferred Marvel Company nor Dawg or any of its Affiliates will be subject to any liability or obligation after the Closing, and that does not impose a Lien on any Transferred Marvel Equity Interest, Transferred Marvel Company or Transferred Marvel Business Asset:

(i)       any Contract that both (A) requires or is reasonably likely to require the payment or delivery of cash or other consideration by the Transferred Marvel Business after the date hereof in an amount having an expected value in excess of $10,000,000 and (B) cannot be cancelled by the Transferred Marvel Business Group without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;

(ii)      any Contract relating to the acquisition or disposition of any material securities, assets or businesses or exclusive licensing agreement (whether by merger, purchase of stock, purchase of assets or otherwise) that contains any material outstanding noncompetition, earn-out or other contingent payment obligations of the Transferred Marvel Business Group that would reasonably be expected to result in any Transferred Marvel Business Group’s receipt or making of future payments in excess of $5,000,000;

(iii)     any Contract under which any Transferred Marvel Business Group Member (A) is lessee of, or holds or operates, any personal property owned by any other Person, for which the annual rent exceeds $2,000,000 and (B) cannot cancel without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;

(iv)      any Contract that (A) limits in any material respect the freedom of the Transferred Marvel Business to compete in any line of business or geographic region, or offer or sell any products, assets or services, with or to any Person, or (B) expressly contains any material “most favored nation” provision, exclusive dealing arrangement or arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right to any other Person, in the case of this clause (B), to the extent such Contract contributed, or, in the event not a Contract of the Transferred Marvel Business Group for the duration of such fiscal year, would reasonably have been expected to contribute, individually, more than $10,000,000 to the revenue of the Transferred Marvel Business Group for the fiscal year ended December 31, 2024;

(v)       any Contract requiring contributions of capital, capital expenditure or the acquisition or construction of fixed assets in excess of $5,000,000 in the next 12 months (excluding contributions made to any Transferred Marvel Company);

(vi)      any Contract with any Material Marvel Customer or any Material Marvel Supplier;

(vii)    any contract providing for the settlement of any Proceeding asserted by any Person (including a Governmental Entity) (A) involving payment by any Transferred Marvel Business Group Member after the date hereof in excess of $5,000,000 or (B) that imposes continuing requirements, obligations, liabilities or restrictions after the date hereof that are material to the Transferred Marvel Business;

(viii)    each Marvel Lease for a Marvel Leased Real Property that is, or constitutes a portion of, a Marvel Material Site; and

(ix)     any Contract (A) pursuant to which any Marvel Entity obtained the right to use or practice rights under third party Intellectual Property included in the Transferred Marvel Business Intellectual Property and material to the operation of the Transferred Marvel Business or (B) by which any Marvel Entity has licensed or otherwise authorized a third party to use any of the Transferred Marvel Business Intellectual Property that is material to the operation of the Transferred Marvel Business (in each case, other than (1) licenses to any Marvel Entity for generally available commercial, “off the shelf” Software for an aggregate annual fee of no more than $250,000, (2) licenses of any Intellectual Property that are incidental and immaterial to the purpose of the Contract and (3) agreements granting non-exclusive licenses to distributors, manufacturers or suppliers entered into in the ordinary course of business).

Any of the Contracts of the types described above in Section 2.10(a), regardless of whether entered into prior to or after the date hereof or listed in Section 2.10(a) of the Marvel Disclosure Letter, shall be referred to herein as the “Material Marvel Contracts”.

(b)       All Material Marvel Contracts are valid, binding and in full force and effect and are enforceable by the Transferred Marvel Business Group Members party thereto and identified therein in accordance with their terms, subject to the Bankruptcy Exceptions and except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, would not reasonably be expected to be material to the Transferred Marvel Business, taken as a whole.  Each Transferred Marvel Business Group Member party thereto has performed all obligations required to be performed by it under each Material Marvel Contract, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the Knowledge of Marvel, no other party to any Material Marvel Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except in any of the foregoing cases, for such noncompliance, breaches and defaults that, individually or in the aggregate, would not reasonably be expected to have a Marvel Material Adverse Effect.  Marvel has made available to Dawg a true, correct and complete copy of each written Material Marvel Contract.

SECTION 2.11.     Permits.  Each Transferred Marvel Business Group Member possesses all certificates, licenses, permits, authorizations, filings, privileges and approvals issued or granted by any Governmental Entity (each, a “Permit”) necessary to conduct the Transferred Marvel Business  as presently conducted, other than such Permits the absence of which, individually or in the aggregate, would not reasonably be expected to have a Marvel Material Adverse Effect.  All such Permits are validly held by, binding on, and in full force and effect with respect to the applicable Transferred Marvel Business Group Member, and such Transferred Marvel Business Group Member has complied in all respects with all terms and conditions thereof, in each case, except for any such invalidity or non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Marvel Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Marvel Material Adverse Effect, (i) none of the Transferred Marvel Business Group Members are in default or violation of any of the Permits and (ii) no Proceeding is pending or, to the Knowledge of Marvel, threatened in writing, regarding the revocation of any Permit.  Marvel has made available to Dawg true, correct and complete copies of all material Permits.

SECTION 2.12.       Taxes.

(a)       All material Tax Returns required to be filed with respect to the Transferred Marvel Business or the Transferred Marvel Companies have been timely filed (taking into account all valid extensions), and all such Tax Returns are true, complete and correct in all material respects.

(b)      Each Transferred Marvel Company has timely paid in full all material Taxes required to have been paid by it, including all installments on account of Taxes for the current year whether or not reflected on such Tax Returns (other than Taxes that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been taken).

(c)       All material Taxes with respect to the Transferred Marvel Assets have been timely paid in full.

(d)       All deficiencies for material Taxes asserted or assessed in writing with respect to the Transferred Marvel Business or against a Transferred Marvel Company have been fully and timely (taking into account all valid extensions) paid or settled.

(e)       No action, suit, proceeding or audit is pending or has been threatened in writing that asserts as unpaid a material amount of Taxes with respect to the Transferred Marvel Business or a Transferred Marvel Company.

(f)       There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due with respect to the Transferred Marvel Business or any Transferred Marvel Company for any taxable period, and no request for any such waiver or extension is currently pending.

(g)       There are no material Liens (other than Permitted Liens) for Taxes on the assets of the Transferred Marvel Company or the Transferred Marvel Assets.

(h)       No Transferred Marvel Company has any liability for material Taxes of another Person (i) as a result of being or having been at any time part of a consolidated, combined or unitary group or any group payment arrangement (other than a consolidated group of which Marvel is the parent), (ii) as a result of transferee or successor liability or (iii) pursuant to a contract (other than a customary commercial agreement the primary purpose of which does not relate to Taxes).

(i)        No Transferred Marvel Company has received written notice from a Governmental Entity that it is considered resident for Tax purposes (or liable to Tax) in a jurisdiction other than the jurisdictions in which it currently files Tax Returns.

(j)        No Transferred Marvel Company has engaged in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(k)          Neither Dawg (nor any of its Affiliates, including the Transferred Marvel Companies) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law) by the Transferred Marvel Companies, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of non-U.S., state or local Tax law) executed on or prior to the Closing by the Transferred Marvel Companies, (iii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date by the Transferred Marvel Companies, (iv) installment sale or open transaction disposition made on or prior to the Closing Date by the Transferred Marvel Companies, (v) any intercompany transaction occurring prior to the Closing or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date (other than in the ordinary course of business) by the Transferred Marvel Companies.

(l)        Each Transferred Marvel Company is in material compliance with all applicable escheatment or unclaimed property laws.

(m)      All material Taxes required to be withheld, collected or deposited by or with respect to each Transferred Marvel Company and the Transferred Marvel Business have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Entity.

(n)       Each Transferred Marvel Company is, and has been since its formation, a disregarded entity for U.S. federal income tax purposes.

SECTION 2.13.       Proceedings.  Section 2.13 of the Marvel Disclosure Letter sets forth a complete list of each pending or, to the Knowledge of Marvel, threatened claim, complaint, demand, suit, action, proceeding, litigation, petition, audit, administrative charge, investigation or arbitration (a “Proceeding”) relating to the Transferred Marvel Business or the Transferred Marvel Business Assets, other than any such Proceeding in which an adverse determination would not reasonably be expected to be material to the Transferred Marvel Business, taken as a whole.  No Transferred Marvel Business Group Member is a party to or subject to or in default under any material Judgment that would be binding on any Transferred Marvel Company, Transferred Marvel Assets or Dawg after the Closing.

SECTION 2.14.        Benefit Plans.

(a)       Section 2.14(a) of the Marvel Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each Marvel Benefit Plan in which any Marvel Business Employee participates, to which any Marvel Business Employee is a party or with respect to which any Transferred Marvel Business Group Member has any liability (contingent or otherwise). There are no Marvel Benefit Plans as of the date of this Agreement that are sponsored or maintained by any Transferred Marvel Company, and the Transferred Marvel Companies do not have any liability with respect to any Marvel Benefit Plan and no liabilities with respect to a Marvel Benefit Plan are expected to transfer to Dawg or any of its Affiliates.

(b)       Except as would not (i) individually or in the aggregate, reasonably be expected to result in any liability to any Transferred Marvel Company or Dawg or any of its Affiliates, or (ii) reasonably be expected to result in the imposition of material additional Taxes on any Marvel Business Employee, each Marvel Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification (or has filed for such a letter before the expiration of the applicable remedial amendment period), and each trust established in connection with any Marvel Benefit Plan which is intended to be exempt from U.S. Federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of Marvel, nothing has occurred that could reasonably be expected to adversely affect such qualification or exemption.

(c)       Each Marvel Benefit Plan has been operated in all material respects in compliance with the terms of the applicable Marvel Benefit Plan, and with all applicable Laws, except, in each case, as would not (i) individually or in the aggregate, reasonably be expected to result in any material liability to any Transferred Marvel Company or Dawg or its Affiliates, or (ii) reasonably be expected to result in the imposition of material additional Taxes on any Marvel Business Employee.  Each Marvel Benefit Plan required to have been approved by a Governmental Entity has been so approved, and no such approval has been revoked nor, to the Knowledge of Marvel, has revocation been threatened, except as would not (i) individually or in the aggregate, reasonably be expected to result in any material liability to the Transferred Marvel Companies or

Dawg or its Affiliates, or (ii) reasonably be expected to result in the imposition of material additional Taxes on any Marvel Business Employee.

(d)       No Marvel Benefit Plan is, and none of the Transferred Marvel Companies (including any predecessor entity) or their ERISA Affiliates contributes to or has any liability (contingent or otherwise), or has, within the past six years contributed to or had any liability (contingent or otherwise) with respect to a Multiemployer Plan. Neither the Transferred Marvel Companies nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal” (as such terms are respectively defined in Section 4203 and 4205 of ERISA) with respect to any Multiemployer Plan (whether or not assessed), the liability for which has not been satisfied in full or that will be or would reasonably be expected to become a material liability of the Transferred Marvel Companies or Dawg or its Affiliates following Closing.  None of the Transferred Marvel Companies or any of their ERISA Affiliates sponsor, maintain, contribute to or is required to contribute to or has any liability, or has, within the past six years sponsored, maintained, contributed to, or been required to contribute to, or had any liability, with respect to, (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was at any time subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code, (ii) a “multiple employer plan” within the meaning of Section 413 of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)       No Marvel Business Employee participates in or is entitled to benefits under any Marvel Benefit Plan or any other plan, agreement or arrangement of a Transferred Marvel Business Group Member, in either case, that provides health, medical, life or other welfare benefits coverage to such Marvel Business Employee after retirement or other termination of employment  or their spouses or dependents, other than continuation coverage under Section 4980B of the Code for which the Marvel Business Employee or their spouses or dependents pays the full premium cost of coverage.

(f)        No Transferred Marvel Business Group Member has received any written notice of any, and to the Knowledge of Marvel, there are no, investigations by any Governmental Entity with respect to, or other Proceedings (except routine claims for benefits payable in the ordinary course of business) against or involving, any Marvel Benefit Plan, except as would not (i) individually or in the aggregate, reasonably be expected to result in any material liability to any Transferred Marvel Company or Dawg or its Affiliates, or (ii) reasonably be expected to result in the imposition of additional Taxes on any Marvel Business Employee.

(g)     None of the execution and delivery of the Transaction Agreements or the consummation of the Transactions will, either alone or in combination with any other event, except as expressly contemplated by this Agreement or as required by applicable Laws, (i) entitle any Marvel Business Employee to retention, change in control or similar compensation or benefits under any Marvel Benefit Plan or otherwise or cause any Marvel Business Employee to become eligible for any severance benefits; (ii) accelerate the payment or vesting, or trigger any funding of, any compensation or benefits, or increase the amount payable or trigger any other obligation due to, or in respect of, any Marvel Business Employee; or (iii) give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.  No Marvel Benefit Plan provides for the gross-up, indemnification or reimbursement of any Taxes imposed by Section 409A of the Code, or Section 4999 of the Code, or any other Code section.

(h)       No Marvel Benefit Plan is a Foreign Benefit Plan, and none of the Transferred Marvel Companies or their ERISA Affiliates has any liability (contingent or otherwise) with respect to any Foreign Benefit Plan.

SECTION 2.15.        Labor Matters.

(a)      Except as set forth on Section 2.15(a) of the Marvel Disclosure Letter, no Marvel Business Employee is a member of, represented by or otherwise subject to any (i) labor or trade union, works council or similar organization or (ii) collective bargaining agreement, national or industry-wide collective bargaining agreement or any similar collective agreement (each, a “Collective Bargaining Agreement”), in each case with respect to such Marvel Business Employee’s service to any Marvel Entity, and the Transferred Marvel Companies do not have any obligation with respect to any such organization or agreement.  No consent or consultation of, requirement to provide information to, or the rendering of, or receipt of an opinion or formal advice by, any labor or trade union, works council or other employee representative body or any Governmental Entity with jurisdiction over labor matters is required for any Marvel Entity to enter into the Transaction Agreements or to consummate the Transactions.

(b)      All individuals who perform services for each Transferred Marvel Business Group Member have been properly classified as exempt or non-exempt and an employee or an independent contractor pursuant to all applicable Laws, except as would not reasonably be expected to result in material liability to the Transferred Marvel Companies.

(c)       Each Transferred Marvel Business Group Member has properly completed, retained and, as applicable, updated a Form I-9 for each of their Marvel Business Employees, as applicable, in accordance with applicable Law.

(d)       (i) There is not, and since January 1, 2022 there has not been, any labor strike, slowdown, work stoppage, requests for representation, picketing, lockout, unfair labor practice charge, grievance or complaint or other labor dispute pending, or, to the Knowledge of Marvel, threatened, against or affecting the Marvel Business Employees, (ii) since January 1, 2022 there has not been and, to the Knowledge of Marvel, there are no presently pending activities or proceedings by any labor union or other employee representative organization to organize any Marvel Business Employees and no demand for recognition as the exclusive bargaining representative of any Marvel Business Employees has been made by or on behalf of any labor or similar organization and (iii) each Transferred Marvel Business Group Member is, and since January 1, 2022, has been in material compliance in all respects with all applicable Laws relating to labor and employment matters, including occupational safety and health standards, labor relations, terms and conditions of employment, payment of wages, minimum wages, overtime, classification of employees, employment equality, non-discrimination, harassment, retaliation, affirmative action, privacy and security, leaves of absences, benefits, unemployment compensation, child labor, hiring, background checks, workplace postings, work force reductions, plant closings, immigration, visa, work status, human rights, pay equity and workers’ compensation, except, in the case of each of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Marvel Material Adverse Effect.  Except as set forth in Section 2.15(d) of the Marvel Disclosure Letter, there are no pending, or to the Knowledge of Marvel, threatened legal Proceedings against the Transferred Marvel Companies in connection with the employment of any Marvel Business Employee or former employee of the Transferred Marvel Companies or independent contractor or consultant of the Transferred Marvel Companies in any judicial, regulatory or administrative forum or governmental body, or under any private dispute resolution procedure that are reasonably expected to have a Marvel Material Adverse Effect.  None of the employment policies or practices of the Transferred Marvel Companies are currently being audited or investigated and, to the Knowledge of the Marvel, subject to impending audit or investigation by a Governmental Entity or otherwise that are reasonably expected to have a Marvel Material Adverse Effect.  The Transferred Marvel Companies are not, and since January 1, 2022 have not been, subject to any Judgment or private settlement contract in respect to any labor or employment matters that is reasonably expected to have a Marvel Material Adverse Effect.

(e)       Section 2.15(e) of the Marvel Disclosure Letter sets forth a complete list, as of the date of this Agreement, of all Marvel Business Employees, and to the extent permitted by applicable Law, for each Marvel Business Employee, their (i) date of hire or engagement, (ii) title, position or nature of services provided, (iii) employing or engaging entity, (iv) work location, (v) base salary or wage rate or commission rate, as applicable, (vi) exempt or non-exempt classification and (vii) target bonus or other incentive plan amounts.  The Transferred Marvel Companies do not and will not, as of the Closing, employ any individual who is not a Marvel Business Employee.

(f)        No Marvel Business Employee or individual service provider of any Transferred Marvel Company is a non-U.S. employee or service provider.

SECTION 2.16.        Absence of Changes or Events.

(a)       Since March 31, 2025, there has been no event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Marvel Material Adverse Effect.

(b)       Since March 31, 2025 through the date of this Agreement, (x) the Transferred Marvel Business has been operated in the ordinary course of business and (y) no Transferred Marvel Business Group Member has taken any action that, if taken after the date of this Agreement without Dawg’s consent, would constitute a breach of clauses (i), (ii), (iii), (ix), (x), (xi), (xii) or (xvi) of Section 4.01(a).

SECTION 2.17.       Compliance with Applicable Laws.  Each Transferred Marvel Business Group Member has, since January 1, 2023, conducted the Transferred Marvel Business in compliance with all applicable Laws, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Marvel Material Adverse Effect.

SECTION 2.18.       Environmental Matters.  Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Transferred Marvel Business, taken as a whole:

(a)      (i) each Transferred Marvel Business Group Member has conducted the Transferred Marvel Business, and each of the Transferred Marvel Assets, is, and has been, in each case, since January 1, 2022, in material compliance with all Environmental Laws and (ii) except as disclosed in Section 2.18(a) of the Marvel Disclosure Letter, no capital expenditure or other expense, nor any financial assurance instrument or commitment, is required for any Transferred Marvel Business Group Member to achieve or maintain material compliance with any Environmental Law;

(b)     (i) each Transferred Marvel Business Group Member holds, and is and has been since January 1, 2022 in material compliance with the terms and conditions of, all Permits required under Environmental Laws and all such Permits are valid and in good standing, and (ii) there are no pending, or, to its Knowledge, proposed changes to any (A) such Permits, or the terms or conditions thereof, that could reasonably be expected to be adverse to the Transferred Marvel Business and (B) financial assurance instruments or guarantees required under any applicable Environmental Law or any Permit issued thereunder for the Transferred Marvel Business;

(c)       there are no Proceedings pending or, to the Knowledge of Marvel, threatened against any Transferred Marvel Business Group Member or otherwise relating to the Transferred Marvel Assets or the Transferred Marvel Business, including any such Proceeding relating to any real property or other asset currently or formerly owned, leased or operated by any Transferred Marvel Business Group Member, alleging a violation of or liability under any Environmental Law or any Permit issued thereunder and, since January 1, 2022, no Transferred Marvel Business Group Member has received any written notice alleging any violation of or liability under any Environmental Law or Permit issued thereunder;

(d)       no Transferred Marvel Business Group Member is a party or subject to, or in default under, any Judgment pursuant to Environmental Law;

(e)       no (i) Release of, or exposure to, any Hazardous Substance has occurred at, on, in, under or from the Marvel Real Property or any third-party location, for which there is, or would reasonably be expected to be, a liability or obligation of any Transferred Marvel Business Group Member under or relating to any Environmental Law or any Permit issued thereunder and (ii) Transferred Marvel Business Group Member is conducting or funding, or is required to conduct or fund, pursuant to Environmental Law any Remedial Action at any real property; and

(f)        no Transferred Marvel Business Group Member has retained or assumed, either contractually or by operation of Law, except as may be set forth in the Marvel Leases, any liabilities or obligations of any third party relating to any Environmental Law or any Permit issued thereunder, and to the Knowledge of Marvel, there have been no other conditions, incidents or events relating to the ownership and/or operation of the Transferred Marvel Assets or the Transferred Marvel Business, in each such case, that would reasonably be expected to form the basis of any Proceeding against any Transferred Marvel Business Group Member under any Environmental Law or any Permit issued thereunder.

SECTION 2.19.       Sufficiency of the Assets.  Immediately following the Closing, taking into account the Transferred Marvel Assets to be acquired by Dawg pursuant to the Transaction Agreements and all services and rights to be delivered or given pursuant to the Transaction Agreements, the Transferred Marvel Companies or another member of the Dawg Group will own or have the right to use all of the assets necessary to conduct the Transferred Marvel Business immediately following the Closing in materially the same manner as the

Transferred Marvel Business is conducted on the date hereof, taking into account ordinary wear and tear.

SECTION 2.20.       Material Customers and Material Suppliers.  Section 2.20 of the Marvel Disclosure Letter sets forth (a) the top 20 customers of the Transferred Marvel Business (determined on the basis of the aggregate revenues recognized by the Transferred Marvel Business during calendar year 2024 through March 31, 2025) (the “Material Marvel Customers”) and (b) the top 20 suppliers of goods, services or other assets (determined on the basis of the aggregate dollar volume of purchases made by the Transferred Marvel Business during the calendar year 2024 through March 31, 2025) (the “Material Marvel Suppliers”).

SECTION 2.21.      Transactions with Affiliates.  Except for services that will be provided to a member of the Dawg Group following the Closing pursuant to the Transition Services Agreement, the Ready-Mix Plant Supply Agreements and the Marvel Shared Leases (to the extent applicable), there are no material Contracts, transactions and other arrangements between any Transferred Marvel Company, on the one hand, and Marvel or any of its Subsidiaries (other than the Transferred Marvel Companies), or any officer, director or employee of the foregoing, on the other hand.

SECTION 2.22.       Insurance.  Section 2.22 of the Marvel Disclosure Letter sets forth all material insurance policies (or descriptions thereof) covering the Transferred Marvel Assets or any Transferred Marvel Business Group Member that are for the benefit of the Transferred Marvel Business in effect on the date hereof.  To the Knowledge of Marvel, no Transferred Marvel Business Group Member is in material breach of, or default in any material respect under, any such insurance policies.  All such policies are in full force and effect in accordance with their respective terms, and no written notice of cancellation or termination has been received by any Transferred Marvel Business Group Member with respect to any such policy.

SECTION 2.23.       Anti-Corruption; Sanctions; Import and Export Control Laws.

(a)      The Transferred Marvel Business Group Members, and, to the Knowledge of Marvel, their respective directors, managers, officers, employees and representatives authorized to act on their behalf are, and have been since January 1, 2021, in material compliance with the U.S. Foreign Corrupt Practices Act, as amended, and all other anti-bribery and anti-corruption Laws maintained in any jurisdiction in which any of the Transferred Marvel Business Group Members do business or otherwise in which the Transferred Marvel Business is conducted.

(b)      The Transferred Marvel Business Group Members are, and have been since January 1, 2021, in material compliance with applicable Trade Laws and Sanctions.  There are no sanctions-related, export-related or import-related Proceedings pending or, to the Knowledge of Marvel, threatened against any Transferred Marvel Business Group Member or, to the Knowledge of Marvel, any officer or director thereof by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Marvel Material Adverse Effect.

(c)       Except as would not, individually or in the aggregate, reasonably be expected to have a Marvel Material Adverse Effect, (i) no Transferred Marvel Business Group Member has engaged in, or is now engaging in, directly or indirectly, any dealings or transactions in a Sanctioned Country or with a Sanctioned Person, in each case, in violation of sanctions, and (ii) no Transferred Marvel Company or any director, manager, officer or employee thereof, is a Sanctioned Person.

SECTION 2.24.       Brokers or Finders.  No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or expense reimbursement in connection with the Transaction Agreements or the Transactions based upon arrangements made by or on behalf of Marvel or any of its Subsidiaries.

SECTION 2.25.       No Other Representations and Warranties.  Except for the representations and warranties contained in this Article II (including in each case the related portions of the Marvel Disclosure Letter), in the Marvel Closing Certificate, or in any other Transaction Agreement, none of Marvel, the Marvel Entities or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Marvel or the Marvel Entities, including any representation or warranty as to the accuracy or completeness of any information regarding the Transferred Marvel Business furnished or made available to Dawg and its representatives (including any information, documents or material delivered to Dawg or made available to Dawg in any of the data rooms, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Transferred Marvel Business, or any representation or warranty arising from statute or otherwise under Law.  Notwithstanding anything to the contrary in this Section 2.25, nothing herein shall limit Dawg’s rights and remedies in any way in the case of Actual Fraud.

ARTICLE III

Representations and Warranties of Dawg

Except as set forth in the Dawg Disclosure Letter (it being understood that each item set forth in any section of the Dawg Disclosure Letter shall be deemed to apply to the representation and warranty of Dawg contained in this Agreement to which such section corresponds in number and to each other section of the Dawg Disclosure Letter and each other representation and warranty of Dawg contained in this Agreement to which its relevance is reasonably apparent from the face of such disclosure), Dawg hereby represents and warrants to Marvel as follows:

SECTION 3.01.       Organization and Standing; Power.

(a)       Each of the Dawg Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.  Dawg has the requisite corporate or other organizational power and authority to enable it to execute, deliver and perform this Agreement and to consummate (or cause to be consummated) the transactions contemplated hereby.  Each Dawg Entity has, or will have at the Closing, the requisite corporate or other organizational power and authority to execute, deliver and perform each other Transaction Agreement to which it is or will be a party and to consummate the Transactions.

(b)      Each Transferred Dawg Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.  Each Transferred Dawg Company has the requisite organizational power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Dawg Material Adverse Effect.  Each Transferred Dawg Company is duly qualified to do business and in good standing (to the extent the concept is recognized by the applicable jurisdiction) in each jurisdiction in which the conduct or nature of its business or the ownership or lease of its properties or assets makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Dawg Material Adverse Effect.

(c)        Dawg has made available to Marvel complete, true and correct copies of the Organizational Documents of each Transferred Dawg Company, as amended to the date of this Agreement.

SECTION 3.02.       Authority; Execution and Delivery; Enforceability.

(a)      The execution, delivery and performance by Dawg of this Agreement and the consummation by the Dawg Entities of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action.  Dawg has duly executed and delivered this Agreement, and this Agreement, assuming the due authorization, execution and delivered of this Agreement by Dawg, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy Exceptions.

(b)      The execution, delivery and performance by the Dawg Entities of each other Transaction Agreement to which it is or will be party and the consummation by the Dawg Entities of the Transactions have been, or will be at the Closing, duly authorized by all necessary corporate or other organizational action. Each Dawg Entity has, or will have at the Closing, duly executed and delivered each other Transaction Agreement to which it is or will be party, and each such Transaction Agreement, assuming the due authorization, execution and delivery of each such Transaction Agreement by Marvel or its Affiliate, constitutes or will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy Exceptions.

SECTION 3.03.      Capitalization.  No Transferred Dawg Company has any Equity Interests in any other Person. Except for the Transferred Dawg Equity Interests, there are no Equity Interests of the Transferred Dawg Companies issued, reserved for issuance or outstanding.  There are no bonds, debentures, notes or other indebtedness of the Transferred Dawg Companies having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which holders of the Transferred Dawg Equity Interests may vote (“Voting Dawg Company Debt”).  There are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Transferred Dawg Company is party or by which any Transferred Dawg Company is bound (A) obligating any Transferred Dawg Company to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests of any Transferred Dawg Company, or any security convertible into, or exercisable or exchangeable for, any Equity Interest in any Transferred Dawg Company or any Voting Dawg Company Debt or (B) obligating any Transferred Dawg Company to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking (each, a “Dawg Company Equity Right”).  There are no other agreements to which any Transferred Dawg Company is a party, or among the holders of the Transferred Dawg Equity Interests, with respect to the voting or transfer of the Transferred Dawg Equity Interests.  None of the Transferred Dawg Equity Interests were issued in violation of statutory preemptive rights or similar contractual rights.

SECTION 3.04.        No Conflicts; Consents.

(a)       Except as set forth on Section 3.04 of the Dawg Disclosure Letter, the execution, delivery and performance by each Dawg Entity of each of the Transaction Agreements to which it is or will be a party, the consummation of the Transactions and the compliance by such Dawg Entity with the terms thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than any Permitted Liens) upon any of the Transferred Dawg Equity Interests or Transferred Dawg Business Assets under (i) the Organizational Documents of such Dawg Entity, (ii) assuming that the Consents referred to in Section 3.04(b) are obtained prior to the Closing Date and the registrations, declarations and filings referred to in Section 3.04(b) are made prior to the Closing Date, (A) any Material Dawg Contract to which such Dawg Entity is a party or by which any of the Transferred Dawg Equity Interests or Transferred Dawg Business Assets is bound or (B) any Judgment, Law or Permit applicable to such Dawg Entity, the Transferred Dawg Equity Interests or any of the Transferred Dawg Business Assets, other than, in the case of clause (ii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Dawg Material Adverse Effect.

(b)      No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to any Transferred Dawg Business Group Member in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Agreements or the consummation of the Transactions, other than (i) filings required under, and compliance with other applicable requirements of, Antitrust Laws, (ii) filings required under, and compliance with other applicable requirements of, the Securities Act and the Exchange Act, (iii) compliance with the rules and regulations of the NYSE, (iv) compliance with any applicable state or provincial securities or “Blue Sky” laws, (v) those that may be required solely by reason of Marvel’s or any of its Affiliates’ (as opposed to any other third Person’s) participation in the Transactions and (vi) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Dawg Material Adverse Effect.

SECTION 3.05.     The Transferred Dawg Equity Interests and Transferred Dawg Assets.  Except as set forth on Section 3.05 of the Dawg Disclosure Letter, Summit Materials International, LLC, a Delaware limited liability company, is the sole record and beneficial owner of the Transferred Dawg Equity Interests and has good and valid title to the Transferred Dawg Equity Interests, free and clear of all Liens, except Liens imposed under applicable securities Laws. Assuming Marvel has the requisite corporate or other organizational power and authority to be the lawful owner of the Transferred Dawg Equity Interests, upon completion of the actions described in Section 1.03(c), Marvel shall be the record and beneficial owner of the Transferred Dawg Equity Interests, free and clear of all Liens, other than Liens imposed under applicable securities Laws or those arising from acts of Marvel or its Affiliates. The Dawg Entities have good and valid title to, or valid leasehold interests in or right to use, the Transferred Dawg Assets, in each case free and clear of any Liens, other than Permitted Liens or those arising from acts of Marvel or its Affiliates, except as would not be reasonably expected to, individually or in the aggregate, have a material impact on the Transferred Dawg Business, taken as a whole.  This Section 3.05 does not relate to Dawg Owned Real Property or Dawg Leased Real Property, which are the subject of Section 3.08.

SECTION 3.06.        Financial Statements; No Undisclosed Liabilities.

(a)       Section 3.06(a) of the Dawg Disclosure Letter sets forth true and correct copies of certain financial data of the Transferred Dawg Business (the “Dawg Financial Data”).  The Dawg Financial Data have been accurately derived from the books and records of Dawg for the periods indicated therein and on that basis fairly present in all material respects the financial position and results of operations of the Transferred Dawg Business for the periods indicated therein, except as may be indicated in the notes thereto.

(b)      Except as set forth on Section 3.06(b) of the Dawg Disclosure Letter, no Transferred Dawg Company nor the Transferred Dawg Business is subject to any liabilities or obligations of any nature, whether accrued, absolute, determined, determinable, fixed or contingent, whether or not of a type that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for those liabilities and obligations (i) disclosed, reflected or reserved against or provided for in the Dawg Financial Data, (ii) incurred in the ordinary course of business after March 31, 2025, (iii) as contemplated by this Agreement or (iv) that, individually or in the aggregate, would not reasonably be expected to result in Dawg Material Adverse Effect.

(c)      The books of account and other corporate and financial records of the Transferred Dawg Companies, and of the Dawg Entities to the extent related to the Transferred Dawg Business, have been maintained in accordance with sound business practices and comply in all material respects with any applicable Laws.

SECTION 3.07.      Personal Property.  Except as set forth on Section 3.07 of the Dawg Disclosure Letter, each Transferred Dawg Company or a Dawg Entity has good and valid title to, or a valid leasehold interest in or right to use, all of the material personal property they purport to own or lease, other than those assets disposed of in the ordinary course of business since March 31, 2025, in each case free and clear of any Liens (other than any Permitted Liens).  All material items of tangible personal property included in the Transferred Dawg Business Assets are located at the Dawg Product Sites (except to the extent temporarily located elsewhere in the ordinary course of business).

SECTION 3.08.       Real Property.

(a)       Section 3.08(a) of the Dawg Disclosure Letter sets forth a true, correct and complete list (which list may be a list of the Dawg Product Sites) of all the real property primarily used or held for use in the Transferred Dawg Business, identifying whether each is owned by a Transferred Dawg Business Group Member (the “Dawg Owned Real Property”) or leased, subleased, licensed or otherwise occupied by a Transferred Dawg Business Group Member (the “Dawg Leased Real Property”, and together with the Dawg Owned Real Property, the “Dawg Real Property”) or both, and which Transferred Dawg Business Group Member is the fee owner of any Dawg Owned Real Property or the tenant, subtenant or licensee under a lease, sublease, license or occupancy agreement of any Dawg Leased Real Property (each, a “Dawg Lease”).

(b)       A Transferred Dawg Business Group Member has, free and clear of all Liens other than Permitted Liens, good and valid fee simple title to each Dawg Owned Real Property.  Except as set forth on Section 3.08(b) of the Dawg Disclosure Letter, there are no outstanding sales agreements, options, rights of first offer or rights of first refusal for the benefit of a third party to purchase any such Dawg Owned Real Property or any portion thereof or interest therein.  No Dawg Owned Real Property is presently subject to any mortgage or deed of trust.  Except as is not and would not, individually or in the aggregate, reasonably be expected to have a Dawg Material Adverse Effect, with respect to each Dawg Owned Real Property: (i) there is no condemnation or other proceeding in eminent domain, pending or, to the Knowledge of Dawg, threatened, affecting such Dawg Owned Real Property or any portion thereof or interest therein, and (ii) except as set forth on Section 3.08(b)(ii) of the Dawg Disclosure Letter, the Transferred Dawg Business Group Member that is the owner thereof has not leased or granted to any third party a right to use or occupy all or any portion of such Dawg Owned Real Property.

(c)      A Transferred Dawg Business Group Member has or will have, free and clear of all Liens other than Permitted Liens, a good and valid leasehold, subleasehold or license interest (as tenant, subtenant or licensee) in each Dawg Leased Real Property.  Except as is not and would not, individually or in the aggregate, reasonably be expected to have a Dawg Material Adverse Effect, with respect to each Dawg Lease: (i) such Dawg Lease is valid, binding and in full force and effect and is, or will be, as of the Closing Date, enforceable by the Transferred Dawg Business Group Member party thereto in accordance with its terms, subject to the Bankruptcy Exceptions, (ii) the Transferred Dawg Business Group Member party thereto is not in breach or default thereunder, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by such Transferred Dawg Business Group Member, or permit the termination, modification or acceleration of rent under such Dawg Lease by any counterparty thereto, and (iii) to the Knowledge of Dawg, no counterparty to such Dawg Lease is in breach or default thereunder, and, to the Knowledge of Dawg, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by any such counterparty or permit the termination or modification thereof by the Transferred Dawg Business Group Member party thereto, and (iv) except as set forth on Section 3.08(c) of the Dawg Disclosure Letter, the applicable Transferred Dawg Business Group Member has not subleased or granted to any third party a right to use or occupy all or any portion of such Dawg Leased Real Property.  To the extent in Dawg’s possession, Dawg has provided Dawg with a true, correct and complete copy of each Dawg Lease, together with all material amendments and modifications thereto.

(d)       The applicable Transferred Dawg Business Group Member has sufficient rights of access to, and sufficient utilities servicing, each Dawg Owned Real Property and each Dawg Leased Real Property, for the conduct of the Transferred Dawg Business as presently conducted, and there are no material pending or, to the Knowledge of Dawg, threatened Proceedings by any Governmental Entity or any other Person to cancel, terminate or modify such rights of access or utilities, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Dawg Material Adverse Effect.  No Transferred Dawg Business Group Member has received any unresolved written notice alleging any material encroachment, material violation of, or material non-compliance with, any applicable Law, in each case, as it relates to any Dawg Owned Real Property or Dawg Leased Real Property, and to the Knowledge of Dawg, no such unresolved material encroachment, violation or non-compliance exists.

(e)      The structural improvements at the Dawg Owned Real Property and Dawg Leased Real Property are in adequate working order for the conduct of the Transferred Dawg Business as currently conducted (reasonable wear and tear excepted), except for any failure to be in good working order as would not, individually or in the aggregate, reasonably be expected to have a Dawg Material Adverse Effect.

SECTION 3.09.        Intellectual Property; Information Technology.

(a)      No Transferred Dawg Business Intellectual Property is licensed by any Dawg Entity to any third party.  Dawg or one of its Affiliates is the owner or permitted licensee of all Transferred Dawg Business Intellectual Property, free and clear of any Liens (other than Permitted Liens). A Dawg Entity owns all Transferred Dawg Business Intellectual Property developed by or on behalf of such Dawg Entity. Except as would not be reasonably expected to have, individually or in the aggregate, a Dawg Material Adverse Effect, there are no written claims or demands pending or threatened in writing against Dawg or any Affiliate thereof by any other Person pertaining to (i) any Transferred Dawg Business Intellectual Property, or (ii) the alleged infringement by the conduct of the Transferred Dawg Business of any Intellectual Property owned by a third party, and no Proceedings have been instituted or are pending which challenge the rights of Dawg or any Affiliate thereof in the Transferred Dawg Business Intellectual Property.

(b)       A Dawg Entity owns or otherwise has sufficient rights to use all Transferred Dawg IT Systems, and all such rights will survive the consummation of the Transactions unchanged. Except as would not be reasonably expected to have, individually or in the aggregate, a Dawg Material Adverse Effect, the Transferred Dawg IT Systems (i) are sufficient for the current and anticipated needs of the Transferred Dawg Business, (ii) operate and perform in accordance with their documentation and functional specifications, (iii) have not malfunctioned or failed in a manner that has caused a disruption or liability to the Dawg Entities, and (iv) are free from any bugs, defects, “back doors,” “drop dead devices,” “time bombs,” “Trojan horses,” “viruses,” “worms,” “spyware,” “malware” or any other disabling or malicious code.  Except as would not be reasonably expected to have, individually or in the aggregate, a Dawg Material Adverse Effect, the Dawg Entities have taken all actions consistent with current industry standards to protect the confidentiality, integrity and security of the Transferred Dawg IT Systems against unauthorized use, access, interruption, modification or corruption.  Except as would not be reasonably expected to have, individually or in the aggregate, a Dawg Material Adverse Effect, no Person has breached, gained unauthorized access to, used without authorization, interrupted, modified or corrupted the

Transferred Dawg IT Systems. Except as would not be reasonably expected to have, individually or in the aggregate, a Dawg Material Adverse Effect, the Dawg Entities have implemented and maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, consistent with industry practices of companies offering similar services, and act in compliance therewith. Except as would not be reasonably expected to have, individually or in the aggregate, a Dawg Material Adverse Effect, no third party providing services to any Dawg Entity with respect to the Transferred Dawg IT Systems has failed to meet any material service obligations.

SECTION 3.10.      Contracts.  (a) Section 3.10(a) of the Dawg Disclosure Letter sets forth, as of the date of this Agreement, those Contracts in effect as of the date of this Agreement to which any Transferred Dawg Business Group Member is a party to or is bound by and that is any of the following, but excluding in each case (x) any Dawg Benefit Plan for which no Transferred Dawg Company, nor Marvel or any of its Affiliates, will be subject to any liability or obligation after the Closing, and (y) any Contract that is an Excluded Dawg Asset or not otherwise (except with respect to clause (v) below) primarily related to the Transferred Dawg Business and for which no Transferred Dawg Company nor Marvel or any of its Affiliates will be subject to any liability or obligation after the Closing, and that does not impose a Lien on any Transferred Dawg Equity Interest, Transferred Dawg Company or Transferred Dawg Business Asset:

(i)       any Contract that both (A) requires or is reasonably likely to require the payment or delivery of cash or other consideration by the Transferred Dawg Business after the date hereof in an amount having an expected value in excess of $10,000,000 and (B) cannot be cancelled by the Transferred Dawg Business Group without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;

(ii)      any Contract relating to the acquisition or disposition of any material securities, assets or businesses or exclusive licensing agreement (whether by merger, purchase of stock, purchase of assets or otherwise) that contains any material outstanding noncompetition, earn-out or other contingent payment obligations of the Transferred Dawg Business Group that would reasonably be expected to result in the Transferred Dawg Business Group’s receipt or making of future payments in excess of $5,000,000;

(iii)      any Contract under which any Transferred Dawg Business Group Member (A) is lessee of, or holds or operates, any personal property owned by any other Person, for which the annual rent exceeds $2,000,000 and (B) cannot cancel without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;

(iv)     any Contract that (A) limits in any material respect the freedom of the Transferred Dawg Business to compete in any line of business or geographic region, or offer or sell any products, assets or services, with or to any Person, or (B) expressly contains any material “most favored nation” provision, exclusive dealing arrangement or arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right to any other Person, in the case of this clause (B), to the extent such Contract contributed, or, in the event not a Contract of the Transferred Dawg Business Group for the duration of such fiscal year, would reasonably have been expected to contribute, individually, more than $10,000,000 to the revenue of the Transferred Dawg Business for the fiscal year ended December 31, 2024;

(v)       any Contract requiring contributions of capital, capital expenditure or the acquisition or construction of fixed assets in excess of $5,000,000 in the next 12 months (excluding contributions made to any Transferred Dawg Company);

(vi)      any Contract with any Material Dawg Customer or any Material Dawg Supplier;

(vii)    any contract providing for the settlement of any Proceeding asserted by any Person (including a Governmental Entity) (A) involving payment by any Transferred Dawg Business Group Member after the date hereof in excess of $5,000,000 or (B) that imposes continuing requirements, obligations, liabilities or restrictions after the date hereof that are material to the Transferred Dawg Business;

(viii)    each Dawg Lease for a Dawg Leased Real Property that is, or constitutes a portion of, a Dawg Material Site; and

(ix)     any Contract (A) pursuant to which any Dawg Entity obtained the right to use or practice rights under third party Intellectual Property included in the Transferred Dawg Business Intellectual Property and material to the operation of the Transferred Dawg Business or (B) by which any Dawg Entity has licensed or otherwise authorized a third party to use any of the Transferred Dawg Business Intellectual Property that is material to the operation of the Transferred Dawg Business (in each case, other than (1) licenses to any Dawg Entity for generally available commercial, “off the shelf” Software for an aggregate annual fee of no more than $250,000, (2) licenses of any Intellectual Property that are incidental and immaterial to the purpose of the Contract and (3) agreements granting non-exclusive licenses to distributors, manufacturers or suppliers entered into in the ordinary course of business).

Any of the Contracts of the types described above in Section 3.10(a), regardless of whether entered into prior to or after the date hereof or listed in Section 3.10(a) of the Dawg Disclosure Letter, shall be referred to herein as the “Material Dawg Contracts”.

(b)       All Material Dawg Contracts are valid, binding and in full force and effect and are enforceable by the Transferred Dawg Business Group Members party thereto and identified therein in accordance with their terms, subject to the Bankruptcy Exceptions and except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, would not reasonably be expected to be material to the Transferred Dawg Business, taken as a whole.  Each Transferred Dawg Business Group Member party thereto has performed all obligations required to be performed by it under each Material Dawg Contract, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the Knowledge of Dawg, no other party to any Material Dawg Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except in any of the foregoing cases, for such noncompliance, breaches and defaults that, individually or in the aggregate, would not reasonably be expected to have a Dawg

Material Adverse Effect.  Dawg has made available to Dawg a true, correct and complete copy of each written Material Dawg Contract.

SECTION 3.11.       Permits.  Each Transferred Dawg Business Group Member possesses all Permits necessary to conduct the Transferred Dawg Business as presently conducted, other than such Permits the absence of which, individually or in the aggregate, would not reasonably be expected to have a Dawg Material Adverse Effect.  All such Permits are validly held by, binding on, and in full force and effect with respect to the applicable Transferred Dawg Business Group Member, and such Transferred Dawg Business Group Member has complied in all respects with all terms and conditions thereof, in each case, except for any such invalidity or non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Dawg Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Dawg Material Adverse Effect, (i) none of the Transferred Dawg Business Group Members are in default or violation of any of the Permits and (ii) no Proceeding is pending or, to the Knowledge of Dawg, threatened in writing, regarding the revocation of any Permit.  Dawg has made available to Dawg true, correct and complete copies of all material Permits.

SECTION 3.12.       Taxes.

(a)        All material Tax Returns required to be filed with respect to the Transferred Dawg Business or the Transferred Dawg Companies have been timely filed (taking into account all valid extensions), and all such Tax Returns are true, complete and correct in all material respects.

(b)        Each Transferred Dawg Company has timely paid in full all material Taxes required to have been paid by it, including all installments on account of Taxes for the current year whether or not reflected on such Tax Returns(other than Taxes that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been taken).

(c)        All material Taxes with respect to the Transferred Dawg Assets have been timely paid in full.

(d)       All deficiencies for material Taxes asserted or assessed in writing with respect to the Transferred Dawg Business or against a Transferred Dawg Company have been fully and timely (taking into account all valid extensions) paid or settled.

(e)       No action, suit, proceeding or audit is pending or has been threatened in writing that asserts as unpaid a material amount of Taxes with respect to the Transferred Dawg Business or a Transferred Dawg Company.

(f)        There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due with respect to the Transferred Dawg Business or any Transferred Dawg Company for any taxable period, and no request for any such waiver or extension is currently pending.

(g)       There are no material Liens (other than Permitted Liens) for Taxes on the assets of the Transferred Dawg Company or the Transferred Dawg Assets.

(h)       No Transferred Dawg Company has any liability for material Taxes of another Person (i) as a result of being or having been at any time part of a consolidated, combined or unitary group or any group payment arrangement (other than a consolidated group of which Dawg is the parent), (ii) as a result of transferee or successor liability or (iii) pursuant to a contract (other than a customary commercial agreement the primary purpose of which does not relate to Taxes).

(i)        No Transferred Dawg Company has received written notice from a Governmental Entity that it is considered resident for Tax purposes (or liable to Tax) in a jurisdiction other than the jurisdictions in which it currently files Tax Returns.

(j)        No Transferred Dawg Company has engaged in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(k)       Neither Marvel (nor any of its Affiliates, including the Transferred Dawg Companies) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law) by the Transferred Dawg Companies, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of non-U.S., state or local Tax law) executed on or prior to the Closing by the Transferred Dawg Companies, (iii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date by the Transferred Dawg Companies, (iv) installment sale or open transaction disposition made on or prior to the Closing Date by the Transferred Dawg Companies, (v) any intercompany transaction occurring prior to the Closing or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date (other than in the ordinary course of business) by the Transferred Dawg Companies.

(l)        Each Transferred Dawg Company is in material compliance with all applicable escheatment or unclaimed property laws.

(m)      All material Taxes required to be withheld, collected or deposited by or with respect to each Transferred Dawg Company and the Transferred Dawg Business have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Entity.

(n)       Each Transferred Dawg Company has complied in all material respect with the transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documents and disclosure requirements thereunder.

(o)       The Transferred Dawg Company is, and has been since its formation, a disregarded entity for U.S. federal income tax purposes.

(p)       The Transferred Dawg Canadian Company is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under any applicable provincial sales tax legislation.

(q)       The Transferred Dawg Canadian Company is not a non-resident of Canada for purposes of the Tax Act.

(r)       None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or territory in Canada, have applied or will apply to the Transferred Dawg Canadian Company at any time up to the Closing Date.

(s)       The shares of the Transferred Dawg Canadian Company are not “taxable Canadian property” for purposes of the Tax Act.

(t)        The Transferred Dawg Canadian Company has not acquired property in circumstances which could reasonably be expected to subject it to a liability under section 160 of the Tax Act.

(u)     The Transferred Dawg Canadian Company has not participated in any transactions which are subject to the reporting requirements under section 237.3 or section 237.5 of the Tax Act, or the notification requirements under section 237.4 of the Tax Act. No Transferred Dawg Company has an obligation to file an information return pursuant to any of the sections specified above in the Tax Act.

SECTION 3.13.      Proceedings.  Section 3.13 of the Dawg Disclosure Letter sets forth a complete list of each pending or, to the Knowledge of Dawg, threatened Proceeding relating to the Transferred Dawg Business or the Transferred Dawg Business Assets, other than any such Proceeding in which an adverse determination would not reasonably be expected to be material to the Transferred Dawg Business, taken as a whole.  No Transferred Dawg Business Group Member is a party to or subject to or in default under any material Judgment that would be binding on any Transferred Dawg Company, Transferred Dawg Assets or Marvel after the Closing.

SECTION 3.14.        Dawg Benefit Plans.

(a)       Section 3.14(a) of the Dawg Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each Dawg Benefit Plan in which any Dawg Business Employee participates, to which any Dawg Business Employee is a party or with respect to which any Transferred Dawg Business Group Member has any liability (contingent or otherwise).  Except as set forth on Section 3.14(a) of the Dawg Disclosure Letter, there are no Dawg Benefit Plans as of the date of this Agreement that are sponsored or maintained by any Transferred Dawg Company, and the Transferred Dawg Companies do not have any liability with respect to any Dawg Benefit Plan and no liabilities with respect to a Dawg Benefit Plan are expected to transfer to Marvel or any of its Affiliates.

(b)      Except as would not (i) individually or in the aggregate, reasonably be expected to result in any liability to any Transferred Dawg Company or Marvel or any of its Affiliates, or (ii) reasonably be expected to result in the imposition of material additional Taxes on any Dawg Business Employee, each Dawg Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification (or has filed for such a letter before the expiration of the applicable remedial amendment period), and each trust established in connection with any Dawg Benefit Plan which is intended to be exempt from U.S. Federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of Dawg, nothing has occurred that could reasonably be expected to adversely affect such qualification or exemption.

(c)       Each Dawg Benefit Plan has been operated in all material respects in compliance with the terms of the applicable Dawg Benefit Plan, and with all applicable Laws, except, in each case, as would not (i) individually or in the aggregate, reasonably be expected to result in any material liability to any Transferred Dawg Company or Marvel or its Affiliates, or (ii) reasonably be expected to result in the imposition of material additional Taxes on any Dawg Business Employee.  Each Dawg Benefit Plan required to have been approved by a Governmental Entity has been so approved, and no such approval has been revoked nor, to the Knowledge of Dawg, has revocation been threatened, except as would not (i) individually or in the aggregate, reasonably be expected to result in any material liability to the Transferred Dawg Companies or Marvel or its Affiliates, or (ii) reasonably be expected to result in the imposition of material additional Taxes on any Dawg Business Employee.

(d)       No Dawg Benefit Plan is, and none of the Transferred Dawg Companies (including any predecessor entity) or their ERISA Affiliates contributes to or has any liability (contingent or otherwise), or has, within the past six years contributed to or had any liability (contingent or otherwise) with respect to a Multiemployer Plan. Neither the Transferred Dawg Companies nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal” (as such terms are respectively defined in Section 4203 and 4205 of ERISA) with respect to any Multiemployer Plan (whether or not assessed), the liability for which has not been satisfied in full or that will be or would reasonably be expected to become a material liability of the Transferred Dawg Companies or Marvel or its Affiliates following Closing.  None of the Transferred Dawg Companies or any of their ERISA Affiliates sponsor, maintain, contribute to or is required to contribute to or has any liability, or has, within the past six years sponsored, maintained, contributed to, or been required to contribute to, or had any liability, with respect to, (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was at any time subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code, (ii) a “multiple employer plan” within the meaning of Section 413 of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)       No Dawg Business Employee participates in or is entitled to benefits under any Dawg Benefit Plan or any other plan, agreement or arrangement of a Transferred Dawg Business Group Member, in either case, that provides health, medical, life or other welfare benefits coverage to such Dawg Business Employee after retirement or other termination of employment or their spouses or dependents, other than continuation coverage under Section 4980B of the Code for which the Dawg Business Employee or their spouses or dependents pays the full premium cost of coverage.

(f)          No Transferred Dawg Business Group Member has received any written notice of any, and to the Knowledge of Dawg, there are no, investigations by any Governmental

Entity with respect to, or other Proceedings (except routine claims for benefits payable in the ordinary course of business) against or involving, any Dawg Benefit Plan, except as would not (i) individually or in the aggregate, reasonably be expected to result in any material liability to any Transferred Dawg Company or Marvel or its Affiliates, or (ii) reasonably be expected to result in the imposition of additional Taxes on any Dawg Business Employee.

(g)     None of the execution and delivery of the Transaction Agreements or the consummation of the Transactions will, either alone or in combination with any other event, except as expressly contemplated by this Agreement or as required by applicable Laws, (i) entitle any Dawg Business Employee to retention, change in control or similar compensation or benefits under any Dawg Benefit Plan or otherwise or cause any Dawg Business Employee to become eligible for any severance benefits; (ii) accelerate the payment or vesting, or trigger any funding of, any compensation or benefits, or increase the amount payable or trigger any other obligation due to, or in respect of, any Dawg Business Employee; or (iii) give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.  No Dawg Benefit Plan provides for the gross-up, indemnification or reimbursement of any Taxes imposed by Section 409A of the Code, or Section 4999 of the Code, or any other Code section.

(h)       Each Dawg Benefit Plan that is a Foreign Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and applicable Laws, and if intended to qualify for special Tax treatment, meets all the requirements for such treatment; (ii) is funded, book-reserved or secured by an insurance policy to the extent required by the terms of the applicable Foreign Benefit Plan or applicable Law, based on reasonable actuarial assumptions in accordance with applicable accounting principles; and (iii) each Dawg Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.15.        Labor Matters.

(a)       Except as set forth on Section 3.15(a) of the Dawg Disclosure Letter, no Dawg Business Employee is a member of, represented by or otherwise subject to any (i) labor or trade union, works council or similar organization or (ii) Collective Bargaining Agreement with respect to such Dawg Business Employee’s service to any Dawg Entity, and the Transferred Dawg Companies do not have any obligation with respect to any such organization or agreement.  No consent or consultation of, requirement to provide information to, or the rendering of, or receipt of an opinion or formal advice by, any labor or trade union, works council or other employee representative body or any Governmental Entity with jurisdiction over labor matters is required for any Dawg Entity to enter into the Transaction Agreements or to consummate the Transactions.

(b)      All individuals who perform services for each Transferred Dawg Business Group Member have been properly classified as exempt or non-exempt and an employee or an independent contractor pursuant to all applicable Laws, except as would not reasonably be expected to result in material liability to the Transferred Dawg Companies.

(c)       Each Transferred Dawg Business Group Member has properly completed, retained and, as applicable, updated a Form I-9 for each of their Dawg Business Employees, as applicable, in accordance with applicable Law.

(d)       (i) There is not, and since January 1, 2022 there has not been, any labor strike, slowdown, work stoppage, requests for representation, picketing, lockout, unfair labor practice charge, grievance or complaint or other labor dispute pending, or, to the Knowledge of Dawg, threatened, against or affecting the Dawg Business Employees, (ii) since January 1, 2022 there has not been and, to the Knowledge of Dawg, there are no presently pending activities or proceedings by any labor union or other employee representative organization to organize any Dawg Business Employees and no demand for recognition as the exclusive bargaining representative of any Dawg Business Employees has been made by or on behalf of any labor or similar organization and (iii) each Transferred Dawg Business Group Member is, and since January 1, 2022, has been in material compliance in all respects with all applicable Laws relating to labor and employment matters, including occupational safety and health standards, labor relations, terms and conditions of employment, payment of wages, minimum wages, overtime, classification of employees, employment equality, non-discrimination, harassment, retaliation, affirmative action, privacy and security, leaves of absences, benefits, unemployment compensation, child labor, hiring, background checks, workplace postings, work force reductions, plant closings, immigration, visa, work status, human rights, pay equity and workers’ compensation, except, in the case of each of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Dawg Material Adverse Effect.  Except as set forth in Section 3.15(d) of the Dawg Disclosure Letter, there are no pending, or to the Knowledge of Dawg, threatened legal Proceedings against the Transferred Dawg Companies in connection with the employment of any Dawg Business Employee or former employee of the Transferred Dawg Companies or independent contractor or consultant of the Transferred Dawg Companies in any judicial, regulatory or administrative forum or governmental body, or under any private dispute resolution procedure that are reasonably expected to have a Dawg Material Adverse Effect.  None of the employment policies or practices of the Transferred Dawg Companies are currently being audited or investigated and, to the Knowledge of the Dawg, subject to impending audit or investigation by a Governmental Entity or otherwise that are reasonably expected to have a Dawg Material Adverse Effect.  The Transferred Dawg Companies are not, and since January 1, 2022 have not been, subject to any Judgment or private settlement contract in respect to any labor or employment matters that is reasonably expected to have a Dawg Material Adverse Effect.

(e)       Section 3.15(e) of the Dawg Disclosure Letter sets forth a complete list, as of the date of this Agreement, of all Dawg Business Employees, and to the extent permitted by applicable Law, for each Dawg Business Employee, their (i) date of hire or engagement, (ii) title, position or nature of services provided, (iii) employing or engaging entity, (iv) work location, (v) base salary or wage rate or commission rate, as applicable, (vi) exempt or non-exempt classification and (vii) target bonus or other incentive plan amounts.  The Transferred Dawg Companies do not and will not, as of the Closing, employ any individual who is not a Dawg Business Employee.

SECTION 3.16.        Absence of Changes or Events.

(a)       Since March 31, 2025, there has been no event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Dawg Material Adverse Effect.

(b)      Since March 31, 2025 through the date of this Agreement, (x) the Transferred Dawg Business has been operated in the ordinary course of business and (y) no Transferred Dawg Business Group Member has taken any action that, if taken after the date of this Agreement without Dawg’s consent, would constitute a breach of clauses (i), (ii), (iii), (ix), (x), (xi), (xii) or (xvi) of Section 4.01(c).

SECTION 3.17.      Compliance with Applicable Laws.  Each Transferred Dawg Business Group Member has, since January 1, 2023, conducted the Transferred Dawg Business in compliance with all applicable Laws, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Dawg Material Adverse Effect.

SECTION 3.18.       Environmental Matters.  Except as set forth in Section 3.18 of the Dawg Disclosure Letter, or, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Transferred Dawg Business, taken as a whole:

(a)       (i) each Transferred Dawg Business Group Member has conducted the Transferred Dawg Business, and each of the Transferred Dawg Assets, is, and has been, in each case, since January 1, 2022, in material compliance with all Environmental Laws and (ii) except as disclosed in Section 3.18(a) of the Dawg Disclosure Letter, no capital expenditure or other expense, nor any financial assurance instrument or commitment, is required for any Transferred Dawg Business Group Member to achieve or maintain material compliance with any Environmental Law;

(b)     (i) each Transferred Dawg Business Group Member holds, and is and has been since January 1, 2022 in material compliance with the terms and conditions of, all Permits required under Environmental Laws and all such Permits are valid and in good standing, and (ii) there are no pending, or, to its Knowledge, proposed changes to any (A) such Permits, or the terms or conditions thereof, that could reasonably be expected to be adverse to the Transferred Dawg Business and (B) financial assurance instruments or guarantees required under any applicable Environmental Law or any Permit issued thereunder for the Transferred Dawg Business;

(c)      except as set forth on Section 3.18(c) of the Dawg Disclosure Letter, there are no Proceedings pending or, to the Knowledge of Dawg, threatened against any Transferred Dawg Business Group Member or otherwise relating to the Transferred Dawg Assets or the Transferred Dawg Business, including any such Proceeding relating to any real property or other asset currently or formerly owned, leased or operated by any Transferred Dawg Business Group Member, alleging a violation of or liability under any Environmental Law or any Permit issued thereunder and, since January 1, 2022, no Transferred Dawg Business Group Member has received any written notice alleging any violation of or liability under any Environmental Law or Permit issued thereunder;

(d)       no Transferred Dawg Business Group Member is a party or subject to, or in default under, any Judgment pursuant to Environmental Law;

(e)      no (i) Release of, or exposure to, any Hazardous Substance has occurred at, on, in, under or from the Dawg Real Property or any third-party location, for which there is, or would reasonably be expected to be, a liability or obligation of any Transferred Dawg Business

Group Member under or relating to any Environmental Law or any Permit issued thereunder and (ii) Transferred Dawg Business Group Member is conducting or funding, or is required to conduct or fund, pursuant to Environmental Law any Remedial Action at any real property; and

(f)       no Transferred Dawg Business Group Member has retained or assumed, either contractually or by operation of Law, except as may be set forth in the Dawg Leases, any liabilities or obligations of any third party relating to any Environmental Law or any Permit issued thereunder, and to the Knowledge of Dawg, there have been no other conditions, incidents or events relating to the ownership and/or operation of the Transferred Dawg Assets or the Transferred Dawg Business, in each such case, that would reasonably be expected to form the basis of any Proceeding against any Transferred Dawg Business Group Member under any Environmental Law or any Permit issued thereunder.

SECTION 3.19.       Sufficiency of the Assets.  Immediately following the Closing, taking into account the Transferred Dawg Assets to be acquired by Marvel pursuant to the Transaction Agreements and all services and rights to be delivered or given pursuant to the Transaction Agreements, the Transferred Dawg Companies or another member of the Marvel Group will own or have the right to use all of the assets necessary to conduct the Transferred Dawg Business immediately following the Closing in materially the same manner as the Transferred Dawg Business is conducted on the date hereof, taking into account ordinary wear and tear.

SECTION 3.20.       Material Customers and Material Suppliers.  Section 3.20 of the Dawg Disclosure Letter sets forth (a) the top 20 customers of the Transferred Dawg Business (determined on the basis of the aggregate revenues recognized by the Transferred Dawg Business during calendar year 2024 through March 31, 2025) (the “Material Dawg Customers”) and (b) the top 20 suppliers of goods, services or other assets (determined on the basis of the aggregate dollar volume of purchases made by the Transferred Dawg Business during the calendar year 2024 through March 31, 2025) (the “Material Dawg Suppliers”).

SECTION 3.21.       Transactions with Affiliates.  Except (a) for services that will be provided to a member of the Marvel Group following the Closing pursuant to the Transition Services Agreement and the Dawg Shared Leases (to the extent applicable), or (b) as set forth on Section 3.21 of the Dawg Disclosure Letter, there are no material Contracts, transactions and other arrangements between any Transferred Dawg Company, on the one hand, and Dawg or any of its Subsidiaries (other than the Transferred Dawg Companies), or any officer, director or employee of the foregoing, on the other hand.

SECTION 3.22.       Insurance.  Section 3.22 of Dawg Disclosure Letter sets forth all material insurance policies (or descriptions thereof) covering the Transferred Dawg Assets or any Transferred Dawg Business Group Member that are for the benefit of the Transferred Dawg Business in effect on the date hereof.  To the Knowledge of Dawg, no Transferred Dawg Business Group Member is in material breach of, or default in any material respect under, any such insurance policies.  All such policies are in full force and effect in accordance with their respective terms, and no written notice of cancellation or termination has been received by any Transferred Dawg Business Group Member with respect to any such policy.

SECTION 3.23.        Anti-Corruption; Sanctions; Import and Export Control Laws.

(a)        Except as set forth on Section 3.23(a) of the Dawg Disclosure Letter, the Transferred Dawg Business Group Members, and, to the Knowledge of Dawg, their respective directors, managers, officers, employees and representatives authorized to act on their behalf are, and have been since January 1, 2021, in material compliance with the U.S. Foreign Corrupt Practices Act, as amended, the Corruption of Foreign Public Officials Act (Canada) and all other anti-bribery and anti-corruption Laws maintained in any jurisdiction in which any of the Transferred Dawg Business Group Members do business or otherwise in which the Transferred Dawg Business is conducted.

(b)      The Transferred Dawg Business Group Members are, and have been since January 1, 2021, in material compliance with applicable Trade Laws and Sanctions.  There are no sanctions-related, export-related or import-related Proceedings pending or, to the Knowledge of Dawg, threatened against any Transferred Dawg Business Group Member or, to the Knowledge of Dawg, any officer or director thereof by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Dawg Material Adverse Effect.

(c)       Except as would not, individually or in the aggregate, reasonably be expected to have a Dawg Material Adverse Effect, (i) no Transferred Dawg Business Group Member has engaged in, or is now engaging in, directly or indirectly, any dealings or transactions in a Sanctioned Country or with a Sanctioned Person, in each case, in violation of sanctions, and (ii) no Transferred Dawg Business Group Member, or any director, manager, officer or employee thereof, is a Sanctioned Person.

SECTION 3.24.       Brokers or Finders.  No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or expense reimbursement in connection with the Transaction Agreements or the Transactions based upon arrangements made by or on behalf of Dawg or any of its Subsidiaries, except Wells Fargo Securities, LLC, whose fees and expenses will be paid by or on behalf of Dawg.

SECTION 3.25.       Sufficiency of Funds.  Dawg will have on the Closing Date funds sufficient to satisfy all of Dawg’s obligations under this Agreement, including the obligations under Article I, to pay any other amounts required to be paid by Dawg in connection with the consummation of the Transactions and to pay all related fees and expenses of Dawg that are payable on the Closing Date.

SECTION 3.26.       No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III (including in each case the related portions of the Dawg Disclosure Letter), none of Dawg, the Dawg Entities or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Dawg or the Dawg Entities, including any representation or warranty as to the accuracy or completeness of any information regarding the Transferred Dawg Business furnished or made available to Marvel and its representatives (including any information, documents or material delivered to Marvel or made available to Marvel in any of the data rooms, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Transferred Dawg Business, or any representation or warranty arising from statute or otherwise under Law.  Notwithstanding anything to the contrary in this Section 3.26, nothing herein shall limit Marvel’s rights and remedies in any way in the case of Actual Fraud.

ARTICLE IV

Covenants

SECTION 4.01.        Covenants Relating to Conduct of the Business.

(a)       Except as (w) set forth in Section 4.01(a) of the Marvel Disclosure Letter, (x) required by applicable Law, Judgment or any Governmental Entity, (y) consented to by Dawg (such consent not to be unreasonably withheld, conditioned or delayed) or (z) otherwise permitted, contemplated or required by the terms of this Agreement, from the date of this Agreement to the Closing, Marvel shall, and shall cause the Transferred Marvel Business Group Members to, use commercially reasonable efforts to conduct the Transferred Marvel Business in the ordinary course in substantially the same manner as previously conducted and to preserve substantially intact the business organizations, operations and goodwill of the Transferred Marvel Business.  In addition, except as (x) set forth in Section 4.01(a) of the Marvel Disclosure Letter, (y) required by applicable Law, Judgment or any Governmental Entity or (z) otherwise permitted, contemplated or required by the terms of this Agreement, from the date of this Agreement to the Closing, Marvel shall not permit any Transferred Marvel Business Group Member to do any of the following solely as such actions relate to the Transferred Marvel Business, without the prior written consent of Dawg (such consent not to be unreasonably withheld, conditioned or delayed):

(i)        amend the Organizational Documents of any Transferred Marvel Company;

(ii)       in the case of the Transferred Marvel Companies only, split, combine or reclassify any shares of their Equity Interests;

(iii)      in the case of the Transferred Marvel Companies only, issue, deliver, sell or transfer any shares of their Equity Interests or any Marvel Company Equity Rights;

(iv)    take any action that would affect whether or not an individual is classified as a Marvel Business Employee, other than (A) hiring or firing Marvel Business Employees with annualized base compensation of less than $250,000 in the ordinary course of business, (B) hiring to replace a departed Marvel Business Employee in the ordinary course of business or (C) terminating any Marvel Business Employee for “cause” (as determined by Marvel and its Affiliates in good faith and consistent with past practice);

(v)      (A) grant any increase in the compensation or benefits of any Marvel Business Employee, other than increases in compensation in connection with annual compensation reviews in the ordinary course of business for Marvel Business Employees with annualized base compensation of less than $250,000; (B) accelerate the payment or vesting of, waive performance conditions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any Marvel Business Employee or (C) grant any bonus, retention, change in control, transaction, termination or severance pay to, or enter into or amend any agreement or arrangement providing for the payment of such amounts with, any Marvel Business Employee, other than, with respect to each of (B) and (C), (x) in connection with any action that applies uniformly to Marvel Business Employees and other similarly situated employees of Marvel and its Affiliates and would not result in a material increase in costs to Dawg and its Affiliates following the Closing or (y) as required by a Marvel Benefit Plan or a Collective Bargaining Agreement;

(vi)     enter into any Contract with any union or labor organization (including any Collective Bargaining Agreement) with respect to any Marvel Business Employees or amend, modify or terminate any Collective Bargaining Agreement with respect to any Marvel Business Employee, except as required by a Collective Bargaining Agreement or an arbitration decision; provided that Marvel shall provide Dawg with written notice of Marvel’s intention to take any such action at least five (5) Business Days prior to taking any such action;

(vii)    voluntarily subject any of its material Transferred Marvel Business Assets to any Lien (other than any Permitted Lien) that would have been required to be set forth in Section 2.07 or Section 2.08(b) or (c) of the Marvel Disclosure Letter if it existed on the date of this Agreement;

(viii)   loan or advance any amount to, or enter into any agreement or arrangement with, Marvel or any of its Affiliates, except for (A) transactions between or among the Transferred Marvel Companies or (B) entry into Marvel Intercompany Accounts in the ordinary course of business;

(ix)     make any change in any method of financial accounting or financial accounting practice or policy other than those required or permitted by GAAP or other applicable accounting standards (or any interpretation thereof) or required by applicable Law;

(x)      make, change or revoke any material election in respect of Taxes, adopt or change a material annual Tax accounting period or method, file any material amended Tax Return or claim for a Tax refund, enter into agreement or settlement with a Taxing Authority with respect to a material amount of Taxes, in each case, to the extent such action would reasonably be expected to affect the Taxes of, or otherwise be binding on, Dawg, its Affiliates or any Transferred Marvel Company;

(xi)      sell, lease (as lessor), sublease (as sublessor), license (as licensor) or otherwise dispose of any material Transferred Marvel Business Asset (including any Marvel Material Site), individually or in the aggregate with other like Transferred Marvel Business Assets then being sold, leased, subleased, licensed or disposed of, except for sales of inventory and dispositions of obsolete, worn-out or excess equipment or assets;

(xii)    adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Transferred Marvel Business Group Member;

(xiii)    modify, amend, terminate, cancel, extend or grant any Consent or waiver under any Material Marvel Contract included in the Transferred Marvel Business Assets, in each case, other than (A) extensions of any Marvel Lease in the ordinary course of business and (B) terminations or renewals in accordance with the terms of any such Material Marvel Contract;

(xiv)    enter into any Contract that would have been a Material Marvel Contract, except in the ordinary course of business;

(xv)     other than any capital expenditures or commitments therefor contemplated by and set forth on Section 4.01(a)(xv) of the Marvel Disclosure Letter or incurred or made for repair and maintenance in respect of any Transferred Marvel Assets, make any capital expenditures or commitments therefor in respect of any Transferred Marvel Assets in excess of $2,500,000 in the aggregate;

(xvi)   compromise, settle or agree to settle any material Proceeding involving the Transferred Marvel Business, the Transferred Marvel Companies, or the Transferred Marvel Employees (other than any compromise, settlement or agreement that imposes an aggregate monetary obligation for which the Transferred Marvel Companies will have liability following the Closing of less than $2,000,000 individually or $5,000,000 in the aggregate; provided that (1) no non-monetary obligations (other than customary confidentiality obligations) are imposed on the Transferred Marvel Companies and (2) no Transferred Marvel Company admits to any wrongdoing);

(xvii)  modify, amend, terminate, fail to renew or let lapse any material Permit of any Transferred Marvel Company or with respect to any Transferred Marvel Assets, except in the ordinary course of business; or

(xviii)  agree or commit, whether in writing or otherwise, to do any of the foregoing.

(b)      From the date hereof through the Closing, Marvel shall use its commercially reasonable efforts not to enter into any additional Material Marvel Contracts pursuant to which consummation of the Transactions would result in a violation of or default under, or loss of a material benefit under, such Material Marvel Contract without the consent or approval of the counterparty thereto.  Marvel will keep Dawg reasonably informed with respect to the execution of any such Contract.

(c)       Except as (w) set forth in Section 4.01(c) of the Dawg Disclosure Letter, (x) required by applicable Law, Judgment or any Governmental Entity, (y) consented to by Marvel (such consent not to be unreasonably withheld, conditioned or delayed) or (z) otherwise permitted, contemplated or required by the terms of this Agreement, from the date of this Agreement to the Closing, Dawg shall, and shall cause the Transferred Dawg Business Group Members to, use commercially reasonable efforts to conduct the Transferred Dawg Business in the ordinary course in substantially the same manner as previously conducted and to preserve substantially intact the business organizations, operations and goodwill of the Transferred Dawg Business.  In addition, except as (x) set forth in Section 4.01(c) of the Dawg Disclosure Letter, (y) required by applicable Law, Judgment or any Governmental Entity or (z) otherwise permitted, contemplated or required by the terms of this Agreement, from the date of this Agreement to the Closing, Dawg shall not permit any Transferred Dawg Business Group Member to do any of the following solely as such actions relate to the Transferred Dawg Business without the prior written consent of Marvel (such consent not to be unreasonably withheld, conditioned or delayed):

(i)        amend the Organizational Documents of any Transferred Dawg Company;

(ii)       in the case of the Transferred Dawg Companies only, split, combine or reclassify any shares of their Equity Interests;

(iii)      in the case of the Transferred Dawg Companies only, issue, deliver, sell or transfer any shares of their Equity Interests or any Dawg Company Equity Rights;

(iv)    take any action that would affect whether or not an individual is classified as a Dawg Business Employee, other than (A) hiring or firing Dawg Business Employees with annualized base compensation of less than $250,000 in the ordinary course of business, (B) hiring to replace a departed Dawg Business Employee in the ordinary course of business or (C) terminating any Dawg Business Employee for “cause” (as determined by Dawg and its Affiliates in good faith and consistent with past practice);

(v)      (A) grant any increase in the compensation or benefits of any Dawg Business Employee, other than increases in compensation in connection with annual compensation reviews in the ordinary course of business for Dawg Business Employees with annualized base compensation of less than $250,000; (B) accelerate the payment or vesting of, waive performance conditions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any Dawg Business Employee or (C) grant any bonus, retention, change in control, transaction, termination or severance pay to, or enter into or amend any agreement or arrangement providing for the payment of such amounts with, any Dawg Business Employee, other than, with respect to each of (B) and (C), (x) in connection with any action that applies uniformly to Dawg Business Employees and other similarly situated employees of Dawg and its Affiliates and would not result in a material increase in costs to Marvel and its Affiliates following the Closing or (y) as required by a Dawg Benefit Plan or a Collective Bargaining Agreement; enter into any Contract with any union or labor organization (including any Collective Bargaining Agreement) with respect to any Dawg Business Employees or amend, modify or terminate any Collective Bargaining Agreement with respect to any Dawg Business Employee, except as required by a Collective Bargaining Agreement or an arbitration decision; provided that Dawg shall provide Marvel with written notice of Dawg’s intention to take any such action at least five (5) Business Days prior to taking any such action;

(vii)    voluntarily subject any of its material Transferred Dawg Business Assets to any Lien (other than any Permitted Lien) that would have been required to be set forth in Section 3.07 or Section 3.08(b) or (c) of the Dawg Disclosure Letter if it existed on the date of this Agreement;

(viii)   loan or advance any amount to, or enter into any agreement or arrangement with, Dawg or any of its Affiliates, except for (A) transactions between or among the Transferred Dawg Companies or (B) entry into Dawg Intercompany Accounts in the ordinary course of business;

(ix)      make any change in any method of financial accounting or financial accounting practice or policy other than those required or permitted by GAAP or other applicable accounting standards (or any interpretation thereof) or required by applicable Law;

(x)      make, change or revoke any material election in respect of Taxes, adopt or change a material annual Tax accounting period or method, file any material amended Tax Return or claim for a Tax refund, enter into agreement or settlement with a Taxing Authority with respect to a material amount of Taxes, in each case, to the extent such action would reasonably be expected to affect the Taxes of, or otherwise be binding on, Marvel, its Affiliates or any Transferred Dawg Company;

(xi)     sell, lease (as lessor), sublease (as sublessor), license (as licensor) or otherwise dispose of any material Transferred Dawg Business Asset (including any Dawg Material Site), individually or in the aggregate with other like Transferred Dawg Business Assets then being sold, leased, subleased, licensed or disposed of, except for sales of inventory and dispositions of obsolete, worn-out or excess equipment or assets;

(xii)    adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Transferred Dawg Business Group Member;

(xiii)   modify, amend, terminate, cancel, extend or grant any Consent or waiver under any Material Dawg Contract included in the Transferred Dawg Business Assets, in each case, other than (A) extensions of any Dawg Lease in the ordinary course of business and (B) terminations or renewals in accordance with the terms of any such Material Dawg Contract;

(xiv)    enter into any Contract that would have been a Material Dawg Contract, except in the ordinary course of business;

(xv)     other than any capital expenditures or commitments therefor contemplated by and set forth on Section 4.01(c)(xv) of the Dawg Disclosure Letter or incurred or made for repair and maintenance in respect of any Transferred Dawg Assets, make any capital expenditures or commitments therefor in respect of any Transferred Dawg Assets in excess of $2,500,000 in the aggregate;

(xvi)   compromise, settle or agree to settle any material Proceeding involving the Transferred Dawg Business, the Transferred Dawg Companies or the Transferred Dawg Employees (other than any compromise, settlement or agreement that imposes an aggregate monetary obligation for which the Transferred Dawg Companies will have liability following the Closing of less than $2,000,000 individually or $5,000,000 in the aggregate; provided that (1) no non-monetary obligations (other than customary confidentiality obligations) are imposed on the Transferred Dawg Companies and (2) no Transferred Dawg Company admits to any wrongdoing);

(xvii)   modify, amend, terminate, fail to renew or let lapse any material Permit of any Transferred Dawg Company or in the Transferred Dawg Assets, except in the ordinary course of business; or

(xviii)  agree or commit, whether in writing or otherwise, to do any of the foregoing.

(d)      From the date hereof through the Closing, Dawg shall use its commercially reasonably efforts not to enter into any additional Material Dawg Contracts pursuant to which consummation of the Transactions would result in a violation of or default under, or loss of a material benefit under, such Material Dawg Contract without the consent or approval of the counterparty thereto.  Dawg will keep Marvel reasonably informed with respect to the execution of any such Contract.

(e)       Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in this Agreement or any other Transaction Agreement shall in any event limit or restrict any actions or failure to take actions (i) by Marvel or any of its Affiliates (other than the Transferred Marvel Business Group Members) with respect to any matter to the extent unrelated to the Transferred Marvel Business or (ii) by Dawg or any of its Affiliates (other than the Transferred Dawg Business Group Members) with respect to any matter to the extent unrelated to the Transferred Dawg Business.

SECTION 4.02.       Access to Information.  From the date of this Agreement to the Closing, (a) Marvel shall cause each Transferred Marvel Business Group Member to afford to Dawg and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours, to all the personnel, properties, books, Contracts, Tax Returns and records of each Transferred Marvel Business Group Member and, during such period, shall furnish to Dawg any information concerning any Transferred Marvel Business Group Member as Dawg may reasonably request (other than any of the foregoing to the extent related to the negotiation and execution of this Agreement, any other Transaction Agreement or the Transactions or any proposals to or from other parties relating to any competing or alternative transactions) and (b) Dawg shall cause each Transferred Dawg Business Group Member to afford to Marvel and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours, to all the personnel, properties, books, Contracts, Tax Returns and records of each Transferred Dawg Business Group Member and, during such period, shall furnish to Marvel any information concerning any Transferred Dawg Business Group Member as Marvel may reasonably request (other than any of the foregoing to the extent related to the negotiation and execution of this Agreement, any other Transaction Agreement or the Transactions or any proposals to or from other parties relating to any competing or alternative transactions); provided, however, that Marvel and Dawg, as applicable, and their respective accountants, counsel and other representatives shall conduct any such permitted activities in such a manner as not to interfere unreasonably with the business or operations of any Transferred Marvel Business Group Member or Transferred Dawg Business Group Member, as applicable; provided further, however, that (i) no Transferred Marvel Business Group Member or Transferred Dawg Business Group Member, as the case may be, shall be required to provide such access if a party determines, in its reasonable judgment, that doing so could (A) violate applicable Law or an applicable Judgment or (B) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege (it being understood that the parties shall use commercially reasonable efforts to provide such access in a manner that does not violate any such Law or Judgment or jeopardize any such privilege or protection), (ii) such access shall not include any intrusive or invasive investigations, testing or sampling of the environment, including without limitation any soil, subsurface, surface water or groundwater, or any building, facility, equipment or fixture on, of, at or under (A) any Marvel Owned Real Property or Marvel Leased Real Property by or on behalf of Dawg, its accountants, counsel or its other representatives or (B) any Dawg Owned Real Property or Dawg Leased Real Property by or on behalf of Marvel, its accountants, counsel or its other representatives and (iii) no Transferred Marvel Business Group Member or Transferred Dawg Business Group Member, as the case may be, shall be required to provide any such access or information to the extent (A) it is competitively sensitive (provided that, in such case, Marvel or Dawg, as the case may be, shall use commercially reasonable efforts to provide such information pursuant to mutually agreed “clean team” procedures established by the parties) or (B) unrelated to the Transferred Marvel Business or the Transferred Dawg Business, as applicable (provided, that Transferred Marvel Business Group Members and Transferred Dawg Business Group Members shall be required to extract any business-related information from information unrelated to the applicable business to the extent reasonably practicable).  All requests for information made pursuant to this Section 4.02 shall be directed to the executive officer or other Person designated by each party.  From the date of this Agreement to the Closing, Marvel shall cause each Transferred Marvel Business Group Member to provide reasonable and customary cooperation to Dawg, its representatives and Affiliates and Wells Fargo Bank, National Association, as Administrative Agent, under that certain Amended and Restated Credit Agreement, dated as of November 15, 2016 (as amended, restated, amended and restated, supplemented or modified from time to time, the “ABL Credit Agreement”) (or third party evaluators on their behalf) in obtaining customary appraisals and field exams in connection with the ABL Credit Agreement upon reasonable prior notice during normal business hours and in providing such available information as is reasonably requested to assist Dawg, its representatives and Affiliates in their preparation of borrowing base certificates in connection with the ABL Credit Agreement and in the determination of eligible borrowing base assets (including field exams and appraisals of accounts and inventory).  Nothing in this Section 4.02 or elsewhere in this Agreement shall be construed to require either party or any of their respective representatives to prepare any reports, analyses, appraisals or opinions that are not readily available (it being understood that the parties shall not be required to prepare any financial projections, forecasts or any other prospective or pro forma financial information).

SECTION 4.03.      Confidentiality.  The parties agree that any confidential information being provided to each party in connection with the Transactions (including the terms of the Transaction Agreements and the contents of the Marvel Disclosure Letter and the Dawg Disclosure Letter) is considered Evaluation Material under the Confidentiality Agreement and will remain subject to the terms of the confidentiality agreement, dated as of May 9, 2025 between Dawg and Marvel (the “Confidentiality Agreement”).  Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Transferred Marvel Business and the Transferred Dawg Business, respectively; provided, however, that each party agrees that any and all other confidential information provided to it or any of its Affiliates, or any of their respective representatives, in connection with the Transactions is considered Evaluation Material under the Confidentiality Agreement by the other party or any of its Affiliates, or any of their respective representatives, shall remain subject to the terms and conditions of the Confidentiality Agreement applicable to Evaluation Material after the Closing, and all other terms thereof shall terminate at the Closing.

SECTION 4.04.        Efforts to Consummate the Transactions.

(a)      On the terms and subject to the conditions of this Agreement, Marvel and Dawg shall each use their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to cause the Closing to occur as promptly as reasonably practicable, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing, and to identify and obtain any consents, approvals or waivers of (or deliver any notices to) the counterparties to the Material Marvel Contracts and Material Dawg Contracts; provided, however, except as set forth in  Section 4.04(b) or Section 4.04(c), this Section 4.04 shall not require any party to expend any money, make any concessions, commence, defend or participate in any litigation, incur any liability or offer or grant any accommodation (financial or otherwise) in order to procure any consent, approval or waiver from any third party.

(b)       Each of Marvel and Dawg shall (and shall cause their respective Affiliates to) as promptly as practicable (unless Marvel and Dawg mutually agree otherwise) file with the appropriate Governmental Entities any notices and applications necessary to obtain clearance under any applicable Laws for the consummation of the Transactions; provided that, without limiting the generality of the foregoing, (i) Marvel and Dawg each agree to make (or cause its applicable Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino-Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to Marvel’s acquisition of the Transferred Dawg Equity Interests and Transferred Dawg Assets (such acquisition, the “Aggregates Acquisition” and any such filings made in connection with the Aggregates Acquisition, an “Aggregates HSR Filing”) and (ii) Dawg and Marvel each agrees to make (or cause its applicable Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to Dawg’s acquisition of the Transferred Marvel Equity Interests and Transferred Marvel Assets (such acquisition, the “Cement Acquisition” and any such filings made in connection with the Cement Acquisition, a “Cement HSR Filing”), in each case within 25 Business Days following the date hereof.  Marvel and Dawg shall (and shall cause their respective Affiliates to) furnish each other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission (including the Aggregates HSR Filings and the Cement HSR Filings) that is necessary under such Laws. Separately, unless Marvel and Dawg mutually agree in writing on a separate timeframe, within 10 Business Days following the filing of the Aggregates HSR Filing and Cement HSR Filing, shall, in coordination with Dawg, submit a written request to the Commissioner of Competition under the Competition Act (Canada) for the issuance of either an advance ruling certificate pursuant to subsection 102(1) of the Competition Act (Canada) or, in lieu thereof, both a waiver under paragraph 113(c) of the Competition Act (Canada) and written confirmation from the Commissioner of Competition that he does not intend, at such time, to bring an application under section 92 of the Competition Act (Canada) in respect of the Transactions (an “ARC/NAL Clearance”) and, in the event that the ARC/NAL Clearance is not obtained within 30 days following the submission of the written request, either Marvel or Dawg may at any time thereafter notify the other party of its intention to submit a filing under subsection 114(1) of the Competition Act (Canada) in which case each of Marvel and Dawg shall, or shall cause their Affiliates to, submit its respective subsection 114(1) notification to the Commissioner of Competition within 10 Business Days thereafter (unless the parties mutually agree in writing on a separate timeframe). Marvel and Dawg shall (and shall cause their respective Affiliates to) keep each other apprised of the status of any communications with, and any inquiries or requests for additional or supplemental information from, any such Governmental Entities permitted by Law.

Each of Marvel and Dawg shall (and shall cause its respective Affiliates to) use its reasonable best efforts to obtain any clearance required under such Laws for the consummation of the Transactions (including the expiration or early termination of any applicable waiting period) as promptly as reasonably practicable.  Neither Marvel nor Dawg shall (nor shall it permit any of its Affiliates to) consent to any voluntary delay of the Closing or extension of any applicable waiting period at the behest of any Governmental Entity without the prior consent of the other (not to be unreasonably withheld, conditioned or delayed), except that (x) Marvel shall have the ability, after consulting with Dawg and considering its views, to “pull and refile” the Aggregates HSR Filing and the filing made pursuant to subsection 114(1) of the Competition Act (Canada) and (y) Dawg shall have the ability, after consulting with Marvel and considering its views, to “pull and refile” the Cement HSR Filing, in each case pursuant to 16 C.F.R. § 803.12(c).

(c)       For purposes of this Section 4.04, the “reasonable best efforts” of each party shall include (i) seeking to prevent the initiation of any Proceeding challenging the Transactions as violative of any Law and (ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or disposition of businesses, product lines, assets or operations of, in the case of Dawg, the Transferred Marvel Companies or any of the Transferred Marvel Assets or, in the case of Marvel, the Transferred Dawg Companies or any of the Transferred Dawg Assets (such actions, the “Remedy Actions”); provided, however, that (x) the effectiveness of any Remedy Action described in clause (ii) of the definition thereof shall be conditioned upon the Closing; (y) neither Marvel nor Dawg shall be obligated under this Section 4.04 to commit to, or take, any Remedy Action with respect to the Retained Marvel Business, in the case of Marvel, or the Retained Dawg Business, in the case of Dawg and (z) notwithstanding anything to the contrary in this Section 4.04 or any other provision of this Agreement, (i) neither Marvel nor any of its Affiliates shall be required to sell, divest, dispose of or enter into any other arrangements, or take any other Remedy Action described in clause (ii) of the definition thereof, other than any sales, divestitures or disposals of assets (including with respect to the Transferred Dawg Assets) that, individually or in the aggregate, generated 2024 EBITDA of up to $16,000,000 and (ii) neither Dawg nor any of its Affiliates shall be required to sell, divest, dispose of or enter into any other arrangements, or take any other Remedy Action described in clause (ii) of the definition thereof, other than any sales, divestitures or disposals of assets (including with respect to the Transferred Marvel Assets) that, individually or in the aggregate, generated 2024 EBITDA of up to $16,000,000.  For the avoidance of doubt, (x) neither Marvel nor any of its Affiliates shall be permitted to take, or commit to take, any Remedy Action with respect to the Transferred Marvel Assets without the prior written consent of Dawg and (y) neither Dawg nor any of its Affiliates shall be permitted to take, or commit to take, any Remedy Action with respect to the Transferred Dawg Assets without the prior written consent of Marvel.

(d)       Without limiting the generality of anything contained in this Section 4.04, to the extent reasonably practical and permitted by Law, Marvel and Dawg shall (and shall cause their respective Affiliates to), to the extent permitted by applicable Law, (i) give each other prompt notice of the making or commencement of any request, inquiry or Proceeding by or before any Governmental Entity with respect to the Transactions (including the Aggregates Acquisition or the Cement Acquisition, as applicable), (ii) keep each other reasonably informed as to the status of any such request, inquiry or Proceeding, (iii) promptly inform each other of any communication (and provide each other with copies of all written communications) to or from any Governmental Entity regarding the Transactions (including the Aggregates Acquisition or the Cement

Acquisition, as applicable), subject to the redaction of any information deemed by such party to be competitively sensitive or as necessary to address any reasonable privilege or confidentiality concerns; provided, that if a party redacts any information in reliance on the foregoing, that party must provide an un-redacted copy of the relevant communications or information to the other party’s legal advisors on an “external counsel only” basis, (iv) consult and cooperate with each other in good faith in connection with any meetings or oral communications, formal or informal, with any Governmental Entity in connection with the Transactions and, where practicable, provide each other with advance notice and an opportunity to attend and participate in all such meetings and oral communications other than in meetings that clearly relate to one party, such as negotiations relating to a party’s compliance with a request for additional information, and (v) consult and cooperate with each other in good faith in connection with, and provide each other with reasonable advance opportunity to review and comment upon (and each will consider in good faith the views of the other in connection with), any material filing, registration, declaration, notice, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other material communication, oral or written, made or submitted to any Governmental Entity regarding the Transactions (including the Aggregates Acquisition or the Cement Acquisition, as applicable).  Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (x) Marvel shall control and lead (with prior notice to and consultation of Dawg and considering Dawg’s views in good faith) all strategy relating to any process under the HSR Act and any other Antitrust Laws with respect to the Aggregates Acquisition and (y) Dawg shall control and lead (with prior notice to and consultation of Marvel and considering Marvel’s views in good faith) all strategy relating to any process under the HSR Act and any other Antitrust Laws with respect to the Cement Acquisition.

(e)      Nothing in this Agreement shall (i) apply to or restrict communications or other actions by any Transferred Marvel Business Group Member or Transferred Dawg Business Group Member, as applicable, with or with respect to Governmental Entities in connection with its business in the ordinary course of business or (ii) (A) give Dawg, directly or indirectly, the right to control or direct the operations of any Transferred Marvel Business Group Member prior to the Closing or (B) give Marvel, directly or indirectly, the right to control or direct the operations of any Transferred Dawg Business Group Member prior to the Closing.

(f)       Subject to the preceding provisions of this Section 4.04, from time to time, as and when requested by any party hereto, each other party hereto shall (and shall cause its Affiliates to) execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions, as such other party may reasonably deem necessary or desirable to consummate the Transactions. Prior to the Closing, the parties shall in good faith finalize the schedules to the Transition Services Agreement.

SECTION 4.05.       Expenses.  Whether or not the Closing takes place, except as expressly set forth in any other provision of this Agreement or the other Transaction Agreements, all costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the Transactions shall be paid by the party incurring such costs and expenses, such costs and expenses to include the costs and expenses incurred by the Transferred Marvel Companies (in the case of Marvel) or the Transferred Dawg Companies (in the case of Dawg), as the case may be, prior to the Closing in connection with this Agreement, the other Transaction Agreements and the Transactions.

SECTION 4.06.       Dawg Employee Covenants.

(a)       For a period from the Closing Date until the first anniversary of the Closing (or, if earlier, the termination of their employment) (the “Continuation Period”), Dawg shall, or shall cause its Affiliates to, provide to each Transferred Marvel Employee with (i) a base salary or wage rate (as applicable), commissions and short-term (no more than annual) cash-based incentive compensation opportunities, in each case, no less favorable than those provided to such Transferred Marvel Employee immediately prior to the Closing and (ii) employee benefits (excluding long-term incentive compensation, defined benefit pension, retiree medical benefits, equity-based compensation, severance and retention or transaction-based compensation), that are substantially comparable in the aggregate to those provided to such Transferred Marvel Employee immediately prior to the Closing. In addition, Dawg shall, or shall cause its Affiliates to, provide to each Transferred Marvel Employee whose employment is terminated during the Continuation Period, severance and termination benefits at the level that would have been applicable to such Transferred Marvel Employee under the relevant severance and termination practices set forth on Section 4.06 of the Marvel Disclosure Letter, as applicable, taking into account such Transferred Marvel Employee’s service with Marvel and any of their respective predecessors prior to the Closing Date, as well as service with Dawg and its Affiliates following the Closing Date.  Effective as of the Closing, each Transferred Marvel Employee shall cease to participate in any Marvel Benefit Plan as an active employee.

(b)      Each Transferred Marvel Employee who is eligible for an annual bonus under any Marvel Benefit Plan for the year in which the Closing occurs shall be paid, as soon as practical following the Closing, a prorated portion of the target amount of such annual bonus by Marvel or one of its Affiliates (other than the Transferred Marvel Companies), with such proration to reflect service through the Closing Date (each, a “Marvel Pre-Closing Bonus”).  Following the Closing Date, the Transferred Marvel Employees shall participate in annual incentive or short-term bonus plans sponsored or maintained by Dawg and its Affiliates in accordance with Section 4.06(a), including remaining eligible to receive a bonus in respect of the portion of the year in which the Closing occurs following the Closing.  In addition, at the Closing, Marvel or one of its Affiliates shall pay or cause to be paid to each Transferred Marvel Employee such employee’s paid time off balance, if any.

(c)      From and after the Closing Date, Dawg shall, or shall cause its Affiliates to, recognize, for purposes of eligibility and vesting and, solely with respect to severance, vacation and paid-time off benefits, for purposes of calculation of compensation and benefit levels, under all plans, programs and arrangements established or maintained by Dawg or any of its Affiliates (other than defined benefit pension plans, retiree welfare plans and plans, programs and arrangements that are closed to new participants) in which a Transferred Marvel Employee is eligible to participate, each Transferred Marvel Employee’s service with Marvel and any respective predecessors prior to the Closing Date as if such service were with Dawg and to the same extent such service was recognized by Marvel under a comparable Marvel Benefit Plan prior to the Closing Date; provided that no such recognition of service shall be required to the extent that it would result in a duplication of benefits.

(d)       No later than the Closing Date, Dawg shall, or shall cause Dawg’s Affiliates to, have in effect one or more defined contribution plans that each include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (collectively, “Dawg’s 401(k) Plan”) that will provide benefits to Transferred Marvel Employees participating in defined contribution plans that each include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code sponsored by Marvel or one of its Affiliates (each, a “Marvel 401(k) Plan”) as of the Closing Date.  Each Transferred Marvel Employee who participates in a Marvel 401(k) Plan as of the Closing Date shall become a participant in Dawg’s 401(k) Plan as soon as administratively practicable after the Closing Date in accordance with the terms of Dawg’s 401(k) Plan.  If a Transferred Marvel Employee elects a “direct rollover” to Dawg’s 401(k) Plan of the account balances of such Transferred Marvel Employee (including a direct in-kind rollover of promissory notes evidencing any outstanding loans) under Marvel’s 401(k) Plan in accordance with applicable Law and Dawg’s 401(k) Plan, Dawg agrees to cause Dawg’s 401(k) Plan to allow each such Transferred Marvel Employee to make such direct rollover.

(e)      Except (x) in the event that a Marvel Business Employee (other than a Marvel Business Employee on Leave) automatically transfers to Dawg or its Affiliates, upon the occurrence of the Closing pursuant to the transfer of the Transferred Marvel Equity Interests to Dawg, or (y) as otherwise provided under Section 4.06(f) with respect to a Marvel Business Employee on Leave, no later than 20 calendar days prior to the Closing Date, Dawg or one of its Affiliates shall offer employment, effective as of 12:01 a.m., local time, on the next calendar day following the Closing Date, to all Marvel Business Employees, in each case effective upon, and conditioned on the occurrence of, the Closing occurring (each such Marvel Business Employee, a “Marvel Offer Employee”). Dawg shall provide each Marvel Offer Employee with an offer of employment and employment terms in accordance with Dawg’s obligations in this Section 4.06, contingent on the Closing and reasonably satisfactory results from Dawg’s standard pre-employment background check and Form I-9 process.  In addition, each offer of employment pursuant to this Section 4.06(e) shall provide for a position that is (A) comparable to the position held by the applicable Marvel Business Employee immediately prior to the Closing Date and (B) at a geographic location that is within 20 miles of such Marvel Business Employee’s place of work immediately prior to the Closing Date (excluding, for purposes of clause (B), any Marvel Business Employee who solely works remotely immediately prior to the Closing Date as set forth on Section 4.06(e) of the Marvel Disclosure Letter).

(f)       Marvel shall transfer the employment of any Marvel Business Employee on Leave to Marvel, as applicable, of one of its Affiliates (other than a Transferred Marvel Company) prior to the Closing Date.  With respect to each Marvel Business Employee on Leave who presents himself or herself to Dawg or one of its Affiliates as willing and able to commence active employment within six months following the Closing Date or such longer period as otherwise required by applicable Law or a Collective Bargaining Agreement (the “Leave Period”), effective as of the date on which such Marvel Business Employee on Leave presents himself or herself to Dawg for active employment, Dawg shall, or shall cause its Affiliates to, make an offer of employment to such Marvel Business Employee on Leave, in each case in accordance with this Section 4.06.  No later than 30 calendar days prior to the Closing Date, to the extent permitted by applicable Law, Marvel shall provide to Dawg a list of all Marvel Business Employees on Leave and the projected end date of each such leave of absence; provided further that, during the Leave Period, Marvel shall promptly notify Dawg of the occurrence of the end of any such long-term disability leave. With respect to any Marvel Business Employee on Leave who does not present himself or herself to Dawg or its Affiliates for active employment on or before the last day of the

Leave Period, Dawg and its Affiliates shall have no obligation to make an offer of employment to such Marvel Business Employee on Leave, and such Marvel Business Employee on Leave shall not be employed by Dawg or its Affiliates.

(g)      Dawg shall, or shall cause its Affiliates (including, following the Closing, the Transferred Marvel Company) to use commercially reasonable efforts to waive any pre-existing condition, exclusion, limitation, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Dawg or any of its Affiliates (including, after the Closing, the Transferred Marvel Company) for the benefit of Transferred Marvel Employees (including their respective dependents and beneficiaries, if any), except to the extent such pre-existing condition, exclusion, limitation, requirement or waiting period would have been applicable to the applicable Transferred Marvel Employee (including his or her respective dependents and beneficiaries, if any) under a similar Marvel Benefit Plan.

(h)      From and after the Closing Date, except as expressly provided herein, Dawg shall, and shall cause Dawg’s other Affiliates to, assume, and indemnify and hold harmless Marvel and its Affiliates from, (i) all employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses (the “HR Liabilities”) relating to  each Transferred Marvel Employee (or any dependent or beneficiary thereof) arising after the Closing related to the service of such Transferred Marvel Employee with Dawg or an Affiliate of Dawg (including the Transferred Marvel Companies) or the actual or constructive termination of such Transferred Marvel Employee’s employment with Dawg or an Affiliate of Dawg (including the Transferred Marvel Companies) after the Closing but excluding any liabilities under the Marvel Benefit Plans and (ii) all severance obligations relating to each Marvel Business Employee who does not become a Transferred Marvel Employee as a result of a breach by Dawg or any of its Affiliates of Section 4.06 of this Agreement (provided Marvel terminates the employment of such Marvel Business Employee within the 30 days after the Closing or, in respect of a Marvel Business Employee on Leave, the end of the Leave Period) (such liabilities, obligations, commitments, claims and losses, the “Dawg Assumed HR Liabilities”).  Dawg and its Affiliates shall retain, and from and after the Closing Date, except as expressly provided herein, Dawg shall, and shall cause Dawg’s other Affiliates to, assume, and indemnify and hold harmless Marvel and its Affiliates (including the Transferred Dawg Companies) from, all HR Liabilities relating to each current and former Dawg Business Employee (or any dependent or beneficiary thereof) arising before or as of the Closing, including related to the service of such current or former Dawg Business Employee or the actual or constructive termination of such current or former Dawg Business Employee’s employment with Dawg or an Affiliate of Dawg before or as of the Closing (except for the Marvel Assumed HR Liabilities or to the extent otherwise arising from a breach by Marvel of this Agreement, including any obligation to offer employment to any such Dawg Business Employee in accordance with the terms of this Agreement) (such liabilities, obligations, commitments, claims and losses, the “Retained Dawg HR Liabilities”).  The Retained Dawg HR Liabilities shall include, for the avoidance of doubt, the obligation in respect of the Dawg Pre-Closing Bonuses and any earned but unpaid commissions attributable to periods prior to the Closing.

(i)        Except as specifically provided in this Agreement (including with respect to the Dawg Assumed HR Liabilities), neither Dawg nor any of its Affiliates shall assume or be obligated to pay, perform or otherwise discharge, and Marvel and its Affiliates, as the case may be, will remain liable to pay, perform and discharge when due all employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses, including with respect to any Marvel Benefit Plan, relating to each employee of Marvel and its Affiliates (or any dependent or beneficiary of any such employee).

(j)        Nothing in this Agreement shall require Dawg or any of its Affiliates to transfer assets or reserves with respect to any Dawg Benefit Plan to Marvel or any of its Affiliates.

(k)       Dawg shall be responsible for all Workers’ Compensation Claims for Transferred Dawg Employees to the extent such Workers’ Compensation Claims relate to Workers’ Compensation Events which were incurred on or prior to the Closing Date.  Marvel shall be responsible for all Workers’ Compensation Claims for Transferred Dawg Employees to the extent such Workers’ Compensation Claims relate to Workers’ Compensation Events which were incurred after the Closing Date. For purposes of this Section 4.06(k), a Workers’ Compensation Claim shall be deemed to be incurred when the Workers’ Compensation Event giving rise to the claim occurs; provided that a Workers’ Compensation Claim that arises from a repetitive activity that occurs over a period both preceding and following the Closing Date shall be deemed to be a joint responsibility of the parties and shall be equitably apportioned between the parties based upon the relative periods of time that the Workers’ Compensation Claim transpired preceding and following the Closing Date.

(l)       Nothing contemplated by this Section 4.06 shall be construed as (i) conferring upon any Person (including any Transferred Marvel Employee), other than the parties hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) establishing, or constituting an amendment, modification or termination of, or an undertaking to amend, establish, modify or terminate, any compensation or benefit plan, program, agreement or arrangement, (iii) requiring Dawg to be obligated to continue the employment of any Transferred Marvel Employee for any period of time after the Closing Date, or (iv) altering or limiting the rights of Dawg or its Affiliates to terminate the employment of any Transferred Marvel Employee or to amend, modify or terminate any compensation or employee benefit plan, program, agreement or arrangement.

SECTION 4.07.       Marvel Employee Covenants.

(a)      During the Continuation Period, Marvel shall, or shall cause its Affiliates to, provide to each Transferred Dawg Employee with (i) a base salary or wage rate (as applicable), commissions and short-term (no more than annual) cash-based incentive compensation opportunities, in each case, no less favorable than those provided to such  Transferred Dawg Employee immediately prior to the Closing and (ii) employee benefits (excluding long-term incentive compensation, defined benefit pension, retiree medical benefits, equity-based compensation, severance and retention or transaction-based compensation), that are substantially comparable in the aggregate to those provided to such Transferred Dawg Employee immediately prior to the Closing. In addition, Marvel shall, or shall cause its Affiliates to, provide to each Transferred Dawg Employee whose employment is terminated during the Continuation Period, severance and termination benefits at the level that would have been applicable to such Transferred Dawg Employee under the relevant severance and termination practices set forth on Section

4.07(a) of the Dawg Disclosure Letter, as applicable, taking into account such Transferred Dawg Employee’s service with Dawg and any of their respective predecessors prior to the Closing Date, as well as service with Marvel and its Affiliates following the Closing Date.  Effective as of the Closing, each Transferred Dawg Employee shall cease to participate in any Dawg Benefit Plan as an active employee.

(b)      Each Transferred Dawg Employee who is eligible for an annual bonus under any Dawg Benefit Plan for the year in which the Closing occurs shall be paid, as soon as practical following the Closing, a prorated portion of the target amount of such annual bonus by Dawg or one of its Affiliates (other than the Transferred Dawg Companies), with such proration to reflect service through the Closing Date (each, a “Dawg Pre-Closing Bonus”).  Following the Closing Date, the Transferred Dawg Employees shall participate in annual incentive or short-term bonus plans sponsored or maintained by Marvel and its Affiliates in accordance with Section 4.07(a), including remaining eligible to receive a bonus in respect of the portion of the year in which the Closing occurs following the Closing.  In addition, at the Closing, Dawg or one of its Affiliates shall pay or cause to be paid to each Transferred Dawg Employee such employee’s paid time off balance, if any.

(c)      From and after the Closing Date, Marvel shall, or shall cause its Affiliates to, recognize, for purposes of eligibility and vesting and, solely with respect to severance, vacation and paid-time off benefits, for purposes of calculation of compensation and benefit levels, under all plans, programs and arrangements established or maintained by Marvel or any of its Affiliates (other than defined benefit pension plans, retiree welfare plans and plans, programs and arrangements that are closed to new participants) in which a Transferred Dawg Employee is eligible to participate, each Transferred Dawg Employee’s service with Dawg and any respective predecessors prior to the Closing Date as if such service were with Marvel and to the same extent such service was recognized by Dawg under a comparable Dawg Benefit Plan prior to the Closing Date; provided that no such recognition of service shall be required to the extent that it would result in a duplication of benefits.

(d)       No later than the Closing Date, Marvel shall, or shall cause Marvel’s Affiliates to, have in effect a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (which may be Marvel’s 401(k) Plan) that will provide benefits to Transferred Dawg Employees participating in Dawg’s 401(k) Plan as of the Closing Date. Each Transferred Dawg Employee who participates in Dawg’s 401(k) Plan as of the Closing Date shall become a participant in Marvel’s 401(k) Plan as soon as administratively practicable after the Closing Date in accordance with the terms of such Marvel 401(k) Plan.  If a Transferred Dawg Employee elects a “direct rollover” to Marvel’s 401(k) Plan of the account balances of such Transferred Dawg Employee (including a direct in-kind rollover of promissory notes evidencing any outstanding loans) under Dawg’s 401(k) Plan in accordance with applicable Law and Marvel’s 401(k) Plan, Marvel agrees to cause Marvel’s 401(k) Plan to allow each such Transferred Dawg Employee to make such direct rollover.

(e)      Except (x) in the event that a Dawg Business Employee (other than a Dawg Business Employee on Leave) automatically transfers to Marvel or its Affiliates, upon the occurrence of the Closing pursuant to the transfer of the Transferred Marvel Equity Interests to Marvel, or (y) as otherwise provided under Section 4.07(f) with respect to a Dawg Business

Employee on Leave, no later than 20 calendar days prior to the Closing Date, Marvel or one of its Affiliates shall offer employment, effective as of 12:01 a.m., local time, on the next calendar day following the Closing Date, to all Dawg Business Employees, in each case effective upon, and conditioned on the occurrence of, the Closing occurring (each such Dawg Business Employee, a “Dawg Offer Employee”). Marvel shall provide each Dawg Offer Employee with an offer of employment and employment terms in accordance with Marvel’s obligations in this Section 4.07, contingent on the Closing and reasonably satisfactory results from Marvel’s standard pre-employment background check and Form I-9 process.  In addition, each offer of employment pursuant to this Section 4.07(e) shall provide for a position that is (A) comparable to the position held by the applicable Dawg Business Employee immediately prior to the Closing Date and (B) at a geographic location that is within 20 miles of such Dawg Business Employee’s place of work immediately prior to the Closing Date (excluding, for purposes of clause (B), any Dawg Business Employee who solely works remotely immediately prior to the Closing Date as set forth on Section 4.07(e) of the Dawg Disclosure Letter).

(f)       Dawg shall transfer the employment of any Dawg Business Employee on Leave to Dawg, as applicable, of one of its Affiliates (other than a Transferred Dawg Company) prior to the Closing Date.  With respect to each Dawg Business Employee on Leave who presents himself or herself to Marvel or one of its Affiliates as willing and able to commence active employment within the Leave Period, effective as of the date on which such Dawg Business Employee on Leave presents himself or herself to Marvel for active employment, Marvel shall, or shall cause its Affiliates to, make an offer of employment to such Dawg Business Employee on Leave, in each case in accordance with this Section 4.07.  No later than 30 calendar days prior to the Closing Date, to the extent permitted by applicable Law, Dawg shall provide to Marvel a list of all Dawg Business Employees on Leave and the projected end date of each such leave of absence; provided further that, during the Leave Period, Dawg shall promptly notify Marvel of the occurrence of the end of any such long-term disability leave. With respect to any Dawg Business Employee on Leave who does not present himself or herself to Marvel or its Affiliates for active employment on or before the last day of the Leave Period, Marvel and its Affiliates shall have no obligation to make an offer of employment to such Dawg Business Employee on Leave, and such Dawg Business Employee on Leave shall not be employed by Marvel or its Affiliates.

(g)       Marvel shall, or shall cause its Affiliates (including, following the Closing, the Transferred Dawg Companies) to use commercially reasonable efforts to, waive any pre-existing condition, exclusion, limitation, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Marvel or any of its Affiliates (including, after the Closing, the Transferred Dawg Companies) for the benefit of Transferred Dawg Employees (including their respective dependents and beneficiaries, if any), except to the extent such pre-existing condition, exclusion, limitation, requirement or waiting period would have been applicable to the applicable Transferred Dawg Employee (including his or her respective dependents and beneficiaries, if any) under a similar Dawg Benefit Plan.

(h)       From and after the Closing Date, except as expressly provided herein, Marvel shall, and shall cause Marvel’s other Affiliates to, assume, and indemnify and hold harmless Dawg and its Affiliates from all (i) HR Liabilities relating to  each Transferred Dawg Employee (or any dependent or beneficiary thereof) arising after the Closing related to the service of such Transferred Dawg Employee with Marvel or an Affiliate of Marvel (including the

Transferred Dawg Companies) or the actual or constructive termination of such Transferred Dawg Employee’s employment with Marvel or an Affiliate of Marvel after the Closing but excluding any liabilities under the Dawg Benefit Plans and (ii) all severance obligations relating to each Dawg Business Employee who does not become a Transferred Dawg Employee as a result of a breach by Marvel or any of its Affiliates of Section 4.07 of this Agreement (provided Dawg terminates the employment of such Dawg Business Employee within the 30 days after the Closing or, in respect of a Dawg Business Employee on Leave, the end of the Leave Period) (such liabilities, obligations, commitments, claims and losses, the “Marvel Assumed HR Liabilities”).  Marvel and its Affiliates shall retain, and from and after the Closing Date, except as expressly provided herein, Marvel shall, and shall cause Marvel’s other Affiliates to, assume, and indemnify and hold harmless Dawg and its Affiliates (including the Transferred Marvel Companies) from, all HR Liabilities relating to each current and former Marvel Business Employee (or any dependent or beneficiary thereof) arising before or as of the Closing, including related to the service of such current or former Marvel Business Employee or the actual or constructive termination of such current or former Marvel Business Employee’s employment with Marvel or an Affiliate of Marvel before or as of the Closing (except for the Dawg Assumed HR Liabilities or to the extent otherwise arising from a breach by Dawg of this Agreement, including any obligation to offer employment to any such Marvel Business Employee in accordance with the terms of this Agreement) (such liabilities, obligations, commitments, claims and losses, the “Retained Marvel HR Liabilities”).  The Retained Marvel HR Liabilities shall include, for the avoidance of doubt, the obligation in respect of the Marvel Pre-Closing Bonuses and any earned but unpaid commissions attributable to periods prior to the Closing.

(i)       Except as specifically provided in this Agreement (including with respect to the Marvel Assumed HR Liabilities), neither Marvel nor any of its Affiliates shall assume or be obligated to pay, perform or otherwise discharge, and Dawg and its Affiliates, as the case may be, will remain liable to pay, perform and discharge when due all employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses, including with respect to any Dawg Benefit Plan, relating to each employee of Dawg and its Affiliates (or any dependent or beneficiary of any such employee).

(j)        Nothing in this Agreement shall require Marvel or any of its Affiliates to transfer assets or reserves with respect to any Marvel Benefit Plan to Dawg or any of its Affiliates.

(k)      Marvel shall be responsible for all Workers’ Compensation Claims for Transferred Marvel Employees to the extent such Workers’ Compensation Claims relate to Workers’ Compensation Events which were incurred on or prior to the Closing Date.  Dawg shall be responsible for all Workers’ Compensation Claims for Transferred Marvel Employees to the extent such Workers’ Compensation Claims relate to Workers’ Compensation Events which were incurred after the Closing Date. For purposes of this Section 4.07(k), a Workers’ Compensation Claim shall be deemed to be incurred when the Workers’ Compensation Event giving rise to the claim occurs; provided that a Workers’ Compensation Claim that arises from a repetitive activity that occurs over a period both preceding and following the Closing Date shall be deemed to be a joint responsibility of the parties and shall be equitably apportioned between the parties based upon the relative periods of time that the Workers’ Compensation Claim transpired preceding and following the Closing Date.

(l)       Nothing contemplated by this Section 4.07 shall be construed as (i) conferring upon any Person (including any Transferred Dawg Employee), other than the parties hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) establishing, or constituting an amendment, modification or termination of, or an undertaking to amend, establish, modify or terminate, any compensation or benefit plan, program, agreement or arrangement, (iii) requiring Marvel to be obligated to continue the employment of any Transferred Dawg Employee for any period of time after the Closing Date, or (iv) altering or limiting the rights of Marvel or its Affiliates to terminate the employment of any Transferred Dawg Employee or to amend, modify or terminate any compensation or employee benefit plan, program, agreement or arrangement.

SECTION 4.08.        Tax Matters.

(a)       Tax Reporting Statement.

(i)          Marvel and Dawg intend that the exchange of the applicable (i) Directly Transferred Assets and (ii) Indirectly Transferred Assets held by Transferred Entities that are disregarded for U.S. federal income tax purposes, each as set forth on Tax Reporting Statement qualify as an exchange of like-kind property under Section 1031 of the Code and the Treasury regulations promulgated thereunder (and any analogous provisions of state and local Law) (the “Intended Tax Treatment”).

(ii)      Within 90 days after the Closing, Marvel shall deliver a draft of the Tax Reporting Statement in accordance with Section 1031 and Section 1060 of the Code and the principles set forth in Section 4.08(a)(ii) of the Marvel Disclosure Letter, providing the like-kind and non-like-kind properties exchanged in the Transactions, the values of such properties, the transferors and transferees of such properties and any consideration treated as “boot” for Tax purposes (the “Tax Reporting Statement”).

(iii)     Dawg shall have the right to review and raise any objections in writing to the Tax Reporting Statement during the 60-day period after receipt thereof. If Dawg does not raise any objections in accordance with the procedures set forth in this Section 4.08(a)(iii), Dawg shall be deemed to have agreed to the Tax Reporting Statement and the Tax Reporting Statement shall become the final Tax Reporting Statement (the “Final Tax Reporting Statement”). If Dawg raises an objection in writing in accordance with the procedures set forth in this Section 4.08(a)(iii), the parties shall negotiate in good faith to resolve the dispute. If the parties are unable to agree on the Tax Reporting Statement within 30 days after the commencement of such good faith negotiations (or such longer period as Marvel and Dawg may mutually agree in writing), then the parties shall mutually agree on an independent, nationally-recognized accounting firm (the “Accounting Firm”) to resolve the disputed items in the Tax Reporting Statement.  The parties shall submit the disputed items to the Accounting Firm and instruct the Accounting Firm to resolve the dispute; provided that any such resolution shall be in accordance with the principles set forth in Section 4.08(a)(ii) of the Marvel Disclosure Letter.  The costs of the Accounting Firm shall be borne 50% by Marvel and 50% by Dawg.  The determination of the Accounting Firm shall be final and binding on Marvel and Dawg (and the finally resolved Tax Reporting Statement shall be the Final Tax Reporting Statement).

(iv)      Marvel and Dawg shall file all Tax Returns (including IRS Form 8594) consistent with the Intended Tax Treatment and the Final Tax Reporting Statement and shall not take any position inconsistent therewith for any Tax purpose; provided that the parties shall, in good faith, make adjustments to the Final Tax Reporting Statement as necessary to account for any adjustments to the consideration for Tax purposes.

(v)       If the IRS (or another Taxing Authority) challenges or threatens in writing to challenge any aspect of the Final Tax Reporting Statement with respect to any party, such party shall promptly notify the other party and shall use commercially reasonable efforts to cooperate with such other party regarding such challenge (including any related Proceeding) and shall not settle or compromise such challenge without such other party’s written consent (not to be unreasonably withheld, conditioned or delayed).

(b)       Cooperation; Retention of Records.

(i)        Marvel and Dawg shall fully and timely cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to fully and timely cooperate, in preparing the Tax Reporting Statement and in preparing and filing Tax Returns of the Transferred Marvel Companies or Transferred Dawg Companies or with respect to the Transferred Marvel Assets or the Transferred Dawg Assets and conducting any Proceeding relating to Taxes of the Transferred Marvel Companies or the Transferred Dawg Companies or with respect to the Transferred Marvel Assets or the Transferred Dawg Assets, including by maintaining and making available to each other any records necessary in connection with any such Tax Returns or any such Proceeding.

(ii)       Each of Marvel and Dawg shall, and shall cause the Transferred Dawg Companies and the Transferred Marvel Companies, as applicable, to, (A) retain until 60 calendar days after the expiration of the applicable statute of limitations (or such later date as required by applicable Law) all accounting and Tax records and information that may be relevant to any Tax Return of the Transferred Dawg Companies or the Transferred Marvel Companies or with respect to the Transferred Dawg Assets or the Transferred Marvel Assets for a Pre-Closing Tax Period and (B) allow the party and its Affiliates, agents and representatives, at the other party’s expense and at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records and information as such other party may reasonably deem necessary or appropriate from time to time.

(iii)     If either party decides, in its sole discretion, to obtain (A) customary commercial insurance products related to identified tax positions in connection with the Transactions or the Intended Tax Treatment or (B) a Tax opinion with respect to the Intended Tax Treatment then each of the parties shall use reasonable best efforts to cooperate in obtaining such insurance or such Tax opinion, including by providing Tax representation letters containing customary representations, warranties and covenants as are reasonably necessary or appropriate with respect to such Tax opinion. For the avoidance of doubt, the parties acknowledge and agree that their respective obligations to effect the Transactions are not subject to any condition or contingency with respect to (x) the qualification of the Transactions for the Intended Tax Treatment or (y) the delivery of any opinion pursuant to this Section 4.08(b)(iii).

(iv)     Notwithstanding anything in this Agreement to the contrary, except with respect to a Proceeding described in Section 4.08(a)(v), each of Marvel and Dawg, respectively, shall retain all rights with respect to any Marvel Consolidated Return or any Dawg Consolidated Return (in each case including the right to prepare, file and defend any such Marvel Consolidated Return or Dawg Consolidated Return, including in any Tax audit or other Proceeding), and the other party shall have no rights with respect thereto, including any right to access or to review any such Marvel Consolidated Return or Dawg Consolidated Return. “Marvel Consolidated Return” means any Tax Return of a Marvel Consolidated Group (including any related books, information, records or documentation) and “Dawg Consolidated Return” means any Tax Return of the Dawg Consolidated Group (including any related books, information, records or documentation).

(c)       Deferred Exchanges.

(i)        Each of Marvel and Dawg shall have the right, at any time prior to the Closing, to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii), a “Qualified Intermediary”) or an exchange accommodation titleholder (as that term is defined in IRS Revenue Procedure 2000-37, an “EATH”) to effect the exchange, and in such event, the other party’s reasonable efforts to cooperate shall include executing an instrument acknowledging and consenting to such an assignment.  Each of Marvel and Dawg acknowledges and agrees that neither an assignment of a party’s rights under this Agreement nor any other actions taken by a party or any other Person or entity in connection with such an exchange shall release any party from, or otherwise modify, any of such party’s liabilities and obligations under this Agreement. If a party elects to use a Qualified Intermediary or EATH pursuant to this Section 4.08(c), any costs associated with the use of such Qualified Intermediary or EATH with respect thereto shall be borne such party.

(ii)       Each of Marvel and Dawg may elect to cause one or more of its respective subsidiaries that are transferors of Transferred Marvel Assets or Transferred Dawg Assets, as applicable, to acquire one or more of the Transferred Dawg Assets or Transferred Marvel Assets, as applicable, as tenants in common (the Marvel subsidiaries, “Marvel TIC Entities”, the Dawg subsidiaries, “Dawg TIC Entities” and together the “TIC Entities”).  Each party hereby agrees, at no cost, expense or liability to such party, to execute reasonable documentation necessary to effectuate such transfer to the counterparty’s TIC Entities; provided that the Marvel TIC Entities assume, in the aggregate, all of Marvel’s obligations under this Agreement, and Dawg TIC Entities assume, in the aggregate, all of Dawg’s obligations under this Agreement; and provided, further, that neither Marvel nor Dawg shall be released from its respective obligations under this Agreement and shall be required to perform such obligations on the Closing Date if its TIC Entities fail to perform such obligations on the Closing Date.

(d)       Transfer Taxes.  All Transfer Taxes imposed or levied by reason of, in connection with or attributable to this Agreement and the Transaction Agreements or the transactions contemplated hereby and thereby shall be borne 50% by Dawg and 50% by Marvel.  Dawg and Marvel shall reasonably cooperate to (i) minimize or eliminate any Transfer Taxes and (ii) prepare and timely file any Tax Returns relating to such Transfer Taxes and timely pay all such Transfer Taxes.  To the extent the value of any Transferred Marvel Assets or Transferred Dawg Assets is required to be determined for purposes of calculating and paying Transfer Taxes prior to the finalization of the Tax Reporting Statement, the Parties shall reasonably cooperate to determine the value of such Transferred Marvel Assets or Transferred Dawg Assets prior to such time.

(e)      Tax Sharing Agreements.  Each of Marvel and Dawg shall cause all Tax sharing or indemnification agreements between or among (x) Marvel (or any of its Affiliates) and a Transferred Marvel Company or (y) Dawg (or any of its Affiliates) and a Transferred Dawg Company to terminate on or before the Closing Date.

(f)       Tax Forms.  At the Closing, (x) Marvel shall deliver a duly executed and acknowledged IRS Form W-9 or IRS Form W-8, as applicable, of Marvel and each Marvel Entity and (y) Dawg shall deliver a duly executed and acknowledged IRS Form W-9 or IRS Form W-8, as applicable, of Dawg and each Dawg Entity; provided, however, that if an applicable Marvel Entity or Dawg Entity is an entity disregarded from its owner then that owner shall provide such IRS Form.

(g)       Straddle Periods.

(i)       Marvel and Dawg agree to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date:  (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if an applicable Transferred Marvel Company or Transferred Dawg Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.”  For purposes of clause (ii), (x) any item determined on an annual or periodic basis shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period; (y) any Tax or item resulting from a transaction engaged in by an applicable Transferred Marvel Company or Transferred Dawg Company on the Closing Date but after the Closing at the direction of Dawg or Marvel, respectively, and not otherwise contemplated by this Agreement will be treated as occurring on the day immediately following the Closing Date.

(h)       Tax Returns.  Marvel and Dawg agree that, after the Closing:

(i)      Any income Tax Returns with respect to any Transferred Entity (A) for any Pre-Closing Tax Period (excluding any Straddle Period) shall be prepared by (x) in the case of a Transferred Dawg Company, Dawg and (y) in the case of a Transferred Marvel Company, Marvel and (B) for any Straddle Period shall be prepared by (x) in the case of a Transferred Dawg Company, Marvel and (y) in the case of a Transferred Marvel Company, Dawg (in each case, the “Preparing Party”).  The Preparing Party shall provide a copy of such Tax Return to the other party at least 30 days before the filing date thereof and the Preparing Party shall consider in good faith the reasonable comments of such other party received within 15 days of the filing date of such Tax

Return. The party that is required (or whose Affiliate is required) by applicable law to file such Tax Return shall timely file (or cause to be timely filed) such Tax Return as revised by the Preparing Party.

(ii)      Any non-income Tax Return with respect to any Transferred Marvel Company or Transferred Dawg Company or any Transferred Marvel Asset or Transferred Dawg Asset for any Pre-Closing Tax Period (including any Straddle Period) shall be prepared and filed by the party that is required (or whose Affiliate is required) by applicable law to file such Tax Return; provided that such party shall use commercially reasonable efforts to share a draft of any such Tax Return with the other party and consider in good faith any reasonable comments by such other party with respect to such Tax Return.

(i)       Post-Closing Tax Actions.  No party shall take any actions on the Closing Date after the Closing outside of the ordinary course of business and not contemplated by this Agreement that could reasonably be expected to give rise to Taxes payable by the other party (or its Affiliates).  From and after the Closing, to the extent an action described in clauses (i) or (ii) below could reasonably be expected to give rise to Taxes of, or an indemnity obligation by, the other party (or its Affiliates), no party shall (or permit its Affiliates to) (i) amend any Tax Returns for any Pre-Closing Tax Period, (ii) initiate any voluntary disclosure agreement or otherwise approach a Governmental Entity or (iii) make, change or revoke any material election in respect of Taxes with respect to a Pre-Closing Tax Period, in each case, of (x) in the case of Marvel, the Transferred Dawg Assets, the Transferred Dawg Companies or the Transferred Dawg Business or (y) in the case of Dawg, the Transferred Marvel Assets, the Transferred Marvel Companies or the Transferred Marvel Business.

(j)      Canadian Entity. At the request of Marvel, Dawg shall make an election under Treasury Regulations Section 1.245A-5(e)(3)(i) to the close the taxable year of the Transferred Dawg Canadian Company as of the end of the day on the Closing Date.  Marvel and Dawg shall cooperate (and cause their respective Affiliates to cooperate) to take all actions necessary and appropriate to effect and preserve such election in accordance with the provisions of Treasury Regulation 1.245A-5(e)(3)(i) (or any comparable provisions of state, local or non-U.S. Law).  Marvel and Dawg further agree to file (and to cause the Transferred Dawg Canadian Entity to file) all Tax Returns and other filings consistent with such election to the extent permitted by applicable Law.

(k)       Other Tax Matters. If, at any time after the Closing Date, Dawg or Marvel determines, or becomes aware that an “advisor” (as is defined for purposes of section 237.3 or section 237.4 of the Tax Act) has determined, that the transactions contemplated by this Agreement are or would be subject to the reporting requirements under section 237.3 or the notification requirements under proposed section 237.4 of the Tax Act (in this Section 4.08(k), the “Disclosure Requirements”), Dawg or Marvel, as the case may be, will promptly inform the other party of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and the parties will cooperate in good faith to determine the applicability of such requirements. In the event that, following such cooperation, it is ultimately determined that any party is required to file any applicable information return, notification and/or disclosure in accordance with the Disclosure Requirements (in this Section 4.08(k), in each case, a “Mandatory Disclosure”), each party required to file a Mandatory Disclosure (in this Section 4.08(k)), a “Disclosing Party”) shall submit to the other party a draft of such Mandatory Disclosure at least 30 days before the date on which such Mandatory Disclosure is required by Law to be filed, and such other party shall have the right to make reasonable comments or changes on such draft by communicating such comments or changes in writing to the Disclosing Party at least 15 days before the date on which such Mandatory Disclosure is required by Law to be filed. The Disclosing Party shall consider in good faith any such comments or changes proposed by the other party and shall incorporate such comments or changes which the Disclosing Party determines are reasonable and in accordance with Law.

SECTION 4.09.       Publicity.  No press release or other public announcement concerning the Transactions shall be issued by a party or such party’s Affiliates without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such press release or public announcement may be required by applicable Law, Judgment or any Governmental Entity, in which case the party required to make the press release or public announcement shall allow the other party reasonable time to comment thereon in advance of such issuance.  The parties agree that any press releases to be issued with respect to the execution and delivery of this Agreement shall be in the form, of substance and with timing agreed upon by Marvel and Dawg (the “Announcements”).  Notwithstanding the foregoing, (a) this Section 4.09 shall not apply to any press release or other public announcement made by any of the parties hereto which (i) is consistent with the Announcements and the terms of this Agreement and does not contain any information relating to Marvel, Dawg, the Transferred Marvel Business Group and the Transferred Dawg Business Group that has not been previously announced or made public in accordance with the terms of this Agreement or (ii) is made in the ordinary course of business and does not relate specifically to this Agreement or the Transactions and (b) each of Marvel and Dawg may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Transactions.

SECTION 4.10.        Records.

(a)       Dawg recognizes that certain records of the Transferred Marvel Business Group Members may contain information relating to Subsidiaries, divisions and businesses of Marvel and its Affiliates other than the Transferred Marvel Companies, and that Marvel and its Affiliates may retain copies thereof for legitimate business purposes, subject in all cases to the provisions of Section 4.12.  Marvel recognizes that certain records of the Transferred Dawg Business Group Members may contain information relating to Subsidiaries, divisions and businesses of Dawg and its Affiliates other than the Transferred Dawg Companies, and that Dawg and its Affiliates may retain copies thereof for legitimate business purposes, subject in all cases to the provisions of Section 4.12.  From and after the Closing Date, (i) Marvel shall, and shall cause the Transferred Marvel Business Group Members to (A) retain, for at least seven years after the Closing Date, any books, records and other documents pertaining to the Transferred Marvel Business, which are not acquired by Dawg or the Transferred Marvel Companies hereunder, that relate to the period prior to the Closing Date, and to make the same available after the Closing Date for inspection and copying by Dawg for legitimate business purposes, during normal business hours and upon reasonable request and (B) make reasonably available Marvel’s or the Transferred Marvel Business Group Member’s personnel whose assistance or participation is reasonably required by Dawg or its representatives in anticipation of, or preparation for, existing or future actions by a Governmental Entity and (ii) Dawg shall, and shall cause the Transferred Dawg Business Group Members to (A) retain, for at least seven years after the Closing Date, any books, records and other documents pertaining to the Transferred Dawg Business, which are not acquired by Marvel or the Transferred Dawg Companies hereunder, that relate to the period prior to the Closing Date, and to make the same available after the Closing Date for inspection and copying by Marvel for legitimate business purposes, during normal business hours and upon reasonable request and (B) make reasonably available Dawg’s or the Transferred Dawg Business Group Member’s personnel whose assistance or participation is reasonably required by Dawg or its representatives in anticipation of, or preparation for, existing or future actions by a Governmental Entity; provided, however, that any such access to books, records and other documents pertaining to the Transferred Marvel Business or the Transferred Dawg Business, as applicable, or any Transferred Marvel Business Group Member’s or Transferred Dawg Business Group Member’s personnel shall be conducted in a manner not to unreasonably interfere with the Transferred Marvel Business or Transferred Dawg Business, as applicable, or any other operations of Marvel or the Transferred Marvel Business Group Members or Dawg or the Transferred Dawg Business Group Members, as applicable.

(b)     From and after the Closing Date, (i) Dawg shall, and shall cause the Transferred Marvel Companies to (A) retain, for at least seven years after the Closing Date, all books, records and other documents pertaining to the Transferred Marvel Companies’ business that relates to the period prior to the Closing Date and to make the same available after the Closing Date for inspection and copying by Marvel for legitimate business purposes and subject to Section 4.12, during regular business hours and upon reasonable request and (B) make reasonably available Dawg’s or its Affiliates’ personnel (including, after the Closing, personnel of the Transferred Marvel Companies) to assist in locating such records and make reasonably available Dawg’s or its Affiliates’ personnel (including personnel of the Transferred Marvel Companies) whose assistance or participation is reasonably required by Marvel or its representatives in anticipation of, or preparation for, existing or future actions by a Governmental Entity and (ii) Marvel shall, and shall cause the Transferred Dawg Companies to (A) retain, for at least seven years after the Closing Date, all books, records and other documents pertaining to the Transferred Dawg Companies’ business that relates to the period prior to the Closing Date and to make the same available after the Closing Date for inspection and copying by Dawg for legitimate business purposes and subject to Section 4.12, during regular business hours and upon reasonable request and (B) make reasonably available Marvel’s or its Affiliates’ personnel (including, after the Closing, personnel of the Transferred Marvel Companies) to assist in locating such records and make reasonably available Marvel’s or its Affiliates’ personnel (including personnel of the Transferred Dawg Companies) whose assistance or participation is reasonably required by Dawg or its representatives in anticipation of, or preparation for, existing or future actions by a Governmental Entity; provided, however, that any such access to books, records and other documents pertaining to such business or personnel shall be conducted in a manner not to unreasonably interfere with the Transferred Marvel Business or Transferred Dawg Business, as applicable, or any other operations of Dawg or its Affiliates or of Marvel or its Affiliates, as applicable.

(c)       The foregoing Section 4.10 shall not apply to any Tax information or records, which shall be governed by Section 4.08.

SECTION 4.11.        Non-Solicitation.

(a)      Prior to the Closing, Marvel shall not, and shall cause its Affiliates not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage, or take any other action to knowingly facilitate, any Alternative Proposal or any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Dawg) any information with respect to, or otherwise cooperate in any way with, any Alternative Proposal or any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal or (iii) approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or merger, acquisition or similar agreement constituting or contemplating any Alternative Proposal.  Marvel and its Affiliates shall, and shall cause their representatives to, (A) immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Dawg or its designees) conducted heretofore with respect to any Alternative Proposal and (B) as promptly as possible (and in any event within four (4) Business Days following the date hereof) request that each Person (other than Dawg or its designees) that has previously executed a confidentiality or similar agreement in connection with its consideration of an Alternative Proposal return to Marvel or its Affiliates or destroy any non-public information previously furnished or made available to such Person or any of its representatives by or on behalf of Marvel, its Affiliates or its representatives in accordance with the terms of the confidentiality agreement in place with such Person and terminate data room access from any such Person and its representatives.

(b)      Prior to the Closing, Dawg shall not, and shall cause its Affiliates not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage, or take any other action to knowingly facilitate, any Alternative Proposal or any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Marvel) any information with respect to, or otherwise cooperate in any way with, any Alternative Proposal or any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal or (iii) approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or merger, acquisition or similar agreement constituting or contemplating any Alternative Proposal.  Dawg and its Affiliates shall, and shall cause their representatives to, (A) immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Marvel or its designees) conducted heretofore with respect to any Alternative Proposal and (B) as promptly as possible (and in any event within four (4) Business Days following the date hereof) request that each Person (other than Marvel or its designees) that has previously executed a confidentiality or similar agreement in connection with its consideration of an Alternative Proposal return to Dawg or its Affiliates or destroy any non-public information previously furnished or made available to such Person or any of its representatives by or on behalf of Dawg, its Affiliates or its representatives in accordance with the terms of the confidentiality agreement in place with such Person and terminate data room access from any such Person and its representatives.

SECTION 4.12.        Restrictive Covenants.

(a)        Confidentiality.  From and after the Closing, each party shall, and shall cause its Affiliates and its and their respective officers, directors, employees, agents and representatives to, keep confidential and not, directly or indirectly, disclose to any other Person, or use for their own benefit or the benefit of any other Person, any confidential and non-public information regarding the Transferred Dawg Business or the Transferred Marvel Business, as applicable, including but not limited to, pricing information, management plans, marketing plans, bidding strategies, cost information, business strategies or models, customers, suppliers, competitors, or leasing or bidding policies of the applicable Transferred Dawg Business or Transferred Marvel Business, or other information, documents, files or other papers exclusively concerning such Transferred Dawg Business or Transferred Marvel Business, as applicable, whether or not reduced to writing or other tangible medium and regardless of the means by which Marvel or its Affiliates or Dawg or its Affiliates learned of such information, including information Marvel or its Affiliates or Dawg or its Affiliates helped develop or create.  The obligations of Dawg and Marvel under this Section 4.12 shall not apply to information which (i) is or becomes generally available to the public without breach of such party’s obligations under this Section 4.12 or (ii) is required to be disclosed by applicable Law or any Judgment; provided, however, that in the case of clause (ii), each party shall notify the other party as early as practicable prior to disclosure to allow the other party to take appropriate measures to preserve the confidentiality of such information.

(b)       Non-Competition.

(i)       Marvel hereby covenants and agrees that, during the period of two (2) consecutive years following the Closing Date, it shall not, directly or indirectly, alone, with others, or by and through an Affiliate, engage in the processing, producing, manufacturing, marketing, distributing, transporting, transferring and selling of cement or ready-mix concrete or in the ownership, management, or control of a person engaged in, or assist others with engaging in, the processing, producing, manufacturing, marketing, distributing, transporting, transferring and selling of cement or ready-mix concrete, in competition with Dawg and/or the Transferred Marvel Companies, in each case in or into the Marvel Restricted Territory.  Notwithstanding the restrictions contained in this Section 4.12(b), it shall not be a violation for Marvel, directly or indirectly, alone, with others, or by and through an Affiliate, to: (i) own up to five percent (5%) of the outstanding securities of any entity whose securities are listed and traded on a nationally recognized securities exchange or market, as long as Marvel and its Affiliates do not have the power to control, manage or direct the management, operations or affairs of any such Person, (ii) acquire, and, after such acquisition, own or operate, any Person or business that is, directly or indirectly, engaged in the manufacture, sale or distribution of cement or ready-mix concrete in or into such territory; or (iii) engage in the Retained Marvel Business or in the ownership, management, or control of any Person engaged in, or assist others with engaging in, the Retained Marvel Business as operated as of the date of this Agreement.

(ii)      Dawg hereby covenants and agrees that, during the period of two (2) consecutive years following the Closing Date, it shall not, directly or indirectly, alone, with others, or by and through an Affiliate, engage in the processing, producing, manufacturing, marketing, mining, stockpiling, distributing, transferring or selling of stone, sand gravel, lime or limestone or other aggregates or materials, or control of a person engaged in, or assist others with engaging in, the processing, producing, manufacturing, marketing, mining, stockpiling, distributing, transferring or selling of stone, sand gravel, lime or limestone or other aggregates or materials, in competition with Marvel and/or the Transferred Dawg Companies, in each case in or into the Dawg Restricted Territory.  Notwithstanding the restrictions contained in this Section 4.12(b), it shall not be a violation for Dawg, directly or indirectly, alone, with others, or by and through an Affiliate, to: (i) own up to five percent (5%) of the outstanding securities of any entity whose securities are listed and traded on a nationally recognized securities exchange or market, as long as Dawg and its Affiliates do not have the power to control, manage or direct the management, operations or affairs of any such Person, (ii) acquire, and, after such acquisition, own or operate, any Person or business that is, directly or indirectly, engaged in the processing, producing, manufacturing, marketing, mining, stockpiling, distributing, transferring or selling of stone, sand gravel, lime or limestone or other aggregates or materials in or into such territory; or (iii) engage in the Retained Dawg Business or in the ownership, management, or control of any Person engaged in, or assist others with engaging in, the Retained Dawg Business as operated as of the date of this Agreement.

(c)       Employee Non-Solicit.

(i)       Marvel covenants and agrees that, during the period of twelve (12) consecutive months from the Closing Date, it shall not, directly or indirectly, alone, with others, or by and through an Affiliate, (i) solicit, recruit, hire, employ, engage or attempt to hire, employ or engage any Transferred Marvel Employee who is then an employee of Dawg or one of its Affiliates (including the Transferred Marvel Companies); (ii) knowingly assist any Person in the recruitment, hiring or engagement of any such Transferred Marvel Employee; or (iii) urge, induce or seek to induce any such Transferred Marvel Employee to terminate his/her employment with Dawg or one of its Affiliates.  Notwithstanding the foregoing, nothing herein shall be construed to restrict or prohibit Marvel from (A) making general solicitations (including through the use of recruiting or search firms) which are not targeted at any Transferred Marvel Employee who is then an employee of Dawg or one of its Affiliates (including the Transferred Marvel Companies), (B) hiring a Transferred Marvel Employee who is no longer employed by Dawg and who independently seeks employment at Marvel without direct solicitation or inducement by Marvel, or (C) soliciting or hiring any Transferred Marvel Employee whose employment by Dawg or any of its Affiliates is terminated at least six (6) months prior to commencement of employment discussions between Marvel or any of its Affiliates and such Transferred Marvel Employee.

(ii)      Dawg covenants and agrees that, during the period of twelve (12) consecutive months from the Closing Date, it shall not, directly or indirectly, alone, with others, or by and through an Affiliate, (i) solicit, recruit, hire, employ, engage or attempt to hire, employ or engage any Transferred Dawg Employee who is then an employee of Marvel or one of its Affiliates (including the Transferred Dawg Companies); (ii) knowingly assist any Person in the recruitment, hiring or engagement of any such Transferred Dawg Employee; or (iii) urge, induce or seek to induce any such Transferred Dawg Employee to terminate his/her employment with Marvel or one of its Affiliates.  Notwithstanding the foregoing, nothing herein shall be construed to restrict or prohibit Dawg from (A) making general solicitations (including through the use of recruiting or search firms) which are not targeted at any Transferred Dawg Employee who is then an employee of Marvel or one of its Affiliates (including the Transferred Dawg Companies), (B) hiring a Transferred Dawg Employee who is no longer employed by Marvel and who independently seeks employment at Dawg without direct solicitation or inducement by Dawg, or (C) soliciting or hiring any Transferred Dawg Employee whose employment by Marvel or any of its Affiliates is terminated at least six (6) months prior to commencement of employment discussions between Dawg or any of its Affiliates and such Transferred Dawg Employee.

SECTION 4.13.      Notification.  Marvel shall give prompt notice to Dawg, and Dawg shall give prompt notice to Marvel, of (a) the breach or failure to be true and correct of any representation or warranty made by it contained in this Agreement, which breach or failure to be true and correct would give rise to the failure of a condition in Section 5.02(a) or Section 5.03(a), as applicable, or (b) the failure by it to perform or comply with in any material respect any obligation or covenant to be performed or complied with by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further, however, that any failure by a party to provide such notification shall not be deemed to result in a breach of any covenant or agreement of such party hereunder (including this Section 4.13) (it being understood that this proviso shall have no effect on whether the underlying facts, matters or circumstances otherwise result in a breach of a representation or warranty contained in Article II or Article III).

SECTION 4.14.        [Intentionally Omitted].

SECTION 4.15.        Replacement of Credit Support Obligations.

(a)      With respect to any Marvel Credit Support Obligations pursuant to which Marvel, its Affiliates (other than the Transferred Marvel Companies) or third parties provide credit support to the Transferred Marvel Business or any Transferred Marvel Company, including those set forth in Section 4.15(a) of the Marvel Disclosure Letter, Dawg agrees to use commercially reasonable efforts to provide replacement guarantees, letters of credit, surety bonds or other assurances of payment, and Dawg and Marvel shall cooperate to obtain releases of Marvel and its Affiliates (other than the Transferred Marvel Companies) and any third party guarantor effective as of the Closing (or as soon as reasonably practicable thereafter) in form and substance reasonably satisfactory to Dawg and Marvel with respect to all such Marvel Credit Support Obligations.  If Dawg has not obtained the release of Marvel and its Affiliates (other than the Transferred Marvel Companies) and any third party guarantor from any Marvel Credit Support Obligation by the Closing Date (each such Marvel Credit Support Obligation, until such time as such Marvel Credit Support Obligation is so released, a “Marvel Continuing Credit Support Obligation”), then (i) until such release is obtained, (A) Dawg shall continue to use its commercially reasonable efforts to obtain promptly the release of Marvel, its Affiliates and any third party guarantor from each Marvel Continuing Credit Support Obligation and (B) Dawg and its Affiliates (including the Transferred Marvel Companies) agree not to renew, extend the term of, increase the obligations under or transfer to a third party any Contract pursuant to which the Transferred Marvel Business or any Transferred Marvel Company may be liable under any Marvel Continuing Credit Support Obligation and (ii) Dawg shall indemnify the Marvel Entities from, and reimburse the Marvel Entities for, any demand or draw upon, or withdrawal from, any Marvel Continuing Credit Support Obligation or any cash or other collateral required to be posted in connection with or in the place of any Marvel Continuing Credit Support Obligation and the carrying costs of any cash or other collateral, the fronting fee costs and any other out-of-pocket third party costs and expenses resulting from a Marvel Continuing Credit Support Obligation.

(b)       With respect to any Dawg Credit Support Obligations pursuant to which Dawg, its Affiliates (other than the Transferred Dawg Companies) or third parties provide credit support to the Transferred Dawg Business or any Transferred Dawg Company, including those set forth in Section 4.15(a) of the Dawg Disclosure Letter, Marvel agrees to use commercially reasonable efforts to provide replacement guarantees, letters of credit, surety bonds or other assurances of payment, and Dawg and Marvel shall cooperate to obtain releases of Dawg and its Affiliates (other than the Transferred Dawg Companies) and any third party guarantor  effective as of the Closing (or as soon as reasonably practicable thereafter) in form and substance reasonably satisfactory to Dawg and Marvel with respect to all such Dawg Credit Support Obligations.  If Marvel has not obtained the release of Dawg and its Affiliates (other than the Transferred Dawg Companies) and any third party guarantor from any Dawg Credit Support Obligation by the Closing Date (each such Dawg Credit Support Obligation, until such time as such Dawg Credit Support Obligation is so released, a “Dawg Continuing Credit Support Obligation”), then (i) until such release is obtained, (A) Marvel shall continue to use its commercially reasonable efforts to obtain promptly the release of Dawg, its Affiliates and any third party guarantor from each Dawg Continuing Credit Support Obligation and (B) Marvel and its Affiliates (including the Transferred Dawg Companies) agree not to renew, extend the term of, increase the obligations under or transfer to a third party any Contract pursuant to which the Transferred Dawg Business or any Transferred Dawg Company may be liable under any Dawg Continuing Credit Support Obligation and (ii) Marvel shall indemnify the Dawg Entities from, and reimburse the Dawg Entities for, any demand or draw upon, or withdrawal from, any Dawg Continuing Credit Support Obligation or any cash or other collateral required to be posted in connection with or in the place of any Dawg Continuing Credit Support Obligation and the carrying costs of any cash or other collateral, the fronting fee costs and any other out-of-pocket third party costs and expenses resulting from a Dawg Continuing Credit Support Obligation.

SECTION 4.16.        Release.

(a)       Effective as of the Closing, Dawg, on behalf of itself and its Affiliates and each of their respective successors, assigns and past and present directors, managers, officers and employees, and each of their respective heirs, successors and assigns (collectively with Dawg, the “Dawg Releasors”), hereby unconditionally and irrevocably waives, releases, discharges, remises and acquits Marvel, its Affiliates, and each of their respective successors, assigns and past, present and future directors, managers, officers and employees, and each of their respective heirs, successors and assigns, in each case in their capacity as such (collectively, the “Marvel Releasees”), jointly and individually, of and from any and all Proceedings and claims, demands, obligations, causes of action or liabilities arising at or prior to Closing, out of or in any matter related to (i) the organization, management or operation of the Transferred Marvel Business or the Transferred Marvel Companies or their relationship with the Transferred Marvel Companies, in each case relating to any matter, occurrence, action or activity on or prior to the Closing, (ii) except as set forth in Section 4.16(c), the Transactions (including any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement or in any other Transaction Agreement), (iii) any information (whether written or oral), documents or materials furnished in connection with the Transactions, (iv) the direct or indirect ownership of the Transferred Marvel Equity Interests or any other interest in the Transferred Marvel Companies, (v) the termination of Marvel’s status as an equityholder of the Transferred Marvel Companies as a result of the consummation of the Transactions, (vi) actions taken by any Marvel Entity’s officers, directors, employees, agents, attorneys, accountants and representatives in connection with the negotiation, authorization, approval and recommendation of the terms of the Transactions, and (vii) any rights to revenue, equity, options, or warrants of, or dividends or other distributions in respect of any Transferred Marvel Equity Interests or any other interest in the Transferred Marvel Companies, whether known or unknown and which occurred, existed or was taken or permitted at or prior to the Closing. Dawg, for itself and the other Dawg Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Proceeding of any kind against any Marvel Releasees, based on any of the foregoing; provided, however, that, notwithstanding anything herein to the contrary, Dawg is not releasing any claims against employees or agents of any Marvel Entity to the extent such claims do not relate to the Transactions. Other than as specifically set forth in the foregoing sentence, Dawg, on behalf of itself and the other Dawg Releasors, expressly waives, to the full extent that it may lawfully waive, all rights pertaining to a general release of claims (including Section 1542 of the California Civil Code or any provision of other state or federal Law), and affirms that it is releasing all known or unknown claims that it has or may have against any of the Marvel Releasees.

(b)       Effective as of the Closing, Marvel, on behalf of itself and its Affiliates and each of their respective successors, assigns and past and present directors, managers, officers and employees, and each of their respective heirs, successors and assigns (collectively with Dawg, the “Marvel Releasors”), hereby unconditionally and irrevocably waives, releases, discharges, remises and acquits Dawg, its Affiliates, and each of their respective successors, assigns and past, present and future directors, managers, officers and employees, and each of their respective heirs, successors and assigns, in each case in their capacity as such (collectively, the “Dawg Releasees”), jointly and individually, of and from any and all Proceedings and claims, demands, obligations, causes of action or liabilities arising at or prior to Closing, out of or in any matter related to (i) the organization, management or operation of the Transferred Dawg Business or the Transferred Dawg Companies or their relationship with the Transferred Dawg Companies, in each case relating to any matter, occurrence, action or activity on or prior to the Closing, (ii) except as set forth in Section 4.16(c), the Transactions (including any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement or in any other Transaction Agreement), (iii) any information (whether written or oral), documents or materials furnished in connection with the Transactions, (iv) the direct or indirect ownership of the Transferred Dawg Equity Interests or any other interest in the Transferred Dawg Companies, (v) the termination of Dawg’s status as an equityholder of the Transferred Dawg Companies as a result of the consummation of the Transactions, (vi) actions taken by any Dawg Entity’s officers, directors, employees, agents, attorneys, accountants and representatives in connection with the negotiation, authorization, approval and recommendation of the terms of the Transactions, and (vii) any rights to revenue, equity, options, or warrants of, or dividends or other distributions in respect of any Transferred Dawg Equity Interests or any other interest in the Transferred Dawg Companies, whether known or unknown and which occurred, existed or was taken or permitted at or prior to the Closing. Marvel, for itself and the other Marvel Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Proceeding of any kind against any Dawg Releasees, based on any of the foregoing; provided, however, that, notwithstanding anything herein to the contrary, Marvel is not releasing any claims against employees or agents of any Dawg Entity to the extent such claims do not relate to the Transactions. Other than as specifically set forth in the foregoing sentence, Marvel, on behalf of itself and the other Marvel Releasors, expressly waives, to the full extent that it may lawfully waive, all rights pertaining to a general release of claims (including Section 1542 of the California Civil Code or any provision of other state or federal Law), and affirms that it is releasing all known or unknown claims that it has or may have against any of the Dawg Releasees.

(c)       Notwithstanding the foregoing, nothing in this Section 4.16 shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any party to the extent arising out of Actual Fraud or this Agreement or any of the other Transaction Agreements or any other agreement entered into by a Marvel Releasee or Dawg Releasee in connection with the transactions contemplated by this Agreement.

SECTION 4.17.       Termination of Intercompany Agreements.

(a)       Effective as of the Closing, but subject to the occurrence of the Closing, (i) except for the Marvel Intercompany Accounts set forth on Section 4.17 of the Marvel Disclosure Letter, Marvel and its controlled Affiliates (other than the Transferred Marvel Companies), on the one hand, and the Transferred Marvel Companies, on the other hand, shall eliminate by payment, settlement, netting, capitalization, set off, cancellation, forgiving, release or otherwise any obligations or liabilities under the Marvel Intercompany Accounts between or among such parties, in each case, such that the Transferred Marvel Companies, on the one hand, and Marvel and its Affiliates (other than the Transferred Marvel Companies), on the other hand, do not have any further liability to one another (and without any costs or other liabilities of Dawg or any of its controlled Affiliates (including, following the Closing, the Transferred Marvel Companies)) in respect of such Marvel Intercompany Accounts following the Closing and (ii)  except as otherwise set forth in the Transition Services Agreement and the Marvel Shared Leases (to the extent applicable), the Affiliate Contracts shall be terminated in their entirety and shall be without further force or effect, without any further obligations or liabilities of Marvel or any of its controlled Affiliates (other than the Transferred Marvel Companies), on the one hand, and Dawg or any of its controlled Affiliates (including, following the Closing, the Transferred Marvel Companies), on the other hand, following the Closing.

(b)      Effective as of the Closing, but subject to the occurrence of the Closing, (i) except for the Dawg Intercompany Accounts set forth on Section 4.17 of the Dawg Disclosure Letter, Dawg and its controlled Affiliates (other than the Transferred Dawg Companies), on the one hand, and the Transferred Dawg Companies, on the other hand, shall eliminate by payment, settlement, netting, capitalization, set off, cancellation, forgiving, release or otherwise any obligations or liabilities under the Dawg Intercompany Accounts between or among such parties, in each case, such that the Transferred Dawg Companies, on the one hand, and Dawg and its Affiliates (other than the Transferred Dawg Companies), on the other hand, do not have any further liability to one another (and without any costs or other liabilities of Marvel or any of its controlled Affiliates (including, following the Closing, the Transferred Dawg Companies)) in respect of such Dawg Intercompany Accounts following the Closing and (ii) except as otherwise set forth in the Transition Services Agreement, the Affiliate Contracts shall be terminated in their entirety and shall be without further force or effect, without any further obligations or liabilities of Dawg or any of its controlled Affiliates (other than the Transferred Dawg Companies), on the one hand, and Marvel or any of its controlled Affiliates (including, following the Closing, the Transferred Dawg Companies), on the other hand, following the Closing.

SECTION 4.18.      Restrictions on Dissolution.  Until the first anniversary of the Closing Date, Marvel shall ensure that any Transferred Dawg Company that is a British Columbia unlimited liability company (including any successor corporation by way of conversion to a limited company, continuation into another jurisdiction, amalgamation or otherwise) is not liquidated or dissolved, and does not commence a liquidation or dissolution (whether voluntary or involuntary).

SECTION 4.19.        Insurance.

(a)      From and after the Closing, Marvel agrees to use commercially reasonable efforts (i) to cause the Transferred Marvel Companies and Dawg to be afforded continuing coverage under its and its Affiliates’ casual and general liability, auto liability, employment practices liability and cyber insurance policies to the extent related to or providing coverage to the Transferred Marvel Business, but solely for exposures, claims, losses, occurrences, or other covered perils arising out of or relating to the operation or conduct of the Transferred Marvel Companies, the Transferred Marvel Assets or the Transferred Marvel Business that occurred or existed prior to the Closing (whether reported prior to, on or after the Closing) that would reasonably be expected to be covered by such insurance policies, and (ii) to provide reasonable assistance to the Transferred Marvel Companies and Dawg to notify the insurers under such insurance policies of any claims related to such occurrences prior to the Closing and to use commercially reasonable efforts to assist, and to cause any third party claims administrator retained by Marvel or its Affiliates from time to time to assist, the Transferred Marvel Companies and Dawg in administering such claims and obtaining the proceeds relating to such claims to the extent coverage under such policies is so available; provided that (x) Dawg and the Transferred Marvel Companies shall exclusively bear (and Marvel and its Affiliates shall have no obligation to repay or reimburse Dawg or the Transferred Marvel Companies for) the amount of any “deductibles” or retentions associated with any such claims under such policies as the same would have applied to the Transferred Marvel Companies or the Transferred Marvel Business had the Closing not occurred and shall otherwise be liable for all uninsured, unrecovered, unavailable or uncollectible amounts of such claims, (y) Dawg and the Transferred Marvel Companies shall be liable, and shall reimburse Marvel, for any fees, costs or expenses, including any prospective premium adjustments for pre-Closing occurrence based policies to the extent arising from any such claims, incurred by Marvel or its Affiliates directly or indirectly through the insurers or reinsurers of such insurance policies relating to such claims and (z) Marvel shall have the right (but not the obligation) to monitor or associate with such claims.  Marvel shall not be liable for the inability of Dawg to collect insurance proceeds under any such insurance policy.  The terms of such policies shall remain unaffected by the terms of this Agreement. Notwithstanding the foregoing, Marvel and its Affiliates may cancel, elect not to renew, or amend any insurance policies of Marvel or its Affiliates in the manner they deem appropriate in their good faith conduct of their respective businesses without any liability to Dawg, the Transferred Marvel Companies or any of their respective Affiliates.
(b)      From and after the Closing, Dawg agrees to use commercially reasonable efforts (i) to cause the Transferred Dawg Companies and Marvel to be afforded continuing coverage under its and its Affiliates’ casual and general liability, auto liability, employment practices liability and cyber insurance policies to the extent related to or providing coverage to the Transferred Dawg Business, but solely for exposures, claims, losses, occurrences, or other covered perils arising out of or relating to the operation or conduct of the Transferred Dawg Companies, the Transferred Dawg Assets or the Transferred Dawg Business that occurred or existed prior to the Closing (whether reported prior to, on or after the Closing) that would reasonably be expected to be covered by such insurance policies, and (ii) to provide reasonable assistance to the Transferred Dawg Companies and Marvel to notify the insurers under such insurance policies of any claims related to such occurrences prior to the Closing and to use commercially reasonable efforts to assist, and to cause any third party claims administrator retained by Dawg or its Affiliates from time to time to assist, the Transferred Dawg Companies and Marvel in administering such claims and obtaining the proceeds relating to such claims to the extent coverage under such policies is so available; provided that (x) Marvel and the Transferred Dawg Companies shall exclusively bear (and Dawg and its Affiliates shall have no obligation to repay or reimburse Dawg or the Transferred Dawg Companies for) the amount of any “deductibles” or retentions associated with any such claims under such policies as the same would have applied to the Transferred Dawg Companies or the Transferred Dawg Business had the Closing not occurred and shall otherwise be liable for all uninsured, unrecovered, unavailable or uncollectible amounts of such claims, (y) Marvel and the Transferred Dawg Companies shall be liable, and shall reimburse Dawg, for any fees, costs or expenses, including any prospective premium adjustments for pre-Closing occurrence based policies to the extent arising from any such claims, incurred by Dawg or its Affiliates directly or indirectly through the insurers or reinsurers of such insurance policies relating to such claims and (z) Dawg shall have the right (but not the obligation) to monitor or associate with such claims.  Dawg shall not be liable for the inability of Marvel to collect insurance proceeds under any such insurance policy.  The terms of such policies shall remain unaffected by the terms of this Agreement. Notwithstanding the foregoing, Dawg and its Affiliates may cancel, elect not to renew, or amend any insurance policies of Dawg or its Affiliates in the manner they deem appropriate in their good faith conduct of their respective businesses without any liability to Marvel, the Transferred Dawg Companies or any of their respective Affiliates.

(c)      From and after the Closing Date, (i) Marvel shall, and shall cause the Transferred Dawg Companies and any counsel representing them or insurance administrator to use commercially reasonable efforts to, keep Dawg reasonably informed of the status of all claims asserted against the insurance policies maintained by Marvel and its Affiliates from time to time with respect to the Transferred Dawg Business and (ii) Dawg shall, and shall cause the Transferred Marvel Companies and any counsel representing them or insurance administrator to use commercially reasonable efforts to, keep Marvel reasonably informed of the status of all claims asserted against the insurance policies maintained by Dawg and its Affiliates from time to time with respect to the Transferred Marvel Business.

SECTION 4.20.       Litigation.  In the event that any Proceeding related to this Agreement or the Transactions is brought, or, to the Knowledge of Dawg, on the one hand, or Marvel, on the other hand, threatened in writing, against Dawg or any of the directors or officers of Dawg by any of Dawg’s stockholders, on the one hand, or against Marvel or any of the directors or officers of Marvel by any of Marvel’s stockholders, on the other hand, in each case prior to the Closing, the party against whom such Proceeding is brought or threatened shall promptly notify the other party of any such Proceeding and keep such other party reasonably informed with respect to the status thereof.  The party against whom such Proceeding is brought or threatened shall provide the other party the opportunity to participate in (at its sole cost and subject to a customary joint defense agreement), but not control, the defense of any such Proceeding, shall give due consideration to the other party’s advice with respect to such Proceeding and shall not settle or agree to settle any such Proceeding without the prior written consent of the other party, such consent not to be unreasonably withheld, delayed or conditioned.  For the avoidance of doubt, the party against whom such Proceeding is brought or threatened shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Proceeding (other than any costs related to the other party’s participation as aforesaid).

SECTION 4.21.       Wrong Pockets.

(a)       If (i) the transfer or conveyance by the Transferred Marvel Companies to, or the acceptance or assumption by, any member of the Dawg Group of any Excluded Marvel Asset or Retained Marvel Liability, as the case may be, (ii) the transfer or conveyance by any member of the Marvel Group to, or the acceptance or assumption by, the Transferred Marvel Company or Dawg of any Transferred Marvel Asset or Transferred Marvel Liability, as the case may be, (iii) the transfer or conveyance by the Transferred Dawg Companies to, or the acceptance or assumption by, any member of the Marvel Group of any Excluded Dawg Asset or Retained Dawg Liability, as the case may be or (iv) the transfer or conveyance by any member of the Dawg Group to, or the acceptance or assumption by, the Transferred Dawg Companies or Marvel of any Transferred Dawg Asset or Transferred Dawg Liability, as the case may be, did not occur in accordance with the terms of this Agreement until the earlier of (A) the date that is one year following the Closing and (B) the date on which such asset or liability is so transferred, conveyed, accepted or assumed, as the case may be, then Marvel and Dawg shall, and shall cause their respective Affiliates to, subject to Section 1.05, use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption of such asset or liability, as the case may be, as promptly as reasonably practicable.

(b)       In the event that it is discovered that there was a transfer or conveyance (i) by the Transferred Marvel Companies to, or the acceptance or assumption by, any member of the Marvel Group of (x) any asset that, if held by the Marvel Group, would constitute a Transferred Marvel Asset or (y) any Transferred Marvel Liability, as the case may be, (ii) by any member of the Marvel Group to, or the acceptance or assumption by, the Transferred Marvel Companies or Dawg of (x) any asset that, if held by the Transferred Marvel Companies, would constitute an Excluded Marvel Asset or (y) any Retained Marvel Liability, as the case may be, (iii) by the Transferred Dawg Companies to, or the acceptance or assumption by, any member of the Dawg Group of (x) any asset that, if held by the Dawg Group, would constitute a Transferred Dawg Asset or (y) any Transferred Dawg Liability, as the case may be, or (iv) by any member of the Dawg Group to, or the acceptance or assumption by, the Transferred Dawg Companies or Marvel of (x) any asset that, if held by the Transferred Dawg Companies, would constitute a Excluded Dawg Asset or (y) any Retained Dawg Liability, as the case may be, until the earlier of (A) the date that is one year following the Closing and (B) the date on which such asset or liability is so transferred or conveyed, as the case may be, Marvel and Dawg shall, and shall cause their respective Affiliates to, subject to Section 1.05, use reasonable best efforts to transfer or convey such asset or liability back to the transferring or conveying party or to rescind any acceptance or assumption of such asset or liability, as the case may be, as promptly as reasonably practicable.

(c)       Following the Closing, without effect on any payment or exchange made under Article I of this Agreement, (i) Marvel shall promptly transfer to Dawg (A) any payment or funds which, per the terms of this Agreement, belongs to Dawg and is received by Marvel after the Closing and (B) copies of any substantive communications received by Marvel after the Closing, including from a Governmental Entity or customer, supplier, distributor, landlord, licensee, service provider or other business partner, to the extent related to the Transferred Marvel Business or the Retained Dawg Business, and (ii) Dawg shall promptly transfer to Marvel (A) any payment or funds which, per the terms of this Agreement, belongs to Marvel and is received by Dawg after the Closing and (B) copies of any substantive communications received by Dawg after the Closing, including from a Governmental Entity or customer, supplier, distributor, landlord, licensee, service provider or other business partner, to the extent related to the Transferred Dawg Business or the Retained Marvel Business.

SECTION 4.22.       Real Estate Matters.

(a)       Each of Marvel and Dawg shall, and shall cause their applicable Affiliates to, reasonably cooperate with the other party (at the request of the other party) in obtaining, in the event Marvel or Dawg elects to obtain it, (i) a new owner’s title insurance policy (or bring-downs of or endorsements, including, without limitation, non-imputation endorsements, to any existing title insurance policy, if available) from a nationally recognized title company selected by each of Marvel and Dawg, effective as of the Closing Date (subject to the last sentence of this Section 4.22(a)), in an amount determined by Marvel or Dawg, respectively, insuring the applicable fee or leasehold owning entity’s fee simple title interest or leasehold interest (to the extent insurable) in and to each Dawg Product Site or Marvel Product Site, as applicable, free and clear of any Liens, other than Permitted Liens, and (ii) a land title survey or “quick map” (or updates to any existing land title survey or “quick map”, if available) from a licensed surveyor selected by Marvel or Dawg, as applicable, sufficient to allow the applicable title company to remove the “survey exception” from or provide the “survey deletion” in the title policy referenced in clause (i) above and to support underwriting of the endorsements reasonably requested by Marvel or Dawg, as applicable, dated as of a date reasonably proximate to the Closing Date (subject to the last sentence of this Section 4.22(a)) and certified to Marvel or Dawg, as applicable, the relevant Transferred Marvel Company or Transferred Dawg Company (if any), any of their Affiliates and the relevant title company.  Marvel and Dawg each agrees that any such cooperation will include (to the extent practicable and requested by the other party) using commercially reasonable efforts to (a) cause the removal or discharge of, or, to the extent consistent with prudent title insurance practice, to cause the other party’s title company to omit as exceptions or affirmatively insure over in the applicable title insurance policy, any Liens that are not Permitted Liens, (b) deliver, or cause their Affiliates to deliver, any customary and reasonable affidavits (including non-imputation affidavits, as applicable) required by the other party’s title company, in form and substance reasonably satisfactory to such title company, and (c) the granting of access to each applicable Dawg Product Site or Marvel Product Site by the above-referenced surveyors at reasonable times, upon reasonable notice and subject to reasonable limitations.  Each of Marvel and Dawg shall be responsible for the cost and expense of their own title policies and surveys, “quick maps” and any related due diligence or service (other than the removal or discharge by the other party of any Lien that is not a Permitted Lien) under this Section 4.22(a).  For the avoidance of doubt, and without limiting each party’s cooperation obligations hereunder, neither the delivery of any such affidavits nor the issuance of any such title insurance policies for any Dawg Product Site that is not a Dawg Material Site or any Marvel Product Site that is not a Marvel Material Site shall constitute a condition to Closing.  The obligations under this Section 4.22(a) shall survive the Closing for a period of twenty-four (24) months.

(b)       Following the date of this Agreement, Marvel shall use commercially reasonable efforts to commence and diligently pursue, prior to the Closing, the subdivision of certain tax parcels of certain real property constituting Excluded Marvel Assets as set forth on Section 4.22(b) of the Marvel Disclosure Letter (i) in consultation with, and with the cooperation of, Dawg in all material respects, including providing to Dawg all written correspondence with any municipality related to each Marvel Subdivision and regular status updates detailing progress in each municipality, (ii) in accordance with a subdivision plan reasonably approved by Dawg, (iii) in accordance with all applicable Laws, and (iv) at Dawg’s sole cost and expense, including, for the avoidance of doubt, with respect to all surveyors, engineers, local counsel and other consultants retained by either party to accomplish the same (each such subdivision, a “Marvel Subdivision”, and the resulting subdivided property, the “Marvel Subdivided Property”).  Marvel shall, as promptly as reasonably practicable following the reasonable approval by Dawg of the applicable subdivision plan, submit a subdivision application for each Marvel Subdivision incorporating such mutually agreed subdivision plan to the appropriate municipal authority having jurisdiction over such Marvel Subdivision and shall thereafter diligently pursue such Marvel Subdivision to completion.  Any deviations from any approved subdivision plan shall require the prior written consent of Dawg.  If the completion of any Marvel Subdivision or the effective use of a Marvel Subdivided Property requires the grant of any easement for stormwater, ingress and egress, or other similar rights, Marvel shall reasonably grant such rights for the benefit of such Marvel Subdivided Property upon commercially reasonable terms for no additional compensation; provided that such easements are non-exclusive in nature and will not require that any additional Excluded Marvel Asset be conveyed to Dawg.  If any such Marvel Subdivision is not completed on or before the Closing, (x) the parties shall, on the Closing Date, enter into a Marvel Shared Lease for the premises subject to such Marvel Subdivision, and (y) the obligations under this Section 4.22(b) shall survive the Closing for a period of thirty-six (36) months.  As used in this Agreement, the “completion” of any Marvel Subdivision shall mean (1) that all periods to appeal such Marvel Subdivision shall have expired, and (2) Marvel shall have provided reasonable evidence of the subdivision and expiration of the appeal periods to Dawg.  Any Marvel Subdivided Property, upon completion of the Marvel Subdivision, shall be conveyed from Marvel to Dawg (or one of its Affiliates) by a Marvel Deed, for no additional compensation.

(c)       Following the date of this Agreement, Dawg shall use commercially reasonable efforts to commence and diligently, prior to the Closing, pursue the subdivision of certain tax parcels of certain real property constituting Excluded Dawg Assets as set forth on Section 4.22(c) of the Dawg Disclosure Letter (i) in consultation with, and with the cooperation of, Marvel in all material respects, including providing to Marvel all written correspondence with any municipality related to each Dawg Subdivision and regular status updates detailing progress in each municipality, (ii) in accordance with a subdivision plan reasonably approved by Marvel, (iii) in accordance with all applicable Laws, and (iv) at Marvel’s sole cost and expense, including, for the avoidance of doubt, with respect to all surveyors, engineers, local counsel and other consultants retained by either party to accomplish the same (each such subdivision, a “Dawg Subdivision”, and the resulting subdivided property, the “Dawg Subdivided Property”).  Dawg shall, as promptly as reasonably practicable following the reasonable approval by Marvel of the applicable subdivision plan, submit a subdivision application for each Dawg Subdivision incorporating such mutually agreed subdivision plan to the appropriate municipal authority having jurisdiction over such Dawg Subdivision and shall thereafter diligently pursue such Dawg Subdivision to completion.  Any deviations from any approved subdivision plan shall require the prior written consent of Marvel.  If the completion of any Dawg Subdivision or the effective use of a Dawg Subdivided Property requires the grant of any easement for stormwater, ingress and egress, or other similar rights, Dawg shall reasonably grant such rights for the benefit of such Dawg Subdivided Property upon commercially reasonable terms for no additional compensation; provided that such easements are non-exclusive in nature and will not require that any additional Excluded Dawg Asset be conveyed to Marvel.  If any such Dawg Subdivision is not completed on or before the Closing, (x) the parties shall, on the Closing Date, enter into a Dawg Shared Lease for the premises subject to such Dawg Subdivision, and (y) the obligations under this Section 4.22(c) shall survive the Closing for a period of thirty-six (36) months.  As used in this Agreement, the “completion” of any Dawg Subdivision shall mean (1) that all periods to appeal such Dawg Subdivision shall have expired, and (2) Dawg shall have provided reasonable evidence of the subdivision and expiration of the appeal periods to Marvel.  Any Dawg Subdivided Property, upon completion of the Dawg Subdivision, shall be conveyed from Dawg to Marvel (or one of its Affiliates) by a Dawg Deed, for no additional compensation.

SECTION 4.23.        Inventory.

(a)      Marvel covenants and agrees that at the Closing, the Transferred Marvel Business shall include Marvel Inventory at a normalized level at each Marvel Product Site that is consistent with the past practice of the Transferred Marvel Business Group Members.

(b)       Dawg covenants and agrees that at the Closing, the Transferred Dawg Business shall include Dawg Inventory at a normalized level at each Dawg Product Site that is consistent with the past practice of the Transferred Dawg Business Group Members.

SECTION 4.24.       Pre-Closing Accounts Receivable and Accounts Payable.  Immediately prior to Closing, (a) Marvel shall cause the Transferred Marvel Companies to assign to a member of the Marvel Group all of the Pre-Closing Marvel Accounts Receivable and the Pre-Closing Marvel Accounts Payable existing at the Transferred Marvel Companies immediately prior to Closing and (b) Dawg shall cause the Transferred Dawg Companies to assign to a member of the Dawg Group all of the Pre-Closing Dawg Accounts Receivable and the Pre-Closing Dawg Accounts Payable existing at the Transferred Dawg Companies immediately prior to Closing.  For a period of ninety (90) calendar days following the Closing Date, each of the parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to cooperate with the other party in such party’s efforts to collect amounts owed to such party or its Affiliates in respect of any Pre-Closing Marvel Accounts Receivable or Pre-Closing Dawg Accounts Receivable, as applicable, and (x) Marvel agrees to pay the reasonable out-of-pocket expenses incurred by Dawg and its Affiliates in connection with any such efforts related to collection of Pre-Closing Marvel Accounts Receivable and (y) Dawg agrees to pay the reasonable out-of-pocket expenses incurred by Marvel and its Affiliates in connection with any such efforts related to collection of Pre-Closing Dawg Accounts Receivable.

SECTION 4.25.       [Intentionally Omitted.]

SECTION 4.26.       Bulk Sales Laws.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Dawg Assets and

Transferred Marvel Assets; it being understood that (i) any liabilities arising out of the failure of Marvel to comply with the requirements and provisions of any bulk sales, bulk transfer of similar Laws of any jurisdiction which would not otherwise constitute a Transferred Marvel Liability shall be treated as a Retained Marvel Liability, and (ii) any liabilities arising out of the failure of Dawg to comply with the requirements and provisions of any bulk sales, bulk transfer of similar Laws of any jurisdiction which would not otherwise constitute a Transferred Dawg Liability shall be treated as a Retained Dawg Liability.

SECTION 4.27.       Further Assurances.  From time to time following the Closing, as and when requested by any party hereto, each other party hereto shall (and shall cause its Affiliates to) execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions, as such other party may reasonably deem necessary or desirable to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement or any Transaction Agreement.

ARTICLE V

Conditions Precedent

SECTION 5.01.      Conditions to Each Party’s Obligation.  The obligations of Dawg and Marvel to consummate the Transactions are each subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by both Dawg and Marvel) on or prior to the Closing Date of the following conditions:

(a)     No Restraints.  No applicable Law, Judgment or temporary, preliminary or permanent injunction or other restraint or prohibition enacted, entered, promulgated, enforced or issued by any Governmental Entity (collectively, “Restraints”) enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions shall be in effect.

(b)       Antitrust Laws.  Any required consents, approvals or authorizations under Antitrust Laws shall have been obtained and any waiting period (and any extension thereof) under the HSR Act and any other applicable Antitrust Law with respect to each of the Aggregates Acquisition and the Cement Acquisition shall have expired, shall have been terminated or shall have been exempted by a Governmental Entity in accordance with the applicable Law, and any time period during which the parties have agreed not to consummate the transaction shall have passed and, separately, unless Marvel and Dawg mutually agree in writing otherwise or unless the Commissioner of Competition has issued an advance ruling certificate pursuant to subsection 102(2) of the Competition Act (Canada) in respect of the Transactions, the Commissioner of Competition shall have issued written confirmation that he does not intend, at such time, to make an application before the Competition Tribunal pursuant to section 92 of the Competition Act (Canada) in respect of the Transactions.

SECTION 5.02.      Conditions to Obligation of Dawg.  The obligation of Dawg to consummate the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Dawg) on or prior to the Closing Date of the following conditions:

(a)       Representations and Warranties.  The representations and warranties of Marvel contained in Article II (other than the Marvel Fundamental Representations), without giving effect to any materiality or Marvel Material Adverse Effect qualifications set forth therein, shall be true and correct, as of the Closing Date as though made on the Closing Date, except for breaches as to matters that, individually or in the aggregate, would not reasonably be expected to have a Marvel Material Adverse Effect, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be so true and correct on and as of such earlier date).  The Marvel Fundamental Representations, disregarding for purposes hereof any materiality, “Marvel Material Adverse Effect” or similar qualifiers contained in any such representations and warranties, shall be true and correct in all material respects (except for the representations and warranties in Section 2.05 (first sentence only) which shall be true and correct in all respects), in each case as of the Closing Date as though made on the Closing Date, except to the extent such Marvel Fundamental Representations expressly relate to an earlier date (in which case such representations and warranties shall be so true and correct on and as of such earlier date).

(b)       Performance of Obligations of Marvel.  Marvel shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Marvel by the time of the Closing.

(c)       Marvel Certificate.  Dawg shall have received a certificate, dated as of the Closing Date and signed on behalf of Marvel by an authorized representative of Marvel, stating that the conditions set forth in Section 5.02(a) and Section 5.02(b) have been satisfied (“Marvel Closing Certificate”).

(d)       Receipt of Closing Deliverables.  Dawg shall have received the items to be delivered by Marvel pursuant to Section 1.03(b).

(e)       Title Insurance Policies and Surveys.  Dawg shall have received the final title insurance policies and surveys described in Section 4.22(a) for all of the Marvel Material Sites.

SECTION 5.03.       Conditions to Obligation of Marvel.  The obligation of Marvel to consummate the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Marvel) on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of Dawg contained in Article III (other than the Dawg Fundamental Representations), without giving effect to any materiality or Dawg Material Adverse Effect qualifications set forth therein, shall be true and correct, as of the Closing Date as though made on the Closing Date, except for breaches as to matters that, individually or in the aggregate, would not reasonably be expected to have a Dawg Material Adverse Effect, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be so true and correct on and as of such earlier date).  The Dawg Fundamental Representations, disregarding for purposes hereof any materiality, “Dawg Material Adverse Effect” or similar qualifiers contained in any such representations and warranties, shall be true and correct in all material respects (except for the representations and warranties in Section 3.05 (first sentence only) which shall be true and correct in all respects), in each case as of the Closing Date as though made on the Closing Date, except to the extent such Dawg Fundamental Representations expressly relate to an earlier date (in which case such representations and warranties shall be so true and correct on and as of such earlier date).

(b)       Performance of Obligations of Dawg.  Dawg shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Dawg by the time of the Closing.

(c)       Dawg Certificate.  Marvel shall have received a certificate, dated as of the Closing Date and signed on behalf of Dawg by an authorized representative of Dawg, stating that the conditions set forth in Section 5.03(a) and Section 5.03(b) have been satisfied (“Dawg Closing Certificate”).

(d)       Receipt of Closing Deliverables.  Marvel shall have received the items to be delivered by Dawg pursuant to Section 1.03(c).

(e)       Title Insurance Policies and Surveys.  Marvel shall have received the final title insurance policies and surveys described in Section 4.22(a) for all of the Dawg Material Sites.

SECTION 5.04.       Frustration of Closing Conditions.

(a)       Dawg may not rely on the failure of any condition set forth in Section 5.01 or Section 5.02 to be satisfied if its failure to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use in accordance with the terms of this Agreement its required efforts to cause the Closing to occur, in each case shall have been a principal cause of, or shall have resulted in, the failure of any such condition.

(b)       Marvel may not rely on the failure of any condition set forth in Section 5.01 or Section 5.03 to be satisfied if its failure to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use in accordance with the terms of this Agreement its required efforts to cause the Closing to occur, in each case shall have been a principal cause of, or shall have resulted in, the failure of any such condition.

ARTICLE VI

Termination

SECTION 6.01.        Termination.

(a)          Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(i)        by mutual written consent of Marvel and Dawg;

(ii)      by Marvel, upon written notice to Dawg, if there shall have been a breach by Dawg of any of its representations, warranties, covenants or obligations contained herein, which breach (A) would result in the failure to satisfy any condition set forth in Section 5.03(a) or

Section 5.03(b)) and (B) shall be incapable of being cured by the Outside Date, or if capable of being cured by the Outside Date, Dawg (x) shall not have commenced good faith efforts to cure such breach within 30 calendar days following receipt by Dawg of written notice of such breach from Marvel stating Marvel’s intention to terminate this Agreement pursuant to this Section 6.01(a)(ii)  and the basis for such termination or (y) is not thereafter continuing to use good faith efforts to cure such breach; provided, however, that Marvel shall not have the right to terminate this Agreement pursuant to this Section 6.01(a)(ii) if Marvel is in material breach of any of its representations, warranties, covenants or agreements set forth herein;

(iii)     by Dawg, upon written notice to Marvel, if there shall have been a breach by Marvel of any of its representations, warranties, covenants or obligations contained herein, which breach (A) would result in the failure to satisfy any condition set forth in Section 5.02(a) or Section 5.02(b) and (B) shall be incapable of being cured by the Outside Date, or if capable of being cured by the Outside Date, Marvel (x) shall not have commenced good faith efforts to cure such breach within 30 calendar days following receipt by Marvel of written notice of such breach from Dawg stating Dawg’s intention to terminate this Agreement pursuant to this Section 6.01(a)(iii) and the basis for such termination or (y) is not thereafter continuing to use good faith efforts to cure such breach; provided, however, that Dawg shall not have the right to terminate this Agreement pursuant to this Section 6.01(a)(iii) if Dawg is in material breach of any of its representations, warranties, covenants or agreements set forth herein; or

(iv)      by Marvel or Dawg, by written notice to the other, if:

(A)          the Closing shall not have occurred on or prior to August 3, 2026 (as may be extended, the “Outside Date”); provided that if, as of the Outside Date the condition set forth in Section 5.01(a) (to the extent due to a Restraint relating to the HSR Act or the Competition Act (Canada)) or Section 5.01(b) shall not have been satisfied but all of the other conditions set forth in Article V have been satisfied or waived (other than those conditions which by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall automatically be extended to November 3, 2026 which date shall thereafter be deemed to be the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(a)(iv)(A) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the principal cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date; or

(B)           any Restraint having the effect set forth in Section 5.01(a) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(a)(iv)(B) shall not be available to any party who has failed (or whose Affiliate has failed) to have used the required efforts to prevent the entry of and remove such Restraint in accordance with its obligations hereunder.

(b)      In the event of termination by Marvel or Dawg pursuant to this Section 6.01, written notice thereof shall promptly be given to the other party and this Agreement shall be terminated and the Transactions shall be abandoned, without further action by any party.  If this Agreement and the Transactions are terminated and abandoned as provided herein:

(i)     (A) Dawg shall return to Marvel all documents and other materials received by it or any of its Affiliates or any of their respective officers, directors, employees, equityholders, agents or representatives from Marvel or any of its Affiliates or any of their respective officers, directors, employees, equityholders, agents or representatives relating to the Transactions, whether obtained before or after the execution of this Agreement and (B) Marvel shall return to Dawg all documents and other materials received by it or any of its Affiliates or any of their respective officers, directors, employees, equityholders, agents or representatives from Dawg or any of its Affiliates or any of their respective officers, directors, employees, equityholders, agents or representatives relating to the Transactions, whether obtained before or after the execution of this Agreement; and

(ii)      all confidential information received by each party or any of its Affiliates or any of their respective officers, directors, employees, equityholders, agents or representatives with respect to the business of the other party or its Affiliates shall be treated in accordance with the Confidentiality Agreement; provided that if as of the date of termination of this Agreement, the remaining term of the Confidentiality Agreement is less than twelve months, the term of the Confidentiality Agreement shall be automatically extended until such date that is twelve months following the date of termination of this Agreement.

SECTION 6.02.        Effect of Termination.

(a)       If this Agreement is terminated and the Transactions are abandoned pursuant to Section 6.01, this Agreement shall become null and void and of no further force and effect, except for the following provisions which shall survive such termination:

(i)        Section 4.03 (relating to the obligation of each of Marvel and Dawg to keep confidential certain information obtained by it);

(ii)       Section 4.05 (relating to certain expenses);

(iii)      Section 4.09 (relating to publicity);

(iv)      Article VI (relating to termination); and

(v)       Article VIII (relating to general matters).

(b)       Nothing in this Section 6.02 shall be deemed to release any party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE VII

Indemnification

SECTION 7.01.       General Indemnification by Marvel.  (a) Subject to the terms (including the limitations) set forth in this Article VII, from and after the Closing, Marvel shall (without duplication with respect to any other payment made pursuant to this Agreement, including Section 1.06) indemnify Dawg against, and hold it harmless from, any loss, liability, claim, damage or expense, including reasonable and documented third party legal fees and expenses, whether with respect to first party or Third-Party Claims (collectively, “Losses”), suffered or incurred by Dawg, its Affiliates (including the Transferred Marvel Companies) and each of their respective officers, directors, employees, equityholders, agents and representatives (collectively, the “Dawg Indemnitees”) to the extent arising or resulting from:

(i)        any Transferred Dawg Liability;

(ii)       any Pre-Closing Marvel Environmental Liability;

(iii)      any Excluded Marvel Asset and any Retained Marvel Liability (other than any Pre-Closing Marvel Environmental Liability);

(iv)     any breach or inaccuracy in any of the representations and warranties contained in Article II (other than Section 2.12) (it being agreed that for purposes of determining the existence of any such breach or inaccuracy and the amount of any Loss with respect thereto, all such representations and warranties that are qualified as to “materiality” or “Marvel Material Adverse Effect” shall be deemed to be not so qualified); or

(v)       any breach by Marvel of any covenants or agreements contained herein.

(b)       Except for (i) any specific enforcement remedy to which a party is entitled pursuant to Section 8.05 and (ii) claims of, or causes of action arising from, Actual Fraud, Dawg, on behalf of itself and each other Dawg Indemnitee, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII.  In furtherance of the foregoing, Dawg, on behalf of itself and each other Dawg Indemnitee, hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than those expressly contemplated by clauses (i) and (ii) of the immediately preceding sentence) it or any Dawg Indemnitee may have against Marvel or any of Marvel’s Affiliates arising under or based upon this Agreement, any document or certificate delivered in connection herewith or any applicable Law, in each case except pursuant to the indemnification provisions set forth in this Article VII.

SECTION 7.02.      General Indemnification by Dawg.  (a) Subject to the terms (including the limitations) set forth in this Article VII, from and after the Closing, Dawg shall (without duplication with respect to any other payment made pursuant to this Agreement, including Section 1.06) indemnify Marvel against, and hold it harmless from, any Loss suffered or incurred by Marvel and its Affiliates (including the Transferred Dawg Companies) and each of their respective officers, directors, employees, equityholders, agents and representatives (collectively, the “Marvel Indemnitees”) to the extent arising or resulting from:

(i)        any Transferred Marvel Liability;

(ii)       any Pre-Closing Dawg Environmental Liability;

(iii)      any Excluded Dawg Asset and any Retained Dawg Liability (other than any Pre-Closing Dawg Environmental Liability);

(iv)     any breach or inaccuracy in any of the representations and warranties contained in Article III (other than Section 3.12) (it being agreed that for purposes of determining the existence of any such breach or inaccuracy and the amount of any Loss with respect thereto, all such representations and warranties that are qualified as to “materiality” or “Dawg Material Adverse Effect” shall be deemed to be not so qualified); or

(v)       any breach by Dawg of any covenants or agreements contained herein.

(b)       Except for (i) any specific enforcement remedy to which a party is entitled pursuant to Section 8.05 and (ii) claims of, or causes of action arising from, Actual Fraud, Marvel, on behalf of itself and each other Marvel Indemnitee, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII.  In furtherance of the foregoing, Marvel, on behalf of itself and each other Marvel Indemnitee, hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than those expressly contemplated by clauses (i) and (ii) of the immediately preceding sentence) it or any Marvel Indemnitee may have against Dawg or any of Dawg’s Affiliates arising under or based upon this Agreement, any document or certificate delivered in connection herewith or any applicable Law, in each case except pursuant to the indemnification provisions set forth in this Article VII.

SECTION 7.03.        Limitations on Indemnification.

(a)       Dawg Deductible.  No Dawg Indemnitee shall be entitled to be indemnified for Losses, (i) with respect to any Dawg Environmental Indemnity Claim, unless and until the aggregate amount of Losses payable with respect to all Dawg Environmental Indemnity Claims made pursuant to this Article VII exceeds $5,000,000 (the “Dawg Environmental Deductible”), in which event Marvel shall be required to pay or be liable only for Losses in excess of the Dawg Environmental Deductible or (ii) other than with respect to the Marvel Fundamental Representations or any breach of the representations and warranties in Section 2.18, pursuant to Section 7.01(a)(iv) unless and until the aggregate amount of Losses (excluding, for the avoidance of doubt, Losses relating to any matter that would otherwise constitute a Dawg Environmental Indemnity Claim) payable pursuant to such section exceeds $15,000,000 (the “Dawg Rep Deductible”), in which event Marvel shall be required to pay or be liable only for Losses in excess of the Dawg Rep Deductible.

(b)       Dawg Cap.  No Dawg Indemnitee shall be entitled to be indemnified for Losses (i) with respect to any Dawg Environmental Indemnity Claim, in excess of $75,000,000 in the aggregate, (ii) other than with respect to the Marvel Fundamental Representations, pursuant to Section 7.01(a)(iv) (excluding, for the avoidance of doubt, Losses relating to any matter that would otherwise constitute a Dawg Environmental Indemnity Claim) in excess of $75,000,000 in the aggregate or (iii) with respect to Marvel Fundamental Representations, pursuant to Section 7.01(a)(iv) in excess of $2,300,000,000.

(c)       Marvel Deductible.  No Marvel Indemnitee shall be entitled to be indemnified for Losses, (i) with respect to any Marvel Environmental Indemnity Claim, unless and until the aggregate amount of Losses payable with respect to all Marvel Environmental Indemnity Claims made pursuant to this Article VII exceeds $5,000,000 (the “Marvel Environmental Deductible”), in which event Dawg shall be required to pay or be liable only for Losses in excess of the Marvel Environmental Deductible or (ii) other than with respect to the Dawg Fundamental Representations or any breach of the representations and warranties in Section 3.18, pursuant to Section 7.02(a)(iv) unless and until the aggregate amount of Losses (excluding, for the avoidance of doubt, Losses relating to any matter that would otherwise constitute a Marvel Environmental Indemnity Claim) payable pursuant to such section exceeds $15,000,000 (the “Marvel Rep Deductible”), in which event Dawg shall be required to pay or be liable only for Losses in excess of the Marvel Rep Deductible.

(d)       Marvel Cap.  No Marvel Indemnitee shall be entitled to be indemnified for Losses (i) with respect to any Marvel Environmental Indemnity Claim, in excess of $75,000,000 in the aggregate, (ii) other than with respect to the Dawg Fundamental Representations, pursuant to Section 7.02(a)(iv) (excluding, for the avoidance of doubt, Losses relating to any matter that would otherwise constitute a Marvel Environmental Indemnity Claim) in excess of $75,000,000 in the aggregate or (iii) with respect to Dawg Fundamental Representations, pursuant to Section 7.02(a)(iv) in excess of $2,300,000,000.

(e)       Additional Environmental Limitations.  In no case shall any Indemnifying Party be obligated to indemnify any Indemnified Party for Losses in connection with any Dawg Environmental Indemnity Claim or Marvel Environmental Indemnity Claim, as the case may be, to the extent such Losses (i) are not required to comply with any Environmental Law or any Permit or Judgment issued, granted or entered into thereunder, (ii)  result or arise from any (A) sampling, testing or other response activity that was not required to be conducted to comply with any Environmental Law or Permit or Judgment issued, granted or entered into thereunder or (B) result or arise from a change in any Dawg Real Property or Marvel Real Property land use after the Closing to a non-commercial or non-industrial use, (iii) result or arise from any exacerbation of an environmental condition existing on any Dawg Real Property or Marvel Real Property as of the Closing by any Indemnified Party after the Closing or (iv) relate to any noncompliance with any Environmental Law or Environmental Permit or any Remedial Action and exceed the lowest cost alternative reasonably required to comply with any Environmental Law or Environmental Permit or any Judgment issued, granted or entered into thereunder.

SECTION 7.04.     Calculation of Losses; Mitigation.  (a) The amount of any Loss for which indemnification is provided under this Article VII shall be net of any cash amounts recovered by the Indemnified Party under insurance policies or otherwise with respect to such Loss (after taking into account costs of collection and any increase in premium).

(b)      Notwithstanding anything to the contrary herein or provided under applicable Law, Losses shall not include Losses that are in the nature of punitive, incidental, consequential, special, treble or indirect damages or damages based on any multiple, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity, in each case of any kind or nature, regardless of the form of action through which any of the foregoing are sought, in each case except to the extent any such Losses are awarded and paid by an indemnified party with respect to a Third-Party Claim.

(c)       Dawg and Marvel shall, and shall cause their respective Affiliates to, reasonably cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party or a Marvel Indemnitee or Dawg Indemnitee hereunder, including by using commercially reasonable efforts to (i) resolve any such claim or liability and (ii) mitigate any Loss for which indemnification is sought under this Agreement; provided, however, that the reasonable and documented out-of-pocket costs of such mitigation shall constitute Losses for purposes of this Agreement.  In the event that Dawg or Marvel shall fail to use such commercially reasonable efforts to resolve or mitigate any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person to the extent of any loss, liability, claim, damage or expense that would reasonably be expected to have been avoided if Dawg or Marvel, as the case may be, had made such efforts.

SECTION 7.05.       Indemnification Procedures.

(a)       Third-Party Claims.  In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 7.01 or Section 7.02 in respect of, arising out of or involving a claim made by any third Person (that is not a party to this Agreement or an Affiliate of such a party) against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the party required to provide indemnification therefor (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third-Party Claim within 20 Business Days after receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 10 Business Days after the Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b)       Assumption.  If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party.  Should the Indemnifying Party so elect in writing to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the reasonable and documented fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third-Party Claim in accordance with Section 7.05(a)).  If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to testify and provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim and which releases the Indemnified Party completely in connection with such Third-Party Claim; provided, however, that the Indemnifying Party shall not, without prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) injunctive or other nonmonetary relief against the Indemnified Party, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or (ii) a finding or admission of fault or misconduct by the Indemnified Party.

(c)       Other Claims.  In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 7.01 or Section 7.02 that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall promptly deliver written notice of such claim (describing such claim in reasonable detail) to the Indemnifying Party.  Subject to Section 7.07, the failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 7.01 or Section 7.02, except to the extent that the Indemnifying Party shall have been materially prejudiced as a result of such failure.  If the Indemnifying Party does not notify the Indemnified Party within 60 calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 7.01 or Section 7.02, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 7.01 or Section 7.02 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(d)       Environmental Claims.  Any Dawg Environmental Indemnity Claim or Marvel Environmental Indemnity Claim shall, in the event of a conflict between Section 7.05 and Section 7.06, be governed by Section 7.06 and not by this Section 7.05.

(e)       Tax Claims.  Notwithstanding anything in Section 7.05(b) to the contrary, the Indemnifying Party controlling a Third-Party Claim involving Retained Tax Liabilities shall not settle, compromise or offer to settle or compromise any such Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed).  The foregoing Section 7.05 shall not apply to any challenge or other Proceeding described in Section 4.08(a)(v), which shall be the governed by the provisions of Section 4.08(a)(v).

SECTION 7.06.       Additional Indemnification Procedures for Environmental Claims.  With respect to any Dawg Environmental Indemnity Claim or Marvel Environmental Indemnity Claim, as the case may be, involving any Remedial Action to address any Hazardous Substance at, on, under or migrating from any Transferred Dawg Real Property or Transferred Marvel Real Property, as the case may be, or any related Proceeding: (a) the Indemnifying Party shall have the right, but not the obligation, upon reasonably prompt written notice to the Indemnified Party, to assume management and control of such Remedial Action or related Proceeding, including using an environmental consultant and counsel reasonably acceptable to the Indemnified Party, (b) in the event Indemnifying Party assumes management and control pursuant to the foregoing, (i) the Indemnified Party shall provide the Indemnifying Party and its authorized representatives with reasonable access to the relevant Transferred Dawg Real Property or Transferred Marvel Real Property, as the case may be,  to conduct such Remedial Action or otherwise gather information during normal business hours or as otherwise reasonably agreed between the parties, (ii) the Indemnifying Party and its authorized representatives shall comply with all Laws, including Environmental Laws and Permits issued thereunder in accessing such Transferred Dawg Real Property or Transferred Marvel Real Property, as the case may be,  and performing such Remedial Action and other activities at such Transferred Dawg Real Property or Transferred Marvel Real Property, as the case may be, (iii) such Remedial Action shall not unreasonably disturb the Indemnified Party’s continued use of and operations at such Transferred Dawg Real Property or Transferred Marvel Real Property, as the case may be, (iv) the Indemnifying Party shall keep the Indemnified Party reasonably informed of developments with respect to such Remedial Action, related Proceeding and other activities at such Transferred Dawg Real Property or Transferred Marvel Real Property, as the case may be, including providing copies of any material documents received or prepared by any Indemnifying Party with respect to any Remedial Action or related Proceeding, and providing a reasonable opportunity for the Indemnified Party to comment on any governmental or Proceeding submissions, including any proposals, reports, work plans, reports, analytical data or other material documents that are prepared by or on behalf of any Indemnifying Party, (v) the Indemnifying Party shall provide the Indemnified Party with reasonable advance notice of material in person, telephonic or virtual meetings relating to such Remedial Action or related Proceeding, and the Indemnified Party shall have the right, but not the obligation, to attend and participate (at its own expense) in such meetings and (vi) the Indemnifying Party shall not enter into any Judgment, settlement or other agreement resolving such Remedial Action or related Proceeding without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) and (c) in the event and for any period of time the Indemnified Party does not assume control with respect to such Remedial Action or related Proceeding pursuant to the foregoing, the Indemnified Party shall have the right to manage and control such Remedial Action or related Proceeding (without limiting its right to indemnification under Section 7.01(a)(ii) or Section 7.02(a)(ii) of this Agreement, as the case may be).

SECTION 7.07.       Survival.  None of the representations, warranties, covenants and agreements contained in this Agreement or any other document contemplated hereby shall survive the Closing, except for (a) the representations and warranties contained in Article II and Article III (other than the representations and warranties set forth in Section 2.12 and Section 3.12 and the Marvel Fundamental Representations and the Dawg Fundamental Representations) which representations and warranties shall survive the Closing for a period of 18 months, (b) the Marvel Fundamental Representations and the Dawg Fundamental Representations, which representations and warranties shall survive the Closing for a period of 36 months, (c) the covenants and agreements that by their terms are to be performed in whole or in part after the Closing, which covenants and agreements shall survive in accordance with their terms, (d) the covenants and agreements that by their terms are to be performed in whole or in part prior to the Closing, which covenants and agreements shall survive the Closing for a period of 18 months, (e) the obligation to indemnify for Retained Tax Liabilities under Article VII and the covenants and agreements in Section 4.08, which shall survive the Closing until sixty days after the expiration of the applicable statute of limitations and (f) the obligation to indemnify for any Pre-Closing Marvel Environmental Liability or any Pre-Closing Dawg Environmental Liability, which shall survive the Closing until sixty days after the expiration of the applicable statute of limitations.

ARTICLE VIII

General Provisions

SECTION 8.01.       Amendments and Waivers.  This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the party against whom such amendment or waiver shall be enforced.  The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any other party with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

SECTION 8.02.       Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of Law in connection with a merger or consolidation of such party) without the prior written consent of the other party; provided that each of Marvel and Dawg may assign its rights hereunder, in whole or in part, to any of its Affiliates who is a “United States person” within meaning of Section 7701(a)(30) of the Code without such prior written consent; provided, however, that such assignment shall not release the assigning party from any liability or obligation hereunder.  Any attempted assignment in violation of this Section 8.02 shall be void.

SECTION 8.03.       No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and their permitted assigns, any legal or equitable rights or remedies hereunder; provided, however, that each of this Section 8.03 and Article VII is intended to be for the benefit of, and be enforceable by, the Dawg Indemnitees and the Marvel Indemnitees, as applicable.

SECTION 8.04.          Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or email, or if mailed, three calendar days after mailing (or one Business Day in the case of express mail or overnight courier service in time for next Business Day delivery), as follows:

(a)	if to Dawg,

Quikrete Holdings, Inc. 5 Concourse Parkway Suite 1900 Atlanta, GA 30328
	Attention:	Nick Ivezaj
	Email:	[Redacted]

with a copy to (which copy alone shall not constitute notice):

Troutman Pepper Locke LLP 600 Peachtree Street, N.E. Suite 3000 Atlanta, GA 30308
	Attention:	David W. Ghegan Steven Khadavi Erica Wilson
	Email:	david.ghegan@troutman.com steven.khadavi@troutman.com erica.wilson@troutman.com

(b)	if to Marvel,

Martin Marietta Materials, Inc. 4123 Parklake Avenue, Raleigh, NC 27612
	Attention:	Chair and CEO
	Email:	[Redacted]

with copies to (which copies alone shall not constitute notice):

Martin Marietta Materials, Inc. 4123 Parklake Avenue, Raleigh, NC 27612
	Attention:	Senior Vice President, General Counsel and Corporate Secretary
	Email:	[Redacted]

Cravath, Swaine & Moore LLP Two Manhattan West 375 Ninth Avenue New York, New York 10001
	Attention:	Robert I. Townsend III, Esq.
George F. Schoen, Esq. Matthew G. Jones, Esq

Email:	RTownsend@cravath.com GSchoen@cravath.com MJones@cravath.com

Any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

SECTION 8.05.       Right to Specific Performance.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, subject to this Section 8.05, the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in an appropriate court of competent jurisdiction as set forth in Section 8.13, this being in addition to any other remedy to which any party is entitled at Law or in equity.  The right to specific enforcement shall include the right of each party to cause the other party to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement.  The parties hereto further agree (a) to cooperate fully in any attempt by the other party to obtain any such equitable remedy, (b) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (c) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy. The parties acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the parties hereto would not have entered into this Agreement.

SECTION 8.06.       Interpretation; Exhibits and Schedules; Certain Definitions.  (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto (including any Disclosure Letter) and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Exhibits and Schedules (including any Disclosure Letter) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule (including any Disclosure Letter) but not otherwise defined therein, shall have the meaning as defined in this Agreement.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Other than with respect to the Outside Date, if any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such non-Business Day.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules (including any Disclosure Letter) shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, (vi) any reference herein to “material to the Transferred Marvel Business” or “material to the Transferred Dawg Business” shall be construed to mean “material to the Transferred Marvel Business, taken as a whole” or “material to the Transferred Dawg Business, taken as a whole”, respectively (vii) all accounting terms not specifically defined herein shall be construed in accordance with GAAP, (viii) this Agreement shall be deemed to have been drafted by Dawg and Marvel, and this Agreement shall not be construed against any party as the principal draftsperson hereof, (ix) all references or citations in this Agreement to Laws shall, when the context requires, be considered references or citations to any successor Laws, and shall be deemed to also refer to all rules and regulations promulgated thereunder, (x) the word “or” shall not be exclusive, (xi) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”, (xii) the phrases “provided”, “delivered”, or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties, including, in the case of material “provided”, “delivered”, or “made available” to Dawg or Marvel, as the case may be, that, such material has been posted in the “data room” (virtual) established by Marvel or its representatives and to which, but only to the extent to which, Dawg and its representatives or Marvel and its representatives, as applicable, had access to such information at least one (1) Business Day prior to execution of this Agreement, and (xiii) for purposes of Article II and Article III, any reference to Transferred Marvel Companies or Transferred Dawg Companies shall include such entity’s predecessor-in-interest solely to the extent the business, operations, assets, properties or liabilities of such predecessor-in-interest comprised the Transferred Marvel Business or Transferred Dawg Business, as applicable.  The parties hereto intend that each representation and warranty contained herein shall have independent significance.  If any party has breached any representation or warranty contained herein in any respect, the fact that there exists another representation or warranty relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation or warranty.

(b)       For all purposes hereof:

“2024 EBITDA” means EBITDA for the twelve months ended December 31, 2024, and in the case of any Dawg Product Site, as specified in the “Sterilized Summit EBITDA w Location List 2025-07-18” document provided by Dawg prior to the date hereof.

“Actual Fraud” means actual and intentional (as opposed to imputed or constructive) fraud with respect to the representations and warranties expressly set forth in this Agreement, in the Marvel Closing Certificate, or in the Dawg Closing Certificate that is committed by the party making such representations or warranties (excluding, for the avoidance of doubt, any theory of fraud premised upon recklessness or gross negligence).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Contract” means, (i) with respect to Marvel, any contract between any Transferred Marvel Company, on the one hand, and Marvel or any of its Affiliates (other than the Transferred Marvel Company), on the other hand, and (ii) with respect to Dawg, any contract between any Transferred Dawg Company, on the one hand, and Dawg or any of its Affiliates (other than the Transferred Dawg Company), on the other hand, in each case excluding, for the avoidance of doubt, any Transaction Agreement.

“Alternative Proposal” means any inquiry, proposal or offer from any Person (other than Dawg or Marvel) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Transferred Marvel Business or Transferred Dawg Business, as applicable or (ii) 20% or more of the outstanding Equity Interests of the Transferred Marvel Companies or the Transferred Dawg Companies, as applicable, in each case other than the transactions contemplated hereby.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, in each case, as amended, and the antitrust, competition or trade regulation laws of any jurisdiction other than the United States, including Canada, and any other federal, state, provincial, territorial, foreign or multinational law, code, rule, regulation or decree designed or intended (x) to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment or lessening of effective competition or (y) to regulate foreign investment.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by applicable Law or executive order to close.

“Business Employee” means (i) with respect to Marvel, each Marvel Business Employee, and (ii) with respect to Dawg, each Dawg Business Employee.

“Cement Terminal Lease” means a commercially reasonable lease agreement, by and between Marvel or one of its Affiliates, as landlord, and either a Transferred Marvel Company or Dawg or one of its Affiliates, as tenant, for each cement terminal that is (a) an Excluded Marvel Asset and (b) currently shared between the Retained Marvel Business and the Transferred Marvel Business, providing for the continued sharing of such cement terminal between the Retained Marvel Business and the Transferred Marvel Business following the Closing and through a term ending when the applicable Marvel Subdivision is completed, in proportions and on terms agreeable to Marvel and Dawg.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, lease, sublease, license, indenture, agreement, commitment or other legally binding arrangement.

“COVID-19” means the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, any subsequent waves and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction (or any other measures affecting the compensation or benefits of employees), reduced capacity, social distancing, shut down, closure, sequester, safety or similar law, directive or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.

“Dawg Benefit Plan” means any compensation, incentive bonus or other bonus, pension, profit sharing, savings, retirement, supplemental retirement, stock purchase, deferred compensation, incentive compensation, stock ownership, equity-based compensation, paid time off, salary continuation, life, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, sick leave, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA), in each case, (i) sponsored, maintained, contributed to or required to be maintained or contributed to by Dawg or any of its Affiliates or their ERISA Affiliates, for the benefit of one or more current or former Dawg Business Employees or any of their respective spouses or other dependents or a current or former individual consultant or independent contractor who provides or provided services to the Transferred Dawg Business or (ii) with respect to which any Transferred Dawg Company has any liability (contingent or otherwise), including as a result of an ERISA Affiliate, other than in either case (i) any Multiemployer Plan or (ii) any arrangement or policy required by applicable Law with respect to which the sole obligation is to make contributions.

“Dawg Business Employee” means (x) each employee of Dawg or any of its Affiliates who is exclusively dedicated to the Transferred Dawg Business, including each such employee who, as of the Closing Date, is on leave of absence (including medical leave, military leave, workers’ compensation leave and short-term or long-term disability) or vacation or other paid time off and (y) any individual set forth on Section 8.06(b)(i) of the Dawg Disclosure Letter. For the avoidance of doubt, “exclusively dedicated” shall mean such individual spends 100% of his or her work time with Dawg and its Affiliates dedicated to the Transferred Dawg Business (other than a reasonable amount of work time spent on administrative matters that may not be deemed to be solely dedicated to the Transferred Dawg Business).

“Dawg Business Employee on Leave” shall mean any Dawg Business Employee who, as of the Closing Date, (x) is on medical leave, military leave, workers’ compensation leave or short-term or long-term disability leave or (y) has incurred a disabling event or other circumstances that would entitle such Dawg Business Employee to workers’ compensation or benefits under the short-term or long-term disability plan of Dawg and its Affiliates.

“Dawg Cash” means all cash or cash equivalents of Dawg or any of its Affiliates.

“Dawg Consolidated Group” means any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes that includes Dawg or any of its Affiliates (other than any such group composed solely of Transferred Dawg Companies).

“Dawg Credit Support Obligations” means letters of credit, guarantees, surety bonds, trust agreements, accounts receivable recourse and repurchase agreements and other credit support instruments issued by Dawg or any of its Affiliates (including the Transferred Dawg Companies) or third parties on behalf of Dawg, the Transferred Dawg Companies or the Transferred Dawg Business.

“Dawg Deed” means a customary and commercially reasonable special warranty deed (or jurisdictional equivalent), in recordable form, to be agreed between the parties prior to the Closing, from a Dawg Entity, as grantor, to Marvel or one of its Affiliates, as grantee, conveying a Transferred Dawg Owned Real Property.

“Dawg Disclosure Letter” means the confidential disclosure letter dated as of the date of this Agreement and delivered by Dawg to Marvel prior to the execution hereof.

“Dawg Entities” means, collectively, each member of the Dawg Group, each of which is set forth on Section 8.06(b)(iii) of the Dawg Disclosure Letter, that owns any Transferred Dawg Equity Interests, any Transferred Dawg Assets or that has obligations or liabilities in respect of, or that are otherwise subject to, any Transferred Dawg Liabilities, and “Dawg Entity” means any of the Dawg Entities.

“Dawg Environmental Indemnity Claim” means any claim by any Dawg Indemnitee for indemnification (i) pursuant to Section 7.01(a)(ii) with respect to any Pre-Closing Marvel Environmental Liability or (ii) pursuant to Section 7.01(a)(iv) with respect to any matter that constitutes a breach of the representations and warranties (x) contained in Section 2.18 or (z) with respect to any Environmental Liability or other environmental matter, contained in any other section of Article II.

“Dawg Fundamental Representations” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.05 and the first sentence of each of Sections 3.08(b) and (c), solely as they relate to Dawg Material Sites.

“Dawg Group” means Dawg and its Subsidiaries, other than the Transferred Dawg Companies.

“Dawg Indebtedness” means, as determined in accordance with GAAP (to the extent applicable), without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, fees, expenses, breakage, make-wholes or penalties payable as a result of the consummation of the Transactions or the repayment of such Dawg Indebtedness at Closing) arising under, any obligations of the Transferred Dawg Business consisting of (i) indebtedness for borrowed money, whether short or long term, (ii) all lease obligations of the Transferred Dawg Business as of the Closing that are required to be capitalized in accordance with GAAP or that have been classified as a capital or finance lease in the Dawg Financial Data, (iii) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit (but only to the extent drawn), (iv) purchase money obligations, conditional sale obligations, obligations under any title retention agreement and all other obligations relating to the deferred purchase price of property or services, including any earn-outs or other contingent amounts (valued at their maximum amounts), (v) obligations in respect of amounts outstanding under overdraft or similar lines, (vi) obligations in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (vii) reimbursement obligations under letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar obligations, in each case, to the extent actually drawn, (viii) any unpaid dividends or distributions or amounts owed by the Transferred Dawg Companies to the Dawg or its Affiliates (including management fees), (ix) guarantees of obligations of the type described in the foregoing clauses of any other Person, (x) obligations or other liabilities in respect of any Dawg Benefit Plans, and (xi) all indebtedness of the type described in the foregoing clauses (i) through (xi) above secured by any Lien on Transferred Dawg Assets or the Transferred Dawg Equity Interests as of the Closing.

“Dawg Intercompany Accounts” means any intercompany accounts, balances, payables, receivables or indebtedness between Dawg or any of its Affiliates (other than the Transferred Dawg Companies), on the one hand, and the Transferred Dawg Companies, on the other hand.

“Dawg Inventory” means all finished goods inventories, all work in process inventories, all recycled or crushed aggregates and concrete, all raw material inventories, supplies and spare and repair parts owned or held by or on behalf of a Transferred Dawg Business Group Member for use primarily in the Transferred Dawg Business.

“Dawg IT Systems” means all computers, telecommunications and network equipment, servers, workstations, routers, hubs, switches, circuits, networks and all other information technology equipment, in each case owned or leased by the Transferred Dawg Companies or a Dawg Entity to the extent a part of the Transferred Dawg Assets and used in connection with the Transferred Dawg Business as of the Closing Date.

“Dawg Lease Assignment” means a customary and commercially reasonable lease assignment and assumption agreement, to be agreed between the parties prior to the Closing, by and between a Dawg Entity, as assignor, and Marvel or one of its Affiliates, as assignee, assigning and assuming a Dawg Lease.

“Dawg Material Adverse Effect” means a material adverse effect on the business, operations, financial condition or results of operations of the Transferred Dawg Business, taken as a whole, or on the ability of the Dawg Entities to consummate the Transactions; provided, however, that the effects of any of the following shall not, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been, any such material adverse effect:  (i) any change or prospective change in applicable Law, GAAP or any applicable accounting standards or any interpretation thereof or any change or prospective change in the interpretation or enforcement of any of the foregoing, (ii) general economic, political, social, regulatory or business conditions or changes or prospective changes therein (including the commencement, continuation or escalation of war, terrorism, armed hostilities or national or international calamity) or the conditions of any credit, financial or capital markets, (iii) financial and capital markets conditions, including interest rates, tariffs and any changes therein, (iv) currency exchange rates, and any changes therein, (v) any change generally affecting the industry or geographic markets in which the Transferred Dawg Business operates, (vi) the entry into or announcement of this Agreement, the identity of, or any facts or circumstances relating to, Marvel or any of its Affiliates or the pendency or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Entities (provided that this clause (vi) shall not apply to the representations and warranties set forth in Section 3.04), (vii) the compliance with the terms of this Agreement or any other Transaction Agreement or the taking of any action required, or in accordance with, this Agreement or any other Transaction Agreement, or the failure to take any action if that action is prohibited by this Agreement or any other Transaction Agreement, (viii) any act of God, weather-related event, volcanoes, tsunamis, earthquakes, hurricanes, tornados or other natural disaster, pandemic, epidemic or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement, or other similar event, (ix) any failure of the Transferred Dawg Business, as the case may be, to meet any internal or external projections, forecasts, estimates, budgets, milestones or internal or external financial or operational predictions (provided that clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts, estimates, budgets, milestones or financial or operational predictions has resulted in a Dawg Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Dawg Material Adverse Effect)), (x) changes or prospective changes in credit ratings of the Transferred Dawg Business or any of the Transferred Dawg Business Group Members or (xi) any matter to which Marvel has consented or hereafter consents, in each case, in writing; provided that the exceptions in clauses (i), (ii), (iii), (v) or (viii) above shall not apply to the extent such circumstance, development, effect, change, event, occurrence or state of facts has a disproportionate impact on the Transferred Dawg Business, taken as a whole, relative to other participants in the industry in which the Transferred Dawg Business operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Dawg Material Adverse Effect).

“Dawg Material Site” means any Dawg Product Site that sells aggregates (i) which contributed, individually, more than $5,000,000 to the revenue of the Transferred Dawg Business Group for the fiscal year ended December 30, 2024, or (ii) the complete loss of which would cause a Dawg Material Adverse Effect, the complete list of which is set forth on Section 8.06(b)(iv) of the Dawg Disclosure Letter.

“Dawg Product Site” means an assemblage of Dawg Real Property (which may include both Dawg Owned Real Property and Dawg Leased Real Property) that is used for one or more Product Operations that (i) are contiguous, similarly named, or operated as a single economic unit, or (ii) supplies raw materials to one or more other Product Operations, the complete list of which is set forth on listed on Section 3.08(a) of the Dawg Disclosure Letter.

“Dawg Restricted Territory” means the counties served by the Dawg Product Sites as of the date of this Agreement.

“Dawg Shared Contract” means any Contract pursuant to which Dawg or one of its Affiliates, on the one hand, and a third party counterparty, on the other hand, is bound in respect of both (i) the Transferred Dawg Business, as applicable and (ii) the Retained Marvel Business or the Retained Dawg Business.

“Dawg Shared Lease” means a commercially reasonable lease agreement, by and between Dawg or one of its Affiliates, as landlord, and either a Transferred Dawg Company or Marvel or one of its Affiliates, as tenant, for each premises that is (a) an Excluded Dawg Asset and (b) currently shared between the Retained Dawg Business and the Transferred Dawg Business, providing for the continued sharing of such premises between the Retained Dawg Business and the Transferred Dawg Business following the Closing and through a term ending when the applicable Dawg Subdivision is completed, in proportions and on terms agreeable to Dawg and Marvel.

“Deeds” means, collectively, the Dawg Deeds and the Marvel Deeds.

“Directly Transferred Assets” means, other than the Indirectly Transferred Assets, the Transferred Dawg Assets and the Transferred Marvel Assets.

“Disclosure Letter” means, collectively, the Dawg Disclosure Letter and the Marvel Disclosure Letter.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of human health (as such relates to exposure to hazardous or toxic substances or wastes) or protection of the environment, including any environment-related reclamation and financial assurance obligations.  The term Environmental Law includes, without limitation, the federal Mine Safety & Health Act of 1977, the federal Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§9601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§l 1001 et seq.), the federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 1300f et seq.), the federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the federal Clean Air Act (42 U.S.C. §7401 et seq.), the federal Safe Drinking Water Act (42 U.S.C. §§300f et seq.), the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA) (42 U.S.C. §§6901 et seq.), the federal Solid Waste Disposal Act, the federal Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), the federal Occupational Safety and Health Act of 1970 (29 U.S.C. §§651 et seq.), the federal Hazardous Materials Transportation Act (49 U.S.C. §§1801 et seq.), the Mines Act (British Columbia), the Health, Safety and Reclamation Code for Mines (British Columbia), the Environmental Management Act (British Columbia), the Environmental Assessment Act (British Columbia), the  Agricultural Land Commission Act (British Columbia), the Water Sustainability Act (British Columbia),  the Canadian Environmental Assessment Act (Canada), the Fisheries Act (Canada), and any and all state, provincial, territorial, municipal or local environmental, health, or safety laws, in Canada, the United States or elsewhere, each as may be amended and including any successor laws and all regulations promulgated and agency guidance issued thereunder.

“Environmental Liabilities” means all liabilities or obligations relating to, arising out of or resulting from any Environmental Law, or any Permit or Judgment related thereto, including any liability or obligation with respect to any (i) presence or Release in the environment of any Hazardous Substance, (ii) noncompliance with Environmental Law or any Permit or Judgment issued, granted or entered into thereunder, (iii) off-site storage, disposal, treatment or transportation of any Hazardous Substance and (iv) human exposure to asbestos, silica or any other Hazardous Substance Released in, on, under or from the environment or within any building, structure or facility.

“Equity Interest” means any share capital, membership interest, partnership interest or other equity interest in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other person, entity or trade or business (whether or not incorporated) that, together with Marvel or Dawg, as applicable, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Dawg Assets” means (a) accounts receivable with respect to the Transferred Dawg Business and relating to goods or services provided prior to the Closing (“Pre-Closing Dawg Accounts Receivable”), (b) Dawg Cash and (c) the following other assets of the Dawg Group:

(i)       Contracts. (A) All Contracts primarily related to or primarily used in the Retained Dawg Business, (B) any Dawg Shared Contract and (C) any Contract between Dawg and any of its Affiliates (including Contracts between Affiliates of Dawg);

(ii)       Real Property. All interests in real property, other than the Transferred Dawg Owned Real Property and the leasehold estates in Transferred Dawg Leased Real Property under the Dawg Leases;

(iii)      Permits. All Permits primarily related to or primarily used in the Retained Dawg Business;

(iv)      Intellectual Property. All Intellectual Property, other than the Transferred Dawg Intellectual Property;

(v)       IT Systems. All Dawg IT Systems, other than the Transferred Dawg IT Systems;

(vi)      Personal Property. All fixtures, machinery, furniture, office equipment, automobiles, trucks, motor vehicles and other transportation equipment, tools and other tangible personal property, other than the Transferred Dawg Personal Property;

(vii)     Benefit Plans.  All Dawg Benefit Plans including, for avoidance of doubt, any related or associated trusts, insurance policies, reserves or other funding vehicles;

(viii)   Tax Refunds.  All Tax refunds (including any interest thereon but net of an amount equal to the amount of Taxes, if any, to which the recipient of such refund would be subject as a result of the receipt or crediting of such refund and interest) attributable to Retained Dawg

Tax Liabilities other than Tax refunds arising as a result of the carry-back of a non-capital loss from a taxable period beginning on or after the Closing Date pursuant to paragraph 111(1)(a) of the Tax Act or the equivalent provisions of applicable provincial or territorial legislation; and

(ix)    Other. Other than assets of a type set forth in the foregoing clauses (i) to (vii), all other assets, properties, Contracts and claims of every nature, tangible and intangible, primarily related to or primarily used in the Retained Dawg Business.

“Excluded Marvel Assets” means (a) accounts receivable with respect to the Transferred Marvel Business and relating to goods or services provided prior to the Closing (“Pre-Closing Marvel Accounts Receivable”), (b) Marvel Cash and (c) the following other assets of the Marvel Group:

(i)       Contracts. (A) All Contracts primarily related to or primarily used in the Retained Marvel Business, (B) any Marvel Shared Contract and (C) any Contract between Marvel and any of its Affiliates (including Contracts between Affiliates of Marvel);

(ii)       Real Property. All interests in real property, other than the Transferred Marvel Owned Real Property and the leasehold estates in Transferred Marvel Leased Real Property under the Marvel Leases;

(iii)      Permits. All Permits primarily related to or primarily used in the Retained Marvel Business;

(iv)      Intellectual Property. All Intellectual Property, other than the Transferred Marvel Intellectual Property;

(v)       IT Systems. All Marvel IT Systems, other than the Transferred Marvel IT Systems;

(vi)      Personal Property. All fixtures, machinery, furniture, office equipment, automobiles, trucks, motor vehicles and other transportation equipment, tools and other tangible personal property, other than the Transferred Marvel Personal Property;

(vii)     Benefit Plans.  All Marvel Benefit Plans including, for avoidance of doubt, any related or associated trusts, insurance policies, reserves or other funding vehicles;

(viii)   Tax Refunds.  All Tax refunds attributable to Retained Marvel Tax Liabilities; and

(ix)     Other. Other than assets of a type set forth in the foregoing clauses (i) to (vii), all other assets, properties, Contracts and claims of every nature, tangible and intangible, primarily related to or primarily used in the Retained Marvel Business.

“Foreign Benefit Plan” means any benefit plan that is maintained primarily for the benefit of employees or other individual service providers outside the United States.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Hazardous Substance” means (i) any petrochemical or petroleum distillate, derivative or by-product, radioactive material, polychlorinated biphenyl, asbestos or per- or polyfluoroalkyl substance, or (ii) any other material, substance or waste defined, classified or regulated as “hazardous” or “toxic” or as an environmental “contaminant” or “pollutant”, or words of similar meaning and regulatory effect, pursuant to Environmental Law.

“Indirectly Transferred Assets” means the assets of the Transferred Entities.

“Intellectual Property” means the following, in any and all countries:  (i) patents, utility models and industrial designs, and all applications and issuances therefor, together with all reissuances, divisions, renewals, revisions, extensions, reexaminations, provisionals, continuations and continuations-in-part with respect thereto; (ii) trademarks, trade names, service marks, and all applications, registrations and renewals therefor, together with the goodwill associated with any of the foregoing; (iii) all registrations of internet domain names; (iv) works of authorship and copyrights, applications and registrations therefor; (v) Software; (vi) Trade Secrets, and (vii) to the extent not otherwise covered above, any other intellectual property rights in inventions, technology, confidential information, discoveries, improvements, concepts, ideas, techniques, methods, processes, designs, plans, schematics, drawings, analytics, working notes and memos, formulae, technical data, specifications, research and development information, market studies, consultant reports, prototypes, sales methods, technology and product roadmaps customer lists and bid and quote information.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (i) with respect to Marvel or any relevant Marvel Entity, the actual knowledge of any of the individuals listed in Section 8.06(b)(ii) of the Marvel Disclosure Letter, after reasonable inquiry of the employees of Marvel or any relevant Marvel Entity that directly report to such individual, but without further investigation by such individuals and (ii) with respect to Dawg or any relevant Dawg Entity, the actual knowledge of any of the individuals listed in Section 8.06(b)(ii) of the Dawg Disclosure Letter, after reasonable inquiry of the employees of Dawg or any relevant Dawg Entity that directly report to such individual, but without further investigation by such individuals.

“Lease Assignments” means, collectively, the Dawg Lease Assignments and the Marvel Lease Assignments.

“Liens” means any mortgages, liens, security interests, charges, pledges or similar encumbrances of any kind.

“Marvel Benefit Plan” means any compensation, incentive bonus or other bonus, pension, profit sharing, savings, retirement, supplemental retirement, stock purchase, deferred compensation, incentive compensation, stock ownership, equity-based compensation, paid time off, salary continuation, life, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, sick leave, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA), in each case, (i) sponsored, maintained, contributed to or required to be maintained or contributed to by Marvel or any of its Affiliates or their ERISA Affiliates, for the benefit of one or more current or former Marvel Business Employees or any of their respective spouses or other dependents or a current or former individual consultant or independent contractor who provides or provided services to the Transferred Marvel Business or (ii) with respect to which any Transferred Marvel Company has any liability (contingent or otherwise), including as a result of an ERISA Affiliate, other than in either case (i) any Multiemployer Plan or (ii) any arrangement or policy required by applicable Law with respect to which the sole obligation is to make contributions.

“Marvel Business Employee” means (x) each employee of Marvel or any of its Affiliates who is exclusively dedicated to the Transferred Marvel Business, including each such employee who, as of the Closing Date, is on leave of absence (including medical leave, military leave, workers’ compensation leave and short-term or long-term disability) or vacation or other paid time off and (y) any individual set forth on Section 8.06(b)(i) of the Marvel Disclosure Letter. For the avoidance of doubt, “exclusively dedicated” shall mean such individual spends 100% of his or her work time with Marvel and its Affiliates dedicated to the Transferred Marvel Business (other than a reasonable amount of work time spent on administrative matters that may not be deemed to be solely dedicated to the Transferred Marvel Business).

“Marvel Business Employee on Leave” shall mean any Marvel Business Employee who, as of the Closing Date, (x) is on medical leave, military leave, workers’ compensation leave and short-term or long-term disability leave or (y) has incurred a disabling event or other circumstances that would entitle such Marvel Business Employee to workers’ compensation or benefits under the short-term or long-term disability plan of Marvel and its Affiliates.

“Marvel Cash” means all cash or cash equivalents of Marvel or any of its Affiliates.

“Marvel Consolidated Group” means any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes that includes Marvel or any of its Affiliates (other than any such group composed solely of Transferred Marvel Companies).

“Marvel Credit Support Obligations” means letters of credit, guarantees, surety bonds, trust agreements, accounts receivable recourse and repurchase agreements and other credit support instruments issued by Marvel or any of its Affiliates (including the Transferred Marvel Companies) or third parties on behalf of Marvel, the Transferred Marvel Companies or the Transferred Marvel Business.

“Marvel Deed” means a customary and commercially reasonable special warranty deed (or jurisdictional equivalent), in recordable form, to be agreed between the parties prior to the Closing, from a Marvel Entity, as grantor, to Dawg or one of its Affiliates, as grantee, conveying a Transferred Marvel Owned Real Property.

“Marvel Disclosure Letter” means the confidential disclosure letter dated as of the date of this Agreement and delivered by Marvel to Dawg prior to the execution hereof.

“Marvel Entities” means, collectively, each member of the Marvel Group, each of which is set forth on Section 8.06(b)(iii) of the Marvel Disclosure Letter, that owns any Transferred

Marvel Equity Interests, any Transferred Marvel Assets or that has obligations or liabilities in respect of, or that are otherwise subject to, any Transferred Marvel Liabilities, and “Marvel Entity” means any of the Marvel Entities.

“Marvel Environmental Indemnity Claim” means any claim by any Marvel Indemnitee for indemnification (i) pursuant to Section 7.02(a)(ii) with respect to any Pre-Closing Dawg Environmental Liability or (ii) pursuant to Section 7.02(a)(iv) with respect to any matter that constitutes a breach of the representations and warranties (x) contained in Section 3.18 or (y) with respect to any Environmental Liability or other environmental matter, contained in any other section of Article III.

“Marvel Fundamental Representations” means the representations and warranties set forth in Section 2.01, Section 2.02, Section 2.03, Section 2.05 and the first sentence of each of Sections 2.08(b) and (c), solely as they relate to the Marvel Material Sites.

“Marvel Group” means Marvel and its Subsidiaries, other than the Transferred Marvel Companies.

“Marvel Intercompany Accounts” means any intercompany accounts, balances, payables, receivables or indebtedness between Marvel or any of its Affiliates (other than the Transferred Marvel Companies), on the one hand, and the Transferred Marvel Companies, on the other hand.

“Marvel Indebtedness” means, as determined in accordance with GAAP (to the extent applicable), without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, fees, expenses, breakage, make-wholes or penalties payable as a result of the consummation of the Transactions or the repayment of such Marvel Indebtedness at Closing) arising under, any obligations of the Transferred Marvel Business consisting of (i) indebtedness for borrowed money, whether short or long term, (ii) all lease obligations of the Transferred Marvel Business as of the Closing that are required to be capitalized in accordance with GAAP or that have been classified as a capital or finance lease in the Marvel Financial Data, (iii) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit (but only to the extent drawn), (iv) purchase money obligations, conditional sale obligations, obligations under any title retention agreement and all other obligations relating to the deferred purchase price of property or services, including any earn-outs or other contingent amounts (valued at their maximum amounts), (v) obligations in respect of amounts outstanding under overdraft or similar lines, (vi) obligations in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (vii) reimbursement obligations under letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar obligations, in each case, to the extent actually drawn, (viii) any unpaid dividends or distributions or amounts owed by the Transferred Marvel Companies to the Marvel or its Affiliates (including management fees), (ix) guarantees of obligations of the type described in the foregoing clauses of any other Person, (x) obligations or other liabilities in respect of any Marvel Benefit Plans, and (xi) all indebtedness of the type described in the foregoing clauses (i) through (xi) above secured by any Lien on Transferred Marvel Assets or the Transferred Marvel Equity Interests as of the Closing.

“Marvel Inventory” means all raw materials, work in progress, finished goods (excluding any obsolete inventory), supplies (including tire inventory), bulk fuel and spare parts owned or held by or on behalf of a Transferred Marvel Business Group Member for use primarily in the Transferred Marvel Business.

“Marvel IT Systems” means all (i) computers, telecommunications and network equipment, servers, workstations, routers, hubs, switches, circuits, networks and all other information technology equipment and (ii) related off-the-shelf, commercially available Software and customized Software developed for the Transferred Marvel Companies or that is a part of the Transferred Marvel Assets, in each case owned, leased or licensed by the Transferred Marvel Companies or a Marvel Entity to the extent a part of the Transferred Marvel Assets and used in connection with the Transferred Marvel Business as of the Closing Date.

“Marvel Lease Assignment” means a customary and commercially reasonable lease assignment and assumption agreement, to be agreed between the parties prior to the Closing, by and between a Marvel Entity, as assignor, and Dawg or one of its Affiliates, as assignee, assigning and assuming a Marvel Lease.

“Marvel Material Adverse Effect” means a material adverse effect on the business, operations, financial condition or results of operations of the Transferred Marvel Business, taken as a whole, or on the ability of the Marvel Entities to consummate the Transactions; provided, however, that the effects of any of the following shall not, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been, any such material adverse effect:  (i) any change or prospective change in applicable Law, GAAP or any applicable accounting standards or any interpretation thereof or any change or prospective change in the interpretation or enforcement of any of the foregoing, (ii) general economic, political, social, regulatory or business conditions or changes or prospective changes therein (including the commencement, continuation or escalation of war, terrorism, armed hostilities or national or international calamity) or the conditions of any credit, financial or capital markets, (iii) financial and capital markets conditions, including interest rates, tariffs and any changes therein, (iv) currency exchange rates, and any changes therein, (v) any change generally affecting the industry or geographic markets in which the Transferred Marvel Business operates, (vi) the entry into or announcement of this Agreement, the identity of, or any facts or circumstances relating to, Dawg or any of its Affiliates or the pendency or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Entities  (provided that this clause (vi) shall not apply to the representations and warranties set forth in Section 2.04), (vii) the compliance with the terms of this Agreement or any other Transaction Agreement or the taking of any action required, or in accordance with, this Agreement or any other Transaction Agreement, or the failure to take any action if that action is prohibited by this Agreement or any other Transaction Agreement, (viii) any act of God, weather-related event, volcanoes, tsunamis, earthquakes, hurricanes, tornados or other natural disaster, pandemic, epidemic or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement, or other similar event, (ix) any failure of the Transferred Marvel Business, as the case may be, to meet any internal or external projections, forecasts, estimates, budgets, milestones or internal or external financial or operational predictions (provided that clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts, estimates, budgets, milestones or financial or operational predictions has resulted in a Marvel Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Marvel Material Adverse Effect)), (x) changes or prospective changes in credit ratings of the Transferred Marvel Business or any of the Transferred Marvel Business Group Members or (xi) any matter to which Dawg has consented or hereafter consents, in each case, in writing; provided that the exceptions in clauses (i), (ii), (iii), (v) or (viii) above shall not apply to the extent such circumstance, development, effect, change, event, occurrence or state of facts has a disproportionate impact on the Transferred Marvel Business, taken as a whole, relative to other participants in the industry in which the Transferred Marvel Business operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Marvel Material Adverse Effect).

“Marvel Material Site” means any Marvel Product Site, other than any ready-mix concrete plant, that sells cement (i) which contributed, or, in the event not held for the duration of such fiscal year, would reasonably have been expected to contribute, individually, more than $5,000,000 to the revenue of the Transferred Marvel Business for the fiscal year ended December 30, 2024, or (ii) the complete loss of which would cause a Marvel Material Adverse Effect, the complete list of which is set forth on Section 8.06(b)(iv) of the Marvel Disclosure Letter.

“Marvel Product Site” means an assemblage of Marvel Real Property (which may include both Marvel Owned Real Property and Marvel Leased Real Property) that is used for one or more Product Operations that (i) are contiguous, similarly named, or operated as a single economic unit, or (ii) supplies raw materials to one or more other Product Operations, the complete list of which is set forth on Section 2.08(a) of the Marvel Disclosure Letter.

“Marvel Restricted Territory” means the counties served by the Marvel Product Sites as of the date of this Agreement.

“Marvel Shared Contract” means any Contract pursuant to which Marvel or one of its Affiliates, on the one hand, and a third party counterparty, on the other hand, is bound in respect of both (i) the Transferred Marvel Business and (ii) the Retained Marvel Business.

“Marvel Shared Leases” means, collectively, the Ready-Mix Plant Lease(s) and the Cement Terminal Lease(s).

“Midlothian Assemblage” means the Railport Industrial Park located in Ellis County, Texas, depicted on Section 2.08(f) of the Marvel Disclosure Letter.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA that (i) with respect to Dawg, is contributed to or required to be contributed to by Dawg or any of its Affiliates or their ERISA Affiliates, for the benefit of one or more current or former Dawg Business Employees or with respect to which Dawg or any of its Affiliates has any liability (contingent or otherwise), including as a result of an ERISA Affiliate, and (ii) with respect to Marvel, is contributed to or required to be contributed to by Marvel or any of its Affiliates or their ERISA Affiliates, for the benefit of one or more current or former Marvel

Business Employees or with respect to which Marvel or any of its Affiliates has any liability (contingent or otherwise), including as a result of an ERISA Affiliate.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company operating agreement and the certificate of formation of a limited liability company, (e) the trust agreement, deed of trust, and any declaration, statement or instrument required to form or maintain such trust, (f) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person and (g) any amendment, amendment and restatement, modification or supplement to any of the foregoing.

“Permitted Liens” means any (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts not yet due, or that are being contested in good faith by appropriate Proceedings for which adequate reserves have been established in accordance with GAAP, (ii) solely with respect to personal property, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business (but solely to the extent not constituting Marvel Indebtedness or Dawg Indebtedness, as applicable), (iii) Liens for Taxes, assessments or other governmental charges that are not yet due or that may be paid without penalty, or that are being contested in good faith by appropriate Proceedings for which adequate reserves have been established in accordance with GAAP, (iv) easements, covenants, conditions, rights-of-way, leases, restrictions, encroachments and other similar encumbrances or other minor title defects that do not and would not, individually or in the aggregate, reasonably be expected to materially interfere with the ordinary conduct of the Transferred Marvel Business or the Transferred Dawg Business, as applicable, at the real property to which they relate, (v) zoning, building, land use Laws and other similar restrictions imposed by any Governmental Entity having jurisdiction over such real property, that are not violated in any material respect by the current conduct of the Transferred Marvel Business or the Transferred Dawg Business, as applicable, at the real property to which they relate, (vi) Liens that have been placed by any developer, owner, landlord or other third party on any real property leased, subleased or occupied by any Transferred Marvel Business Group Member or Transferred Dawg Business Group Member, as applicable, over which any such party has easement rights, or any subordination or similar agreements relating thereto, (vii) Liens securing rental payments under capitalized leases, (viii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations, (ix) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (x) nonexclusive licenses of Intellectual Property granted in the ordinary course of business, (xi) Liens that will be released at or prior to the Closing, and (xii) other imperfections of title or non-monetary encumbrances that, individually or in the aggregate, do not materially impair the continued use and operation of the properties and assets to which they relate in the conduct of the Transferred Marvel Business or Transferred Dawg Business, as applicable, as conducted as of the date of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Entity or other entity.

“Pre-Closing Dawg Environmental Liability” means any Environmental Liability to the extent arising out of or relating to the ownership or operation of the Transferred Dawg Business or any Transferred Dawg Business Asset prior to the Closing, in each case, whether any such liability is known or unknown or is contingent or accrued.

“Pre-Closing Marvel Environmental Liability” means any Environmental Liability to the extent arising out of or relating to the ownership or operation of the Transferred Marvel Business or any Transferred Marvel Business Asset prior to the Closing, in each case, whether any such liability is known or unknown or is contingent or accrued.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) that begins before and ends on or before the Closing Date.

“Product Operations” means any mine, aggregates facility, cement plant, ready-mixed concrete plant or asphalt plant.

“Ready-Mix Plant Lease” means a commercially reasonable lease agreement, by and between Marvel or one of its Affiliates, as landlord, and either a Transferred Marvel Company or Dawg or one of its Affiliates, as tenant, for each ready-mix plant site that is (a) an Excluded Marvel Asset and (b) currently shared between the Retained Marvel Business and the Transferred Marvel Business, providing for the continued sharing of such ready-mix plant site between the Retained Marvel Business and the Transferred Marvel Business following the Closing and through a term ending when the applicable Marvel Subdivision is completed, in proportions and on terms agreeable to Marvel and Dawg.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, discharge, dispersal, leaching, migration or dumping on, under, into, onto or through the environment.

“Remedial Action” means all actions pursuant to any Environmental Law or any Permit or Judgment issued thereunder to (i) clean up, remove, treat, or in any other way address or remediate any presence or Release of any Hazardous Substance; (ii) prevent the Release of any Hazardous Substance so that it does not migrate, endanger or threaten to endanger human health or welfare or the environment; or (iii) perform studies, assessments, investigations and monitoring or post-remedial monitoring, inspections or care related to any presence or Release of any Hazardous Substance.

“Retained Dawg Business” means the business and operations of Dawg and its Affiliates other than the Transferred Dawg Business.

“Retained Dawg Liabilities” means (i) any liability (including any Environmental Liability) of the Transferred Dawg Companies to the extent arising out of or relating to the Retained Dawg Business (including the ownership or operation thereof) or an Excluded Dawg Asset, in each case whether any such liability arises before or after Closing, is known or unknown or is contingent or accrued, (ii) any liability (other than any Environmental Liability) to the extent arising out of or relating to the ownership or operation of the Transferred Dawg Business or any Transferred Dawg Asset prior to the Closing, in each case, whether any such liability is known or unknown or is contingent or accrued, (iii) any Pre-Closing Dawg Environmental Liability, (iv) all of the accounts payable with respect to the Transferred Dawg Business and relating to goods or services provided prior to the Closing (the “Pre-Closing Dawg Accounts Payable”), (v) any Dawg Indebtedness, whether of the Transferred Dawg Companies or any Dawg Entity, (vi) Retained Dawg HR Liabilities, (vii) any liability arising out of or relating to any Proceeding listed on Section 3.13 of the Dawg Disclosure Letter, (viii) any Retained Dawg Tax Liabilities and (ix) any costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the Transactions that are the responsibility of Dawg pursuant to Section 4.05.

“Retained Dawg Tax Liabilities” means any liability for:

(1)          any Taxes of Dawg or its Affiliates (other than as a result of the ownership or operation of the Transferred Dawg Business, the Transferred Dawg Assets or the Transferred Dawg Companies, but including any Taxes of Dawg or its Affiliates arising from the transfer of the Transferred Dawg Business, the Transferred Dawg Assets or the Transferred Dawg Companies pursuant to the Transactions), and

(2)          any Taxes of the Transferred Dawg Business, the Transferred Dawg Assets or the Transferred Dawg Companies with respect to any Pre-Closing Tax Period (including any such Taxes shown on a Dawg Consolidated Return), in each case, (A) excluding any such Taxes arising as a result of actions taken by Marvel after the Closing outside of the ordinary course of business that are not contemplated by this Agreement and (B) including any such Taxes imposed on Marvel or any of its Affiliates (including after the Closing, the Transferred Dawg Companies) (x) pursuant to Treasury Regulation § 1.1502-6 (or any analogous provision of state, local or non-U.S. tax law), (y) under any common law doctrine of de facto merger or transferee or successor liability or (z) otherwise by operation of contract or law, in each case, to the extent the imposition of such Taxes arises from events, relationships or contracts occurring or existing prior to or arising in connection with the Closing, as applicable.

“Retained Marvel Business” means the business and operations of Marvel and its Affiliates other than the Transferred Marvel Business.

“Retained Marvel Liabilities” means (i) any liability (including any Environmental Liability) of the Transferred Marvel Companies to the extent arising out of or relating to the Retained Marvel Business (including the ownership or operation thereof) or an Excluded Marvel Asset, in each case whether any such liability arises before or after Closing, is known or unknown or is contingent or accrued, (ii) any liability (other than any Environmental Liability) to the extent arising out of or relating to the ownership or operation of the Transferred Marvel Business or any Transferred Marvel Asset prior to the Closing, in each case, whether any such liability is known or unknown or is contingent or accrued, (iii) any Pre-Closing Marvel Environmental Liability, (iv) all of the accounts payable with respect to the Transferred Marvel Business and relating to goods or services provided prior to the Closing (the “Pre-Closing Marvel Accounts Payable”), (v) any Marvel Indebtedness, whether of the Transferred Marvel Companies or any Marvel Entity, (vi)

Marvel Retained HR Liabilities, (vii) any liability arising out of or relating to any Proceeding listed on Section 2.13 of the Marvel Disclosure Letter, (viii) any Retained Marvel Tax Liabilities and (ix) any costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the Transactions that are the responsibility of Marvel pursuant to Section 4.05.

“Retained Marvel Tax Liabilities” means any liability for

(1)          any Taxes of Marvel or its Affiliates (other than as a result of the ownership or operation of the Transferred Marvel Business, the Transferred Marvel Assets or the Transferred Marvel Companies, but including any Taxes of Marvel or its Affiliates arising from the transfer of the Transferred Marvel Business, the Transferred Marvel Assets or the Transferred Marvel Companies pursuant to the Transactions), and

(2)          any Taxes of the Transferred Marvel Business, the Transferred Marvel Assets or the Transferred Marvel Companies with respect to any Pre-Closing Tax Period (including any such Taxes shown on a Marvel Consolidated Return), in each case, (A) excluding any such Taxes arising as a result of actions taken by Dawg after the Closing outside of the ordinary course of business that are not contemplated by this Agreement and (B) including any such Taxes imposed on Dawg or any of its Affiliates (including after the Closing, the Transferred Marvel Companies) (x) pursuant to Treasury Regulation § 1.1502-6 (or any analogous provision of state, local or non-U.S. tax law), (y) under any common law doctrine of de facto merger or transferee or successor liability or (z) otherwise by operation of contract or law, in each case, to the extent the imposition of such Taxes arises from events, relationships or contracts occurring or existing prior to or arising in connection with the Closing, as applicable.

“Retained Tax Liabilities” means the Retained Dawg Tax Liabilities and the Retained Marvel Tax Liabilities.

“Sanctioned Country” means any country or territory that is the target of a comprehensive trade embargo by the United States or Canada (presently, Cuba, Iran, North Korea, Syria, Belarus, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person who is, or is owned or controlled by a Person who is (i) located, organized, or resident in a Sanctioned Country, (ii) named on any OFAC sanctions list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List, or (iii) otherwise the subject or target of Sanctions.

“Sanctions” means, with respect to any Person, any economic sanctions laws, regulations, embargoes, restrictive measures, lists of blocked or otherwise restricted persons, including those administered, enacted or enforced from time to time by the United States (including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), U.S. Department of State and U.S. Department of Commerce), Canada (including Global Affairs Canada, the Royal Canadian Mountain Police and Canada Border Services Agency), the United Nations Security Council, the European Union or His Majesty’s

Treasury of the United Kingdom, or any other jurisdiction in which such Person or any of its Subsidiaries does business or is otherwise subject to jurisdiction.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means all: (i) computer programs, whether in source code, object code or human readable form; and (ii) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Straddle Period” means any Tax period that includes, but does not begin or end on, the Closing Date.

“Subsidiary” of any Person means any other Person of which an amount of the securities or interests having by the terms thereof voting power to elect at least a majority of the board of directors or other analogous governing body of such other Person (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Return” means any return, declaration, election, notice, filing, form, application, report, claim for refund, information return or statement relating to Taxes (whether in tangible, electronic or other form), including any schedule or attachment thereto, filed or maintained or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the IRS, Canada Revenue Agency or other Taxing Authority.

“Taxes” means any U.S. federal, state, local or non-U.S. taxes, and any Canadian, federal, provincial, territorial, municipal, local or non-Canadian taxes, including, in each case, all net income, capital gains, gross income, gross receipts, sales, goods and services, harmonized sale, use, transfer, land transfer, ad valorem, estimated, business, franchise, profits, license, capital stock, withholding, payroll, employer health, employment, health, social services, education and social security taxes, severance, unemployment, personal property, real property, development, occupancy, stamp, excise, disability, occupation, transfer, alternative minimum, value added, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions, or other tax charges, duties, fees, premiums, imposts, levies, or other assessments or other similar charges however denominated, of any kind whatsoever imposed by any Taxing Authority, in each case, in the nature of a tax, or any interest, penalty or addition incurred under Laws with respect to such taxes and any liability for the payment of any amounts described above, under contract, as a transferee or successor or otherwise by operation of law.

“Taxing Authority” means any Governmental Entity exercising tax regulatory authority.

“Trade Laws” means, with respect to any Person, all applicable customs, import and export Laws in jurisdictions in which such Person or any of its Subsidiaries does business or is otherwise subject to jurisdiction.

“Trade Secrets” means any trade secrets (as defined in the applicable Uniform Trade Secrets Act and under corresponding statutory or common law) and non-public know-how.

“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Deeds, the Lease Assignments, the Bills of Sale, the Assignment and Assumption Agreements, the Marvel Shared Leases (to the extent applicable) and any other agreements and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Transferred Dawg Assets” means the following assets of the Dawg Group, other than (a) Pre-Closing Dawg Accounts Receivable and (b) Dawg Cash:

(i)       Contracts. All Contracts primarily related to or primarily used in the Transferred Dawg Business, including the Contracts set forth on Section 8.06(b)(v) of the Dawg Disclosure Letter, and excluding any Dawg Shared Contracts;

(ii)      Real Property. That certain Dawg Owned Real Property and that certain Dawg Leased Real Property set forth on Section 8.06(b)(vi) of the Dawg Disclosure Letter (the “Transferred Dawg Owned Real Property” and “Transferred Dawg Leased Real Property”, respectively);

(iii)     Permits. To the extent transferable, all Permits primarily related to or primarily used in the Transferred Dawg Business, including the Permits set forth on Section 8.06(b)(vii) of the Dawg Disclosure Letter;

(iv)      Intellectual Property. All Intellectual Property and licenses in respect thereof primarily related to or primarily used in the Transferred Dawg Business (the “Transferred Dawg Intellectual Property”), and all books and records primarily related to the Transferred Dawg Business;

(v)     IT Systems. All Dawg IT Systems owned by any member of the Dawg Group located at any Transferred Dawg Real Property and either (1) held primarily for use, or primarily used, by the Transferred Dawg Business or (2) set forth on Section 8.06(b)(ix) of the Dawg Disclosure Letter (the “Transferred Dawg IT Systems”);

(vi)      Personal Property. All fixtures, machinery, furniture, office equipment, automobiles, trucks, motor vehicles and other transportation equipment, tools and other tangible personal property located at any Transferred Dawg Real Property and used or held for use in the Transferred Dawg Business (the “Transferred Dawg Personal Property”), including the property set forth on Section 8.06(b)(x) of the Dawg Disclosure Letter;

(vii)     Inventory.  All Dawg Inventory; and

(viii)    Other. Other than assets of a type set forth in the foregoing clauses (i) to (vii), all other assets and properties primarily related to or primarily used or held for use in the Transferred Dawg Business.

“Transferred Dawg Business” means the business of processing, producing, manufacturing, marketing, mining, stockpiling, distributing, transferring and selling of stone, sand gravel, lime or limestone or other aggregates or materials at the Dawg Product Sites as conducted by the Transferred Dawg Business Group as of the date of this Agreement.

“Transferred Dawg Business Assets” means the assets and the properties of the Transferred Dawg Companies and the assets and properties of the other Transferred Dawg Business Group Members used in the Transferred Dawg Business, including the Transferred Dawg Assets, but excluding the Excluded Dawg Assets.

“Transferred Dawg Business Group” means collectively, (i) the Transferred Dawg Companies and (ii) Dawg and any Affiliate of Dawg, but in the case of this clause (ii) only to the extent Dawg’s or such Affiliate’s business, operations, assets, properties or liabilities comprise the Transferred Dawg Business (which, for the avoidance of doubt, shall include by sponsoring any Dawg Benefit Plan or employing any Dawg Business Employee); and “Transferred Dawg Business Group Member” means, individually, any of the foregoing Persons.

“Transferred Dawg Business Intellectual Property” means all Intellectual Property included in the Transferred Dawg Business Assets.

“Transferred Dawg Canadian Company” means Mainland Construction Materials, UCL.

“Transferred Dawg Employee” means each Dawg Business Employee who, as of the Closing Date (or, if applicable, such later date that such employee commences employment with Dawg or one of its Affiliates), becomes an employee of Marvel or one of its Affiliates whether pursuant to the transfer of the Transferred Dawg Equity Interests to Marvel or its Affiliates or by acceptance of Marvel’s or one of its Affiliate’s offers of employment pursuant to this Agreement.

“Transferred Dawg Liability” means any (i) liability (including any Environmental Liability) to the extent arising out of or relating to the ownership or operation of the Transferred Dawg Business or any Transferred Dawg Asset on or after the Closing, in each case, whether any such liability is known or unknown or is contingent or accrued, (ii) liability for any Taxes arising out of or relating to the Transferred Dawg Business, Transferred Dawg Companies or Transferred Dawg Assets and (iii) Dawg Assumed HR Liability, in each of cases (i) through (iii) whether known or unknown, contingent or accrued, but in each case other than the Retained Dawg Liabilities.

“Transferred Dawg Real Property” means, collectively, Transferred Dawg Owned Real Property and Transferred Dawg Leased Real Property.

“Transferred Entities” means (i) with respect to Marvel, the Transferred Marvel Companies, and (ii) with respect to Dawg, the Transferred Dawg Companies.

“Transferred Marvel Assets” means the following assets of the Marvel Group, other than (a) Pre-Closing Marvel Accounts Receivable and (b) Marvel Cash:

(i)       Contracts. All Contracts primarily related to or primarily used in the Transferred Marvel Business,  including the Contracts set forth on Section 8.06(b)(v) of the Marvel Disclosure Letter, and excluding any Marvel Shared Contracts;

(ii)      Real Property. That certain Marvel Owned Real Property and that certain Marvel Leased Real Property set forth on Section 8.06(b)(vi) of the Marvel Disclosure Letter (the “Transferred Marvel Owned Real Property” and “Transferred Marvel Leased Real Property”, respectively);

(iii)    Permits. To the extent transferable, all Permits primarily related to or primarily used in the Transferred Marvel Business, including the Permits set forth on Section 8.06(b)(vii) of the Marvel Disclosure Letter;

(iv)     Intellectual Property. All Intellectual Property and licenses in respect thereof primarily related to or primarily used in the Transferred Marvel Business, including those set forth on Section 8.06(b)(viii) of the Marvel Disclosure Letter (the “Transferred Marvel Intellectual Property”), and all books and records primarily related to the Transferred Marvel Business;

(v)      IT Systems. All Marvel IT Systems owned by any member of the Marvel Group located at any Transferred Marvel Real Property and either (1) held primarily for use, or primarily used, by the Transferred Marvel Business or (2) set forth on Section 8.06(b)(ix) of the Marvel Disclosure Letter (the “Transferred Marvel IT Systems”);

(vi)      Personal Property. All fixtures, machinery, furniture, office equipment, automobiles, trucks, motor vehicles and other transportation equipment, tools and other tangible personal property located at any Transferred Marvel Real Property and used or held for use in the Transferred Marvel Business (the “Transferred Marvel Personal Property”), including the property set forth on Section 8.06(b)(x) of the Marvel Disclosure Letter;

(vii)     Inventory.  All Marvel Inventory; and

(viii)   Other. Other than assets of a type set forth in the foregoing clauses (i) to (vii), all other assets and properties primarily related to or primarily used or held for use in the Transferred Marvel Business.

“Transferred Marvel Business” means the business of processing, producing, manufacturing, marketing, distributing, transporting, transferring and selling cement or ready-mix concrete in or from the Marvel Product Sites as conducted by the Transferred Marvel Business Group as of the date of this Agreement.

“Transferred Marvel Business Assets” means the assets and the properties of the Transferred Marvel Companies, including those set forth on Section 8.06(b)(xi) of the Marvel Disclosure Letter, and the assets and properties of the other Transferred Marvel Business Group

Members used in the Transferred Marvel Business, including the Transferred Marvel Assets, but excluding the Excluded Marvel Assets.

“Transferred Marvel Business Group” means collectively, (i) the Transferred Marvel Companies and (ii) Marvel and any Affiliate of Marvel, but in the case of this clause (ii) only to the extent Marvel’s or such Affiliate’s business, operations, assets, properties or liabilities comprise the Transferred Marvel Business (which, for the avoidance of doubt, shall include by sponsoring any Marvel Benefit Plan or employing any Marvel Business Employee); and “Transferred Marvel Business Group Member” means, individually, any of the foregoing Persons.

“Transferred Marvel Business Intellectual Property” means all Intellectual Property included in the Transferred Marvel Business Assets.

“Transferred Marvel Employee” means each Marvel Business Employee who, as of the Closing Date (or, if applicable, such later date that such employee commences employment with Dawg or one of its Affiliates), becomes an employee of Dawg or one of its Affiliates whether pursuant to the transfer of the Transferred Marvel Equity Interests to Dawg or its Affiliates or by acceptance of Dawg’s or one of its Affiliate’s offers of employment pursuant to this Agreement.

“Transferred Marvel Liability” means any (i) liability (including any Environmental Liability) to the extent arising out of or relating to the ownership or operation of the Transferred Marvel Business or any Transferred Marvel Asset on or after the Closing, in each case, whether any such liability is known or unknown or is contingent or accrued, (ii) liability for any Taxes arising out of or relating to the Transferred Marvel Business, Transferred Marvel Companies or Transferred Marvel Assets and (iii) Marvel Assumed HR Liability, in each of cases (i) through (iii) whether known or unknown, contingent or accrued, but in each case other than the Retained Marvel Liabilities.

“Transferred Marvel Real Property” means, collectively, Transferred Marvel Owned Real Property and Transferred Marvel Leased Real Property.

“Transfer Taxes” means all transfer, documentary, sales, value added, goods and services, harmonized sales, and provincial or territorial sales taxes, use, stamp, registration, recordation, excise, conveyance and other similar Taxes.

“Workers’ Compensation Claim” means a claim for workers’ compensation benefits asserted by a Transferred Marvel Employee or Transferred Dawg Employee, as applicable.

“Workers’ Compensation Event” means, with respect to a Transferred Marvel Employee or a Transferred Dawg Employee, as applicable, the occurrence of an event, injury, illness or condition giving rise to a Workers’ Compensation Claim.

SECTION 8.07.      Conflicts; Privilege.  (a) Dawg agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Transferred Marvel Companies) and its and their respective managers, directors, members, partners, officers and employees, and each of their successors and assigns (all such parties, the “Dawg Parties”), that Cravath, Swaine & Moore LLP, McDermott, Will & Emery and Osler, Hoskin & Harcourt LLP (“Marvel’s Counsel”) may serve as counsel to Marvel, on the one hand, and the Transferred Marvel Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Agreements and the consummation of the Transactions (the “Current Representation”), and that, following consummation of the Transactions, any Marvel’s Counsel may serve as counsel to Marvel or any of its Affiliates or any of their respective managers, directors, members, partners, officers or employees, in each case, in connection with any dispute, litigation, claim, Proceeding or obligation arising out of or relating to this Agreement, the other Transaction Agreements or the Transactions (any such representation, the “Post-Closing Representation”), notwithstanding such representation (or any continued representation) of the Transferred Marvel Companies, and Dawg on behalf of itself and the Dawg Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto.  Dawg acknowledges that the foregoing provision applies whether or not any Marvel’s Counsel provide legal services to the Transferred Marvel Companies after the Closing Date.

(b)       Dawg, on behalf of itself and the Dawg Parties, hereby irrevocably acknowledges and agrees that all communications between or among the Transferred Marvel Business Group Members prior to the Closing, Marvel and their counsel (including Marvel’s Counsel) made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement or the Transactions, or any matter relating to the foregoing, are privileged communications between Marvel and such counsel and the expectation of client confidence belongs to, and shall be controlled by, Marvel (notwithstanding that any Transferred Marvel Business Group Member participated in, was party to or was furnished such communications nor that any Transferred Marvel Business Group Member is also a client of such counsel), and from and after the Closing, neither Dawg nor the Transferred Marvel Company nor any Person purporting to act on behalf of or through Dawg or the Transferred Dawg Companies, will seek to obtain the same by any process.  From and after the Closing, Dawg, on behalf of itself and the Dawg Parties, waives and will not assert any attorney-client privilege with respect to any communication between any Marvel’s Counsel, the Transferred Marvel Companies or Marvel occurring prior to the Closing in connection with the Current Representation or any Post-Closing Representation, and the expectation of client confidence belongs to Marvel and shall be controlled by Marvel and shall not pass to or be claimed by Dawg, the Transferred Marvel Companies or any of their respective Affiliates.  In connection with any dispute or Proceeding that may arise between Marvel, on the one hand, and Dawg or, after the Closing, the Transferred Marvel Companies, on the other hand, Marvel (and not Dawg or the Transferred Marvel Companies) will have the right to decide whether or not to waive any attorney-client privilege that may apply to any communications between any Marvel’s Counsel and the Transferred Marvel Companies that occurred before the Closing.  Notwithstanding the foregoing, in the event a dispute arises between Dawg or the Transferred Marvel Companies, on the one hand, and a Person other than Marvel (or any Affiliate thereof), on the other hand, after the Closing, the Transferred Marvel Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by any Marvel’s Counsel to such Person; provided, however, that the Transferred Marvel Companies may not waive such privilege without the prior written consent of Marvel.

(c)     In the event that any third party commences Proceedings seeking to obtain from Dawg or its Affiliates (including, after the Closing, the Transferred Marvel Companies) attorney-client communications involving any Marvel’s Counsel in connection with the Current

Representation, Dawg shall promptly notify in writing Marvel so as to permit Marvel to participate in any such Proceedings.

(d)       Marvel agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Transferred Dawg Companies) and its and their respective managers, directors, members, partners, officers and employees, and each of their successors and assigns (all such parties, the “Marvel Parties”), that Troutman Pepper Locke LLP, Covington & Burling LLP and Blake, Cassels & Graydon LLP and McCarthy Tétrault LLP (“Dawg’s Counsel”) may each serve as counsel to Dawg, on the one hand, and the Transferred Dawg Companies, on the other hand, in connection with the Current Representation, and that, following consummation of the Transactions, any Dawg’s Counsel may serve as counsel to Dawg or any of its Affiliates or any of their respective managers, directors, members, partners, officers or employees, in each case, in connection with any Post-Closing Representation, notwithstanding such representation (or any continued representation) of the Transferred Dawg Companies, and Marvel on behalf of itself and the Marvel Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto.  Marvel acknowledges that the foregoing provision applies whether or not any Dawg’s Counsel provide legal services to the Transferred Dawg Companies after the Closing Date.

(e)       Marvel, on behalf of itself and the Marvel Parties, hereby irrevocably acknowledges and agrees that all communications between or among the Transferred Dawg Business Group Members prior to the Closing, Dawg and their counsel (including Dawg’s Counsel) made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement or the Transactions, or any matter relating to the foregoing, are privileged communications between Dawg and such counsel and the expectation of client confidence belongs to, and shall be controlled by, Dawg (notwithstanding that any Transferred Dawg Business Group Member participated in, was party to or was furnished such communications nor that any Transferred Dawg Business Group Member is also a client of such counsel), and from and after the Closing, neither Marvel nor the Transferred Dawg Company nor any Person purporting to act on behalf of or through Dawg or the Transferred Marvel Companies, will seek to obtain the same by any process.  From and after the Closing, Marvel, on behalf of itself and the Marvel Parties, waives and will not assert any attorney-client privilege with respect to any communication between any Dawg’s Counsel, the Transferred Dawg Companies or Dawg occurring prior to the Closing in connection with the Current Representation or any Post-Closing Representation, and the expectation of client confidence belongs to Dawg and shall be controlled by Dawg and shall not pass to or be claimed by Marvel, the Transferred Dawg Companies or any of their respective Affiliates.  In connection with any dispute or Proceeding that may arise between Dawg, on the one hand, and Marvel or, after the Closing, the Transferred Dawg Companies, on the other hand, Dawg (and not Dawg or the Transferred Dawg Companies) will have the right to decide whether or not to waive any attorney-client privilege that may apply to any communications between any Dawg’s Counsel and the Transferred Dawg Companies that occurred before the Closing.  Notwithstanding the foregoing, in the event a dispute arises between Dawg or the Transferred Dawg Companies, on the one hand, and a Person other than Dawg (or any Affiliate thereof), on the other hand, after the Closing, the Transferred Dawg Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by any Dawg’s Counsel to such Person; provided, however, that the Transferred Dawg Companies may not waive such privilege without the prior written consent of Dawg.

(f)      In the event that any third party commences Proceedings seeking to obtain from Dawg or its Affiliates (including, after the Closing, the Transferred Dawg Companies) attorney-client communications involving any Dawg’s Counsel in connection with the Current Representation, Dawg shall promptly notify in writing Dawg so as to permit Dawg to participate in any such Proceedings.

SECTION 8.08.       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each party and delivered to the other party.  Delivery of an executed counterpart of a signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.09.       Entire Agreement.  This Agreement, the other Transaction Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.  None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the other Transaction Agreements or the Confidentiality Agreement.  In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of any of the other Transaction Agreements or the Confidentiality Agreement, on the other hand, the provisions of this Agreement shall control.

SECTION 8.10.       Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 8.11.        Dispute Resolution.

(a)          Marvel, on the one hand, and Dawg, on the other hand, shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”).

(b)          Except as otherwise provided in this Agreement or in any Transaction Agreement, and without limiting the rights of any party under Section 8.05, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any

Transaction Agreement or otherwise arising out of, or in any way related to, this Agreement, any Transaction Agreement or the transactions contemplated hereby or thereby (collectively, the “Disputes”), prior to any party hereto submitting any Dispute to the courts for resolution, in accordance with Section 8.13, the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Dispute; provided, however, that: (i) such reasonable period shall not, unless otherwise agreed to by the relevant parties in writing, exceed twenty (20) Business Days from the time of receipt by a party of written notice of such Dispute, (ii) such reasonable period shall be reduced to the extent reasonably necessary to not result in a waiver of any right or remedy hereunder and (iii) the relevant employees from both parties with knowledge and interest in the Dispute shall first have tried to resolve the differences between the parties.  Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle a Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes, in accordance with Rule 408 of the Federal Rules of Evidence.

SECTION 8.12.          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY TRANSACTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.13.       Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without regard to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In addition, each of the parties hereto irrevocably (a) submits to the personal jurisdiction of the Supreme Court of the State of New York, New York County, or in the event (but only in the event) that such Supreme Court of the State of New York does not have subject matter jurisdiction over such dispute, the United States District Court for the Southern District of New York, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) waives any objection to the laying of venue of any Proceeding relating to this Agreement or the transactions contemplated hereby in such court, (d) waives and agrees not to plead or claim in any such court that any Proceeding relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum and (e) agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Supreme Court of the State of New York, New York County, or in the event (but only in the event) that such Supreme Court of the State of New York does not have subject matter jurisdiction over such Proceeding, the United States District Court for the Southern District of New York. Each party agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 8.04.

[remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

MARTIN MARIETTA MATERIALS, INC.,

By:	/s/ C. Howard Nye
	Name:	C. Howard Nye
	Title:	Chair, President and Chief Executive Officer

QUIKRETE HOLDINGS, INC.

By:	/s/ William R. Magill
	Name:	William R. Magill
	Title:	Chief Executive Officer

Exhibit A

Form of Transition Services Agreement

[See attached.]

Exhibit B

Form of Bill of Sale

[See attached.]

Exhibit C

Form of Assignment and Assumption Agreement

[See attached.]

Exhibit D

Form of Ready-Mix Plant Supply Agreement

[See attached.]